      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              DEAN & DELUCA, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    5999                                   52-2222998
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                                  560 BROADWAY
                               NEW YORK, NY 10012
                                 (212) 226-6800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 DANE J. NELLER
                            CHIEF EXECUTIVE OFFICER
                              DEAN & DELUCA, INC.
                                  560 BROADWAY
                               NEW YORK, NY 10012
                                 (212) 226-6800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                           COPY OF COMMUNICATIONS TO:

         JOEL I. GREENBERG, ESQ.                     ELLEN B. CORENSWET, ESQ.
          STEVEN G. CANNER, ESQ.                 BROBECK, PHLEGER & HARRISON LLP
 KAYE, SCHOLER, FIERMAN, HAYS & HANDLER,            1633 BROADWAY, 47TH FLOOR
                   LLP                                  NEW YORK, NY 10019
             425 PARK AVENUE                              (212) 581-1600
            NEW YORK, NY 10022
              (212) 836-8000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM
                                                              AGGREGATE OFFERING        AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED            PRICE(1)         REGISTRATION FEE
Common Stock, $0.01 par value per share.....................      $69,000,000            $18,216

(1) Estimated, pursuant to Rule 457(o) under the Securities Act of 1933, solely for purposes of calculating the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY   , 2000

                                     [LOGO]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                            SHARES
                                  COMMON STOCK

    Dean & DeLuca is offering       shares of its common stock. This is our
initial public offering, and no public market currently exists for our shares. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "DEAN." We anticipate that the initial public
offering price will be between $      and $      per share.

                            ------------------------

         Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 5.

                            ------------------------

                                                              Per Share     Total
                                                              ----------   --------
Public Offering Price.......................................   $           $
Underwriting Discounts and Commissions......................   $           $
Proceeds to Dean & DeLuca...................................   $           $

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Dean & DeLuca has granted the underwriters a 30-day option to purchase up to
an additional         shares of common stock to cover over-allotments.

                            ------------------------

ROBERTSON STEPHENS                                                     CHASE H&Q

                             DAIN RAUSCHER WESSELS

                  THE DATE OF THIS PROSPECTUS IS       , 2000.

                              [INSIDE FRONT COVER]

                  [COLOR ARTWORK TO BE DESCRIBED IN AMENDMENT]

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN THOSE JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, WE MEAN DEAN & DELUCA, INC. AND ITS SUBSIDIARIES WHEN WE USE THE TERMS "WE," "OUR," "OURS," "OUR COMPANY," "US" AND "DEAN & DELUCA."

    UNTIL               , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      5
Forward-Looking Statements..................................     21
Use of Proceeds.............................................     22
Dividend Policy.............................................     22
Capitalization..............................................     23
Dilution....................................................     25
Selected Financial Data.....................................     26
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     28
Business....................................................     34
Management..................................................     50
Transactions with Related Parties...........................     63
Principal Stockholders......................................     68
Description of Capital Stock................................     71
Shares Eligible for Future Sale.............................     75
Underwriting................................................     77
Legal Matters...............................................     80
Experts.....................................................     80
Where You Can Find More Information.........................     80
Index to Financial Statements...............................    F-1

                            ------------------------

    Dean & DeLuca-Registered Trademark-, Dean & DeLuca
Selections-Registered Trademark-, St. Helena Kitchens-Registered Trademark-, Premiata-TM- (applied for) and our stylized logos are registered trademarks and servicemarks of Dean & DeLuca. This prospectus also includes other trademarks, tradenames and servicemarks owned by other parties.

                                    SUMMARY

    THIS SUMMARY ONLY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE INFORMATION UNDER THE SECTION ENTITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE MAKING A DECISION TO INVEST IN OUR COMMON STOCK. WHEN WE REFER TO FISCAL YEARS IN THIS PROSPECTUS, FISCAL 1999 MEANS THE ELEVEN-MONTH PERIOD ENDED JANUARY 30, 2000, FISCAL 1998 MEANS THE YEAR ENDED FEBRUARY 28, 1999, FISCAL 1997 MEANS THE YEAR ENDED MARCH 1, 1998, FISCAL 1996 MEANS THE YEAR ENDED MARCH 2, 1997 AND FISCAL 1995 MEANS THE YEAR ENDED MARCH 3, 1996.

                                  OUR COMPANY

    Dean & DeLuca, founded in 1977, is an established multi-channel retailer of gourmet and specialty foods, high premium wines and upscale kitchenware. We believe that we are recognized internationally for having enhanced consumers' access to and appreciation of American and international specialty products. We also believe that our brand awareness and appeal, which are larger than our physical presence, create a franchise with significant growth potential.

    Our merchandising and design are distinctive and elegant, and are based on the minimalist design principle of form following function. Our stores are designed to re-create a European marketplace environment, featuring displays of abundant and overflowing specialty foods and other premium products. Our staff of trained experts carefully select our gourmet and specialty foods and wines based on taste, quality and uniqueness, and they screen all of our kitchenware for performance and style. Our premium specialty products are sold through multiple distribution channels consisting of our:

    - retail operations--comprised of five specialty markets, one wine store and eight cafes in selected markets throughout the United States;

    - Internet/Direct operations--comprised of our Web site at WWW.DEANDELUCA.COM and our mail-order catalogues; and

    - business-to-business sales--comprised of sales through selected premium retailers and sales to corporate customers.

    We compete on the basis of offering "best-in-class" and "hard-to-find" products, rather than on price, which has enabled us to realize high gross margins on our products. Our operating model is strengthened by our ability to realize economies of scale in purchasing inventories and by distribution efficiencies. Furthermore, we believe that the combination of our traditional retailing operations with our Internet/Direct operations has allowed us to cross-promote our brand nationally with lower customer acquisition costs. We also believe that the selective and strategic locations of our stores have allowed us to realize incremental sales through our Internet/Direct operations without significantly reducing store sales.

                                MARKET OVERVIEW

    The gourmet and specialty foods, premium wines and upscale kitchenware markets in which we compete had aggregate U.S. sales of approximately
$65.8 billion in 1997, the most recent year for which multiple market sales data is available. We believe that these premium and luxury sectors have experienced higher rates of growth than the broader general markets for each of these types of products because consumers have increasingly moved towards products of higher quality and sophistication. We also believe that current demographic trends, which indicate an overlap between our target consumer audience and Internet users, represent a growing opportunity for the sale of our premium products. According to SIMMONS MARKET RESEARCH BUREAU, approximately 40% of gourmet and specialty foods shoppers in the U.S. during 1997 were between the ages of 35 and
49. Additionally,

MEDIA METRIX estimates that individuals in this age category represent 35% of all Internet users in the United States.

    Despite the existence of a significant market opportunity in these sectors, we believe that no dominant multi-channel specialty retailer has emerged. We believe that the combination of the size of the markets for our products, projected growth of these markets, industry fragmentation, favorable demographic trends and the emergence of the Internet as a distribution channel presents us with the opportunity to enhance our position as an established multi-channel retailer of gourmet and specialty foods, high premium wines and upscale kitchenware.

                           OUR COMPETITIVE STRENGTHS

    We intend to enhance our position as an established multi-channel retailer of gourmet and specialty foods, high premium wines and upscale kitchenware by continuing to capitalize on our competitive strengths, which we believe include:

    - the internationally-recognized Dean & DeLuca brand;

    - the enjoyable and memorable Dean & DeLuca customer shopping experience;

    - the advantages of being an integrated multi-channel retailer;

    - our established call, distribution and fulfillment infrastructure; and

    - our strong operating model, which provides a foundation for continued growth.

                                  OUR STRATEGY

    We intend to leverage our brand across our multiple distribution channels to grow our business. The key elements of our strategy are:

PURSUING MULTI-CHANNEL GROWTH INITIATIVES.

    - RETAIL STORES. We plan to open one or two specialty markets during calendar 2001 and three or four specialty markets in each of the five calendar years thereafter. The new specialty markets will be located in strategically-selected affluent, densely populated urban markets. We will also consider opening three or four cafes near each of our new specialty markets.

    - INTERNET/DIRECT OPERATIONS. We expect to dedicate a substantial portion of our financial and management resources to grow our Internet/Direct operations. Specifically, we intend to attract customers to our Web site by mailing approximately 13 million catalogues this calendar year, engaging in significant online and traditional advertising efforts, cross-marketing our Internet/ Direct operations at our retail stores and continuing to develop strategic alliances.

    - BUSINESS-TO-BUSINESS SALES. We actively promote our business-to-business sales through our Web site and business-to-business sales catalogues. In order to expand these sales, we intend to increase the sale of our branded products domestically and internationally through selected premium traditional and online retailers, expand our dedicated business-to-business sales and customer service organization, and develop direct links to our Web site from our business customers' Intranet networks.

ENHANCING THE WEB SITE EXPERIENCE. We are currently making significant improvements to our Web site to make its design more attractive, increase the number of products offered, continue to provide meaningful content and increase the speed and improve the navigability of our Web site.

EXPANDING OUR INFRASTRUCTURE. We are currently constructing a 58,000 square-foot expansion of our existing 32,100 square-foot distribution and fulfillment facility and have leased an additional

15,000 square feet of space for our new call center, each of which is located in Wichita, Kansas. Once the construction of the new warehouse and the build-out of our new call center are complete, our total call, distribution and fulfillment capacity will be approximately 105,100 square feet. We have also leased a separate 55,000 square foot warehouse facility through the end of calendar year 2000, with options to renew in our favor. We are also in the process of developing an enterprise-wide operating system that link and centrally monitor each of our distribution channels.

                             CORPORATE INFORMATION

    Dean & DeLuca, Inc. was incorporated in Delaware in July 1999. Our principal executive offices are located at 560 Broadway, New York, New York 10012, and our telephone number is (212) 226-6800. Our Web site address is WWW.DEANDELUCA.COM. Information contained on our Web site and in our catalogues should not be considered a part of, nor incorporated into, this prospectus.

                                  THE OFFERING

Common stock offered........................................  shares

Common stock to be outstanding after this offering..........  shares

Use of proceeds.............................................  To fund the build-out of new stores, market and advertise
                                                              our Internet/Direct
                                                              operations, further develop
                                                              our technology, expand our
                                                              call, distribution and
                                                              fulfillment facilities, expand
                                                              human resources and for
                                                              general corporate purposes.

Proposed Nasdaq National Market symbol......................  "DEAN"

                            ------------------------

    The above information is based on the shares outstanding as of the date of this prospectus. The total number of shares of common stock that we assume will be outstanding after the offering excludes:

    - 1,159,887 shares of common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $3.50 per share;

    - 473,602 additional shares of common stock issuable upon exercise of options that we could issue under our 1999 stock option plan;

    - 200,000 additional shares of common stock issuable upon exercise of options that we could issue under our 2000 non-employee directors' stock option plan; and

    - 1,377,223 shares of common stock issuable upon exercise of outstanding warrants, each with an exercise price of $2.94 per share.

    Except as otherwise noted, all information in this prospectus is based on the following assumptions:

    - all of our outstanding shares of series A convertible preferred stock are converted into an aggregate of 3,669,760 shares of our common stock upon the consummation of this offering;

    - a   for   stock split of our outstanding shares of common stock, which will be effected before the consummation of this offering;

    - the underwriters' over-allotment option will not be exercised; and

    - the filing of our second restated certificate of incorporation and the approval and adoption of our restated bylaws, immediately before the consummation of this offering.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    Listed below is a summary of our statement of operations data for fiscal 1997, fiscal 1998 and fiscal 1999. Commencing with the period beginning
March 1, 1999, our fiscal year ends on the Sunday nearest to January 31. Previously, our fiscal year ended on the Sunday nearest to February 28. Accordingly, fiscal 1999 is an eleven-month period. You will also find our consolidated balance sheet as of January 30, 2000 both on an actual basis and pro forma as adjusted basis, assuming completion of this offering. To calculate the "pro forma as adjusted" data, we have assumed the following:

    - all of our outstanding shares of series A convertible preferred stock are converted into an aggregate of 3,669,760 shares of our common stock upon the consummation of this offering; and

    - the sale by us of       shares of common stock at an assumed initial
      public offering price of $      per share, after deducting underwriting
      discounts and estimated offering expenses payable by us, and the application of the net proceeds from this offering.

                                                                          FISCAL
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenue
    Retail..................................................  $32,338    $45,285    $50,845
    Internet/Direct.........................................    2,070      4,018      8,771
                                                              -------    -------    -------
      Total revenue.........................................   34,408     49,303     59,616
Gross profit................................................   14,137     21,193     25,463
Operating income (loss).....................................   (7,901)    (4,289)   (10,298)
Net income (loss)...........................................   (9,349)    (5,719)    (8,993)
Basic and diluted net income (loss) per share--pro forma to
  reflect income taxes(1)...................................  $ (2.42)   $ (1.48)   $ (1.73)
Shares used in computing basic and diluted net income (loss)
  per share--pro forma to reflect income taxes(1)...........    3,862      3,862      5,195
Pro forma net income (loss) per share--basic and
  diluted(2)................................................                        $ (1.05)
Shares used in computing pro forma net income (loss) per
  share--basic and diluted(2)...............................                         11,212

------------------------

(1) See note 2(o) to our financial statements for an explanation of the net loss per share information on a pro forma basis to reflect income taxes and the determination of the number of shares used in computing per share data.

(2) Reflects our reorganization, which occurred on November 30, 1999, as if it had occurred as of March 1, 1999, and the conversion of our series A convertible preferred stock into our common stock as if the conversion had occurred as of the respective dates of issuance. See notes 2(o) and 3 to our financial statements.

                                                              AS OF JANUARY 30, 2000
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $17,117      $
Working capital.............................................    12,242
Total assets................................................    43,413
Total debt (including current maturities)...................     3,200
Total stockholders' equity..................................    27,533

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. ANY OF THE FOLLOWING RISKS, AS WELL AS OTHER RISKS AND UNCERTAINTIES THAT WE HAVE NOT YET IDENTIFIED OR THAT WE BELIEVE ARE IMMATERIAL, COULD IMPAIR OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND RESULT IN A PARTIAL OR COMPLETE LOSS OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE HAVE SUFFERED LOSSES FOR THE LAST SEVERAL YEARS AND EXPECT LOSSES AND NEGATIVE CASH FLOW TO CONTINUE FOR THE FORESEEABLE FUTURE.

    We have not been profitable since the year ended February 28, 1993. We incurred net losses of approximately $9.0 million for fiscal 1999, $5.7 million for fiscal 1998 and $9.3 million for fiscal 1997. As of January 30, 2000, we had an accumulated deficit of approximately $34.9 million. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to incur significant operating expenses and make capital investments. We also expect to significantly increase expenditures for marketing and advertising related to our Internet/Direct operations and to upgrade our technology infrastructure and call, distribution and fulfillment facilities. As a result, we will need to generate significant revenues to achieve and, if achieved, to maintain profitability, which may never occur. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. In addition, we may be unable to adjust our spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue in relation to our expenses, our operating results will suffer and our losses and negative cash flow will increase. It is possible that our future results of operations may be below the expectations of securities and other market analysts and investors, which could cause the trading price of our common stock to fall.

IF OUR INTERNET/DIRECT GROWTH STRATEGY DOES NOT SUCCEED, OUR BUSINESS AND FINANCIAL CONDITION WILL BE HARMED.

    Our growth strategy depends in substantial part on our ability to significantly increase sales of our products through our Internet/Direct operations. In order for our Internet/Direct operations to succeed, we must, among other things:

    - make significant investments in our Internet/Direct operations, infrastructure, and call, distribution and fulfillment facilities in Wichita, Kansas;

    - significantly increase our online traffic and sales volume;

    - attract and retain a loyal base of frequent visitors to our Web site;

    - expand the products we offer over our Web site;

    - form and maintain relationships with strategic online partners;

    - provide high-quality customer service; and

    - continue to develop and upgrade our technologies.

    We may not be successful in achieving these and other objectives necessary for our Internet/Direct strategy to succeed. If we are not successful in achieving these objectives, our Internet/Direct operations may not be profitable and our results of operations will suffer.

IF WE ARE NOT SUCCESSFUL IN MANAGING OUR EXPANSION, OUR BUSINESS WILL BE HARMED.

    We have no significant experience marketing our products in stores other than in metropolitan New York City, Washington, D.C., Charlotte, North Carolina, Kansas City, Kansas and St. Helena, California, and limited experience managing geographically diverse operations. In addition, our sophisticated gourmet and specialty foods products may not be accepted in other areas. If we fail to adequately adjust our business plans to account for differences in regional preferences, we may not attract the customers we need to successfully expand our retail business.

    We are also in the process of expanding our call center and distribution and fulfillment facilities and operations. If we fail to complete this expansion as planned, we may not be able to successfully grow our Internet/Direct operations.

    A successful expansion of our overall business is also dependent upon our ability to establish and maintain adequate management and information systems and financial controls. In this regard, we have commenced consolidating our financial reporting functions from New York, Atlanta and Wichita to Wichita, and this consolidation is expected to be completed by the end of fiscal 2000. If this consolidation takes longer than expected or is otherwise unsuccessful, our ability to expand our operations could be harmed. In addition, this consolidation could be disruptive to our operations and, even if this consolidation is successful, we may have difficulties during this period relating to tracking inventory, billing and collecting, and accurately and timely maintaining our financial records.

    In addition, we have recently replaced our management information systems, including purchasing, accounting and inventory management, and our accounting software, at a cost of $650,000. If we are unable to successfully integrate these systems or if we fail to continue to maintain or upgrade these systems, our business and results of operations could be harmed. In addition, we intend to replace our point-of-sale technology. If the replacement or integration of our new system is not successful, our business or financial results will be harmed.

OUR OPERATING RESULTS WILL SUFFER IF SALES DURING OUR PEAK SEASONS DO NOT MEET OUR EXPECTATIONS.

    Our results of operations have fluctuated from quarter-to-quarter as a result of, among other things, increased business during the holiday season. Historically, we have realized the majority of our revenues in the third and fourth quarters. Due to our recent change in fiscal year end, we anticipate that we will realize in the future the majority of our revenues in the fourth fiscal quarter. Accordingly, any decline in our sales in the fourth quarter will adversely impact our results of operations in the applicable year. You should not rely on quarter-to-quarter comparisons of our results of operations contained elsewhere in this prospectus as an indication of our future performance.

    In anticipation of increased sales activity during the holiday season, we have historically hired a significant number of temporary employees to supplement our permanent staff and significantly increased our inventory levels. If sales during the holiday season do not meet our expectations, we may not generate sufficient revenue to offset these increased costs and our operating results will suffer.

IF WE FAIL TO CONTINUE TO DEVELOP AND MAINTAIN OUR BRAND, WE WILL LOSE CUSTOMERS AND OUR REVENUES WILL DECLINE.

    We must continue to develop and maintain the Dean & DeLuca brand in order to maintain and expand our customer base and revenues. We believe that the importance of brand recognition will increase as we expand our Internet/Direct operations. We intend to substantially increase our expenditures in order to create and maintain brand loyalty as well as raise awareness of our brand. If we fail to advertise and market our products effectively, we may not succeed in maintaining and developing our brand in the future and our business will suffer.

    Our success in promoting and enhancing the Dean & DeLuca brand will also depend on our success in providing our customers with high-quality products and a high level of customer service. If our customers do not perceive our products and services to be of high-quality, the value of our brand will be diminished.

OUR PLANNED MARKETING CAMPAIGNS FOR OUR INTERNET/DIRECT OPERATIONS MAY FAIL OR MAY DETRACT FROM OUR IMAGE.

    We plan to use a significant portion of the proceeds of this offering to pursue marketing and advertising campaigns online and in print media in order to promote the Dean & DeLuca brand, and to attract an increasing number of catalogue shoppers and visitors to our Web site. This investment in increased marketing and advertising carries with it significant risks, including the following:

    - Our advertisements may not properly convey the Dean & DeLuca brand image and may even detract from our image.

    - Unlike online advertising, which gives us immediate feedback and allows us to promptly adjust our messages, advertising in print media is less flexible. Advertisement in print media typically takes longer and costs more to produce and consequently have longer run times. If we fail to convey the optimal message in these advertising campaigns, the impact may be lasting and very costly to correct.

    - Even if we succeed in creating the right messages for our promotional campaigns, these advertisements may fail to attract new customers for our Internet/Direct operations at levels commensurate with their costs. We also may fail to choose the optimal mix of print and other media to cost-effectively deliver our message. If our currently planned marketing efforts are unsuccessful, we will face difficult and costly choices in deciding whether and how to redirect our marketing expenditures.

OUR BUSINESS AND GROWTH STRATEGIES WILL REQUIRE ADDITIONAL CAPITAL, WHICH WE MAY NOT BE ABLE TO RAISE ON TERMS SATISFACTORY TO US, IF AT ALL.

    Our business and growth strategies will require additional capital, including our plans to:

    - increase our marketing and advertising expenditures to promote our Internet/Direct operations;

    - increase the number of our retail stores;

    - introduce new products; and

    - continue investing in our infrastructure.

    We cannot be certain that funds required to implement our strategies will be available to us on terms satisfactory to us when needed, if at all. We may borrow funds under agreements with covenants that would limit our ability to borrow additional capital as needed in the future or impose other limitations on the operation of our business. If funds are not available when needed or are not available on acceptable terms, we will not be successful in implementing our strategies. To the extent that we raise additional equity capital, it would have a dilutive effect on our existing stockholders.

WE DEPEND ON A SMALL NUMBER OF STORES FOR A LARGE PORTION OF OUR REVENUES.

    Five specialty markets, seven cafes and a wine store accounted for approximately 85.3% of our revenues for fiscal 1999. Poor financial performance at any one of these stores, especially our flagship market in New York City which generated 32.9% of our total retail revenues for fiscal 1999, would hurt our overall profitability. Also, all of our retail stores are leased under agreements expiring during the next two to 12 years. Our failure to renew any one of these lease agreements upon its expiration could hurt our business and results of operations.

    Due to our small number of markets and cafes and their locations, adverse publicity relating to an individual store may affect our sales substantially more than if our markets and cafes were more broadly dispersed. The results achieved to date by our relatively small markets and cafes base may not be indicative of the results of a large number of markets and cafes in a more geographically dispersed area with varied local characteristics. Because of our relatively small market and cafe base, an unsuccessful new market or cafe could have a more significant effect on our financial performance than would be the case if we operated more markets and cafes.

WE MAY FAIL TO OPEN NEW SPECIALTY MARKETS AND CAFES.

    We may not be able to open new specialty markets and cafes as currently planned or otherwise. Our ability to do so will depend upon a number of factors, many of which are beyond our control, including our ability to:

    - select and secure suitable sites;

    - negotiate acceptable lease terms for new sites;

    - secure required governmental permits and approvals;

    - coordinate and manage operations in multiple and perhaps geographically distant and diverse locations; and

    - generate funds from operations or obtain adequate financing from third parties on favorable terms or at all.

    Our failure to open additional stores as planned will significantly and negatively impact our retail expansion plans.

NEW SPECIALTY MARKETS AND CAFES MAY NOT SUCCEED.

    We currently plan to open one or two specialty markets during calendar 2001 and three or four specialty markets in each of the five years thereafter. We will also consider opening three or four cafes near each of our new specialty markets after a market has been in business for about a year. Our proposed expansion will require the implementation of enhanced operational and financial systems as well as additional management, operational and financial resources. Failure to implement these systems or to have these resources would likely restrict us from opening new markets and cafes as planned. In addition, if new markets and cafes are opened, our failure to achieve positive results at these markets and cafes would hurt our business.

WE DEPEND ON OUR KEY PERSONNEL TO OPERATE OUR BUSINESS.

    Our performance is dependent on several of our key executives, including Dane J. Neller, our Chief Executive Officer, John B. Richards, our President, Patrick A. Roney, our Senior Vice President--Marketing, George E. Mileusnic, our Executive Vice President and Chief Financial Officer, Duminda M. De Silva, our Senior Vice President--Internet/Direct Operations, and Curtis L. Gray, our Executive Vice President--Retail Division. If any of these individuals leave our employ, we may not be able to find adequate replacements. The loss of any of these individuals or any of our other key employees could harm our ability to continue to develop and manage our business. We do not have employment agreements with our executive officers, except for Mr. Richards. We do not maintain "key person" life insurance that would result in a payment to us in the event of the death of any of our executive officers.

SEVERAL KEY MEMBERS OF OUR MANAGEMENT TEAM HAVE ONLY RECENTLY JOINED US AND IF THEY ARE NOT SUCCESSFULLY INTEGRATED INTO OUR BUSINESS OR FAIL TO WORK TOGETHER AS A MANAGEMENT TEAM, OUR BUSINESS WILL SUFFER.

    Several key members of our management team have joined us since January 30, 2000, including John B. Richards, our President, George E. Mileusnic, our Chief Financial Officer and Executive Vice President, Curtis L. Gray, our Executive Vice President--Retail Division, and James E. Bartlett, our Vice President--Internet/Direct Operations. We also expect to hire additional key personnel. If we do not effectively integrate these employees and new employees into our business, or if they do not work together as a management team to enable us to implement our business strategy successfully, our business will suffer.

WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL MANAGEMENT AND OTHER PERSONNEL AS OUR BUSINESS GROWS.

    The success of our business depends upon our ability to attract and retain highly motivated, well-qualified management and other personnel, including technical personnel. We face significant competition in the recruitment of qualified employees. Some metropolitan areas we currently serve, and intend to expand into, have competitive labor markets, especially for qualified technical personnel with retail experience. If we are unable to recruit or retain a sufficient number of qualified employees, or if the costs of compensation, or of outsourcing these tasks to third-party providers, or if employee benefits were to increase substantially, our business would suffer. Our employees are not unionized. If they were organized by labor unions, our labor costs could increase, perhaps significantly.

IF WE FAIL TO EFFECTIVELY COMPETE WITH OTHER GOURMET AND SPECIALTY FOODS, HIGH PREMIUM WINE AND UPSCALE KITCHENWARE BUSINESSES, WE COULD LOSE CUSTOMERS AND OUR REVENUES COULD DECLINE.

    The gourmet and specialty foods, high premium wine and upscale kitchenware markets are highly competitive and fragmented and have few barriers to entry. The number of stores and Internet and catalogue businesses with operations generally similar to ours has grown considerably in the last several years, and we believe that competition from these stores and Internet and catalogue businesses is increasing.

    Many of our competitors or potential competitors have substantially greater financial, marketing and other resources and wider geographical diversity than we do, which may allow them to react to changes in the industry faster and more effectively than us. In addition, we expect the competition to increase in the geographic markets in which we operate. Increased competition could result in:

    - price reductions, decreased revenues and lower profit margins;

    - loss of market share; and

    - increased marketing expenditures.

If we fail to compete successfully in these markets, we could lose customers and our revenues could decline.

WE DEPEND ON THE CONTINUED OPERATION OF OUR CALL, DISTRIBUTION AND FULFILLMENT CENTER IN WICHITA, KANSAS.

    We conduct nearly all of our call, distribution and fulfillment operations and our Internet/Direct operations' order processing and fulfillment functions from a single center in Wichita, Kansas. Any disruption in the operations at our Wichita call, distribution and fulfillment center for any reason, including due to damage from fire, natural disaster, power loss, telecommunications failure or similar events, particularly during the holiday shopping season, could cause us to be unable to fulfill Internet/ Direct orders. This failure could cause us to lose customers, would harm our business and would lead to a decline in revenues. We are also dependent on temporary employees to adequately staff our call, distribution and fulfillment center, particularly during busy periods such as the holiday shopping season. We cannot assure you that we will continue to receive adequate assistance from our temporary employees, or that we will continue to be able to hire a sufficient number of temporary employees. Failure to attract adequate temporary employees could harm our business.

WE RELY HEAVILY ON THIRD PARTIES FOR OPERATIONS ESSENTIAL TO OUR BUSINESS.

    We depend on third parties for important aspects of our business, including:

    - Internet access;

    - development of software for new Web site features and online customer service;

    - content of our Web site and catalogues;

    - product shipping; and

    - telecommunications.

    We have limited control over these third parties, and we are not their only client. We may not be able to maintain satisfactory relationships with any of them on acceptable commercial terms. As a result, any disruptions of or failures in services provided by these third parties may impair our ability to deliver goods and services to our customers. Further, we cannot be certain that the quality of products and services that they provide will remain at the levels necessary to enable us to conduct our business effectively. For example, failure to maintain our Web site or our telecommunications service will impair our ability to generate revenues. Our future success depends upon these third party relationships because we rely on third parties to maintain our Web site and our telecommunications service. If we fail to maintain these relationships or to replace them on financially attractive terms, our operations may suffer disruptions and we may incur significant unanticipated costs.

    Many of our online strategic relationships with third parties are on very favorable terms that provide for revenue sharing. We may not be able to renew these agreements when they expire on similar terms, if at all. If we lose any of our third party relationships and are not able to replace them, we may experience reduced brand exposure as well as a disruption to our growth strategy.

    We also rely on a number of common carriers to deliver products purchased by our customers through our Internet/Direct operations. These carriers may experience labor stoppages, which could impact our ability to deliver products on a timely basis to our customers and adversely affect our customer relationships. Any reduction in performance, disruption in Internet access or disruption of services provided by third parties could materially adversely affect our business, financial condition and results of operation.

OUR CATALOGUE BUSINESS IS SUBJECT TO MANY FACTORS BEYOND OUR CONTROL, INCLUDING FLUCTUATIONS IN THE COST OF POSTAGE AND PAPER AND DELIVERY SERVICES PROVIDED BY THIRD PARTIES, THAT COULD CAUSE OUR REVENUES TO DECLINE AND ALSO CAUSE US TO LOSE CUSTOMERS.

    Our overall success depends in part on the success of our catalogue operations, which in turn depends on many factors, including the following, some of which are beyond our control:

    - our ability to achieve adequate response rates to our mailings;

    - our ability to continue to offer a mix of products that is attractive to our mail-order customers;

    - general economic conditions;

    - the timing of our catalogue mailings;

    - our ability to cost-effectively add new customers; and

    - our ability to cost-effectively design and produce appealing catalogues.

    Catalogue production and mailings entail substantial paper, postage, merchandise acquisition and human resource costs, including costs associated with catalogue development and increased inventories. Catalogue production and distribution costs represented approximately 37.1% of our Internet/Direct revenues during fiscal 1999. A substantial portion of these expenses are attributable to paper and postage costs. Material increases in the cost of paper or catalogue delivery could significantly increase our expenses and reduce our profitability.

    We incur nearly all of the costs associated with our catalogues prior to the mailing of each catalogue. As a result, we are not able to adjust the costs incurred in connection with a particular mailing to reflect the actual performance of the catalogue. If we were to experience a significant shortfall in anticipated revenue from a particular mailing, and thereby not recover the costs associated with that mailing, our results could be adversely affected. We have historically experienced fluctuations in the response rates to our catalogue mailings. If we are unable to accurately target the appropriate segment of the consumer catalogue market or to achieve adequate response rates, we could experience lower sales, significant markdowns or write-offs of inventory, and lower margins.

    We have established relationships with a number of common carriers for the delivery of our products. If these carriers were to raise the prices they charge to ship our goods, our customers might choose to buy comparable products locally to avoid shipping charges.

OUR REVENUES AND INCOME COULD DECLINE DUE TO CHANGES IN CONSUMER PREFERENCES AND PERCEPTIONS OR AN ECONOMIC DOWNTURN.

    The industry segments in which we operate are often affected by changes in consumer tastes, national, regional and local economic conditions, and demographic trends. Individual store performance and our overall performance generally may be adversely affected by traffic patterns, demographic changes, the cost and availability of labor, our purchasing power, the availability of products, and the type, number and location of our competitors.

    Our financial success is partially dependent upon economic conditions and consumer attitudes. Purchases of our specialty products are discretionary. Low or negative growth in the economy or volatility or a decline in the financial markets could reduce discretionary spending and, as a result, reduce our sales.

IF WE DO NOT ACCURATELY PREDICT CUSTOMER DEMAND FOR OUR PRODUCTS, WE MAY LOSE CUSTOMERS OR EXPERIENCE INCREASED COSTS.

    We expect that our need to maintain product inventory will become increasingly more important. We intend to increase inventory levels and the number of products maintained in our warehouse in connection with the further development of our Internet/Direct operations. If we do not predict inventory levels accurately or if we overestimate customer demand for our products, excess inventory and outdated merchandise will accumulate, tying up working capital and potentially resulting in reduced warehouse capacity and inventory losses due to spoilage, damage, theft and obsolescence. On the other hand, if we underestimate customer demand, we may disappoint our customers who are seeking unavailable products. Any misjudgment on our part could cause us to lose actual or potential customers and could cause our revenues to decline. Moreover, the strength of our brand could be diminished due to misjudgments about merchandise selection.

IF WE FAIL TO PROVIDE OUR CUSTOMERS WITH ADEQUATE CUSTOMER SERVICE, WE MAY NOT GENERATE SUFFICIENT LEVELS OF INITIAL AND REPEAT ORDERS AND MARKET PENETRATION, AND OUR RESULTS OF OPERATIONS COULD BE HARMED.

    In the online retail industry, customer attrition rates, or the rates at which subscribers cancel a service, are generally high. Although we do not charge a subscription fee for our service, our Internet/ Direct operations do depend upon customers continuing to order from us after they place their initial order. A critical part of our business strategy depends on hiring, training and retaining customer-friendly customer service agents to answer telephone and e-mail inquiries, to offer online customer service and to provide prompt attention and helpful information in response to our customers' concerns. If we fail to provide high-quality customer care, or if we are unable to establish sufficient customer loyalty, we may experience significant decreases in repeat customer orders, and our business could be harmed. Retention of customers is also dependent on operational execution. If orders are incorrect, incomplete or not delivered on time, customer retention rates could decline and, in turn, cause our revenues and profitability to decline.

BECAUSE WE HAVE AN UNCONDITIONAL RETURN POLICY, WE MAY BE REQUIRED TO INCUR SUBSTANTIAL COSTS TO ISSUE REFUNDS, CREDITS OR REPLACEMENT PRODUCTS.

    Our unconditional return policy allows customers who are not satisfied with their online and catalogue purchases to return products purchased from us to our fulfillment centers or to any of our stores. At the customer's option, we either send the customer another product or issue the customer a refund or a credit. Our profitability could decline if a significant number of customers request replacement products, refunds or credits.

OUR EARNINGS WILL BE ADVERSELY AFFECTED BECAUSE OF STOCK-BASED COMPENSATION EXPENSES THAT WE HAVE INCURRED AND WILL CONTINUE TO INCUR.

    During fiscal 1999, we recorded an approximate $25,000 non-cash compensation charge related to sales and grants of common stock and stock options made to employees, directors and consultants. Based principally on sales and grants of common stock and stock options made to date, we will record, and our earnings will be reduced by, a total of approximately $1.9 million of additional non-cash compensation charges through fiscal 2002, which will end on February 2, 2003, as follows: approximately $929,000 for fiscal 2000, which will end on January 28, 2001, approximately $551,000 for fiscal 2001, which will end on February 3, 2002, approximately $286,000 for fiscal 2002, which will end on February 2, 2003, and approximately $118,000 for fiscal 2003, which will end February 1, 2004.

RISKS RELATED TO THE INTERNET AND OUR TECHNOLOGY

THE SUCCESS OF OUR GROWTH STRATEGY IS SIGNIFICANTLY DEPENDENT ON THE CONTINUED GROWTH IN THE USE OF THE INTERNET AS A COMMERCIAL MEDIUM.

    If our Internet/Direct operations do not achieve and maintain sufficient customer volume, we may not be able to increase our revenues or achieve profitability. The use of the Internet as a commercial medium is new and evolving rapidly. It is uncertain whether e-commerce will achieve and sustain high levels of demand and market acceptance, particularly for the sale of gourmet and speciality foods, high premium wines and upscale kitchenware. Our success will depend to a substantial extent on the willingness of consumers to increase their use of online service as a means of buying gourmet and specialty foods, high premium wines and upscale kitchenware and other products and resources. Specific factors that could prevent customer acceptance of the Internet as a channel for buying our goods include:

    - deferred delivery compared to the immediate receipt of products at a traditional store;

    - customers' desire to see and touch products, particularly fresh produce, prior to purchase;

    - product selection that is less varied than customers desire;

    - perceived or actual lack of security or privacy of online transactions;
      and

    - difficulties in making accurate and timely deliveries to customers.

    Moreover, the growth of our business will depend on the growth of the number of consumers who have access to personal computers or other systems that can access the Internet. If e-commerce in the gourmet and specialty foods, high premium wines and upscale kitchenware markets does not achieve high levels of demand and market acceptance, we may not successfully implement our growth strategy and our results of operations will be harmed.

THE SUCCESSFUL GROWTH OF THE INTERNET MAY NOT CONTINUE OR BE SUSTAINED.

    The Internet has experienced, and is expected to continue to experience, substantial growth in the number of users and the amount of traffic, resulting in some cases in substantial delays for users. The Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased government regulation. Reliable network backbones and secure transaction processing necessary to make e-commerce economically viable may not develop. Even if they are developed, the Internet may not become a viable commercial marketplace for products like ours. If the necessary infrastructure and complementary services are not developed, or if the Internet does not become a viable commercial marketplace for our products, our business could be harmed. Specific factors that could inhibit the continued growth of the Internet include:

    - inability of the Internet infrastructure to support the demands placed on it; and

    - decline in the performance and reliability of the Internet as usage increases.

    In addition, the growth projections of Internet-related activities included in this prospectus are only estimates by industry analysts and may not prove to be accurate.

IF WE ARE UNABLE TO ADAPT TO THE RAPID TECHNOLOGICAL CHANGES IN E-COMMERCE, THE FEATURES OFFERED ON OUR WEB SITE COULD BECOME OBSOLETE AND WE COULD LOSE CUSTOMERS AND HARM OUR STRATEGIC RELATIONSHIPS.

    E-commerce is characterized by rapidly-changing technology. The success of our Internet/Direct operations depends upon our ability to add new features and enhancements to our Web site that keep pace with technological and market developments. Our hardware and software systems will require continuous improvement to meet the demands of our customers. The development of new features and the enhancement of existing services and products entails significant technical efforts and may require substantial unanticipated costs. We may not be successful in:

    - maintaining and improving our hardware and software;

    - effectively using new technologies;

    - adapting our Web site operations to emerging industry standards; or

    - developing and introducing features and enhancements to our Web site.

Failure to succeed in these efforts could delay or prevent the successful marketing of our Internet/ Direct operations. As a result, our Web site operations may not meet the requirements of the marketplace and may not achieve market acceptance. If we are unable, for technical or other reasons, to continuously evolve our Web site to enhance its accessability, content and ease of use or respond to changing market conditions or customer requirements, or if our Web site operations do not achieve market acceptance, we may lose actual or potential customers, harm our brand and our reputation, and lose some or all of our strategic relationships.

    Further, if our potential or existing customers do not find our catalogue or our Web site a convenient shopping destination, we will not attract or retain customers and our sales will suffer. If our competitors' catalogues or Web sites are perceived as easier-to-use or otherwise better able to satisfy customer needs, our customer traffic could decrease and our business would be harmed.

IF WE ARE UNABLE TO AUTOMATE KEY FUNCTIONS AND UPGRADE OUR EXISTING MANAGEMENT INFORMATION SYSTEMS, OUR BRAND MAY BE HARMED AND WE MAY LOSE CUSTOMERS AND HARM OUR STRATEGIC RELATIONSHIPS.

    We cannot assure you that our existing or new transaction-processing systems and our network infrastructure will be able to accommodate increases, if any, in the volume from our Internet/Direct operations in the future. We also may not be able to accurately predict the rate or timing of these increases or to effectively upgrade our systems and infrastructure to accommodate future growth in our Internet/Direct operations. We also cannot assure you that we will be able in a timely manner to effectively upgrade and expand our transaction-processing systems or to successfully integrate any newly-developed or purchased modules with our existing systems. If we are unable to upgrade our technology, we may suffer from unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information. A failure to process information properly also may negatively impact or damage our brand. Damage to our brand, fulfillment delays and the failure to cost effectively and efficiently upgrade and expand our current technology would prevent us from attracting and retaining customers, could cause us to lose some or all of our strategic relationships, and consequently harm our business.

UNEXPECTED SYSTEM INTERRUPTIONS CAUSED BY SYSTEM FAILURES MAY HARM OUR REPUTATION AND CAUSE OUR REVENUES TO DECREASE.

    We currently do not have redundant systems or a formal disaster recovery plan in place, and we do not carry sufficient business interruption insurance to compensate us for the losses that may occur. Our servers are vulnerable to computer viruses, physical or electrical break-ins and similar disruptions, which could lead to interruptions, security breaches, delays, loss of data or the inability to accept and confirm customer orders, any of which would harm our reputation and result in reduced revenues.

    In the past, particularly during peak holiday periods, we have experienced significant increases in traffic on our Web site and in the number of calls to our call center. Our operations are dependent on our ability to maintain our computer and telecommunications systems in effective working order and to protect our systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Our systems have experienced in the past, and may experience in the future:

    - system interruptions;

    - long response times; and

    - degradation in our service.

    Because our business depends on customers making purchases on our systems, our revenues will decrease and our reputation could be harmed if we experience frequent or long system delays or interruptions or if a disruption occurs, especially during a peak holiday season.

ANY BREACH OF ONLINE PRIVACY AND SECURITY AND CREDIT CARD FRAUD COULD CAUSE US TO LOSE ACTUAL OR POTENTIAL CUSTOMERS, SERIOUSLY IMPEDE THE GROWTH OF OUR ONLINE BUSINESS, AND SUBJECT US TO POSSIBLE LIABILITY.

    The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in online commerce. Substantial or ongoing security breaches on our Web site or other Internet-based systems could significantly disrupt our business. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology that we use to protect merchant and customer transaction data. We cannot guarantee that security measures taken by us will prevent security breaches. A party that is able to circumvent our current or future security systems could steal proprietary or personal information or cause interruptions in our operations. Security breaches also could damage our reputation and cause us to lose actual and potential customers, as well as expose us to a risk of loss or to litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. We also face risks associated with security breaches affecting third parties conducting business over the Internet. Any publicized security problems could inhibit the growth of the Internet as a means of conducting commercial transactions and hinder the success of our online operations.

    Failure to adequately control fraudulent credit card transactions will reduce our sales and our margins because we do not carry insurance against this risk. To date, we have suffered losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD BURDENS TO OUR DOING BUSINESS ON THE INTERNET, WHICH WOULD HINDER OUR ONLINE OPERATIONS.

    Online commerce is new and rapidly changing, and federal and state regulations relating to the Internet and online commerce are evolving. Currently, there are few laws or regulations directly applicable to access to the Internet or online commerce. However, laws and regulations applicable to Internet communications, commerce and advertising are becoming more prevalent in the United States and throughout the world. It is possible that laws and regulations may be enacted to address issues such as user privacy, freedom of expression, pricing, content, intellectual property rights, information security, distribution, taxation, advertising, antitrust matters and the quality of products and services. The adoption of these laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of our Web site and harm our Internet/Direct operations. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain. Most of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues of the Internet. New laws applicable to the Internet may impose substantial burdens on companies, including us, that conduct business over the Internet.

    The growth of e-commerce may prompt calls for more stringent consumer protection laws in the United States and abroad. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission had also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We do not currently provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Internet usage and reduce the demand for our products and services.

    Several telecommunications carriers have asked the Federal Communications Commission, or FCC, to regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet and online service providers and to impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically, which would harm our business.

WE MAY BE VULNERABLE TO TAX OBLIGATIONS THAT COULD BE IMPOSED ON OUR INTERNET/DIRECT OPERATIONS.

    We do not expect to collect sales or other similar taxes in respect of shipments of goods into most states. However, various states or foreign countries may seek to impose sales tax obligations on us and other online commerce and direct marketing companies. States have attempted to impose sales taxes on catalogue sales from businesses such as ours. A successful assertion by one or more states that we should have collected or be collecting sales taxes on the sale of our products through our Internet/ Direct operations could adversely affect us. In 1998, the United States Congress passed the Internet Tax Freedom Act, which places a three-year moratorium on the ability of the states and localities to impose taxes on Internet access, unless such tax was imposed prior to October 1998, and discriminatory taxes on online commerce. Congress may not renew this legislation in 2001. If the legislation is not renewed, state and local governments would be free to impose Internet-specific taxes on electronically purchased goods. We cannot predict the impact of any additional Internet-specific laws or regulations on our business. Any proposal to impose additional taxes on the sale of goods and services through the Internet, if adopted, could cause purchasing through our Web site to be less attractive to customers as compared to traditional retail purchasing and we may not successfully maintain or grow our Internet/ Direct operations.

RISKS RELATING TO LEGAL UNCERTAINTIES

OUR BUSINESS IS SUBJECT TO VARIOUS GOVERNMENTAL REGULATIONS.

    Our business is subject to and affected by various federal, state and local laws, including regulations relating to:

    - alcoholic beverage control;

    - the preparation and sale of food;

    - public health and safety;

    - sanitation; and

    - building, zoning and fire codes.

    REGULATION OF SALE OF ALCOHOL. The distribution of wine and other alcoholic beverages is subject to extensive federal, state, county and municipal regulation and taxation relating to:

    - licensing;

    - payment of excise taxes;

    - advertising;

    - trade and pricing practices;

    - product labeling;

    - sales to minors and intoxicated persons; and

    - relationships among product producers, importers, wholesalers and retailers.

    Our alcoholic beverage operations are subject to more regulations and higher taxation than our non-alcohol-related business. The alcoholic beverage industry also is subject to considerable societal and political attention associated with the effects of alcohol and the manner of promoting the sale of alcoholic beverages. This attention relates to such matters as the liability of the alcoholic beverage industry for harms caused by individuals who drive while intoxicated, the restriction or prohibition of print and electronic advertising or other promotional activities and the investigation of other marketing or promotion activity which allegedly targets youth as potential consumers of alcoholic beverages. The possibility always exists for further regulation of the wine industry. The effect on our business operations of an increase in regulation or an increase in taxation will depend on the amount of the increase as well as on other factors, but any increase could harm our business.

    Some jurisdictions require companies to obtain licenses and permits to sell alcohol while others do not allow companies such as ours to sell alcohol in their jurisdictions at all. For example, we are currently prohibited from selling alcohol in the State of Kansas. We cannot assure you that we will be able to obtain any or all required permits or licenses in a timely manner, or at all. We may be forced to incur substantial costs and experience significant delays in obtaining these permits or licenses. In addition, the U.S. Congress is considering enacting legislation that would restrict the interstate sale of alcoholic beverages over the Internet. Changes to existing laws or our inability to obtain required permits or licenses could prevent us from selling premium wines in one or more geographic markets or in a portion of those markets. In those locations where we cannot obtain alcohol permits or licenses, we will be unable to sell premium wines and will lose an opportunity to increase revenue.

    USDA REGULATION. As of the date of this prospectus, we are not regulated by the U.S. Department of Agriculture, or USDA. Whether the handling of food items in our markets, cafes and fulfillment center, such as meat and fish, will subject us to USDA regulation in the future will depend on several factors, including whether we sell food products on a wholesale basis and whether we obtain food products from non-USDA inspected facilities. In the future, the USDA may require costly changes to our food handling operations. We are also required to comply with local health regulations concerning the preparation and packaging of any prepared food items, such as deli salads that we prepare on-site. Applicable federal, state or local regulations may cause us to incur substantial compliance costs or delay the availability of items at one or more of our markets, cafes or at our call, distribution and fulfillment center, which could harm our business.

    FAILURE TO OBTAIN NECESSARY APPROVALS. The failure by us to obtain or retain food, liquor or other licenses, permits or approvals would harm our operations. These government regulations impact not only our current operations but also our growth strategy. Difficulties, delays or failure in obtaining licenses, permits or approvals in new locations could delay or impede the growth of our operations. In addition, any inquiry or investigation from a regulatory authority could harm our reputation and any liability claims could require us to spend significant time and money in litigation.

THE FOOD SERVICE INDUSTRY IN GENERAL IS AFFECTED BY LITIGATION AND PUBLICITY CONCERNING FOOD QUALITY, HEALTH AND OTHER ISSUES, WHICH CAN CAUSE CUSTOMERS TO AVOID OUR PRODUCTS AND SUBJECT US TO LIABILITIES.

    Food service businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores. Adverse publicity about any allegations against our products may negatively affect us and our business, regardless of whether the allegations are true, by discouraging customers from buying our products. A lawsuit or claim could result in a decision against us that could materially adversely affect our business and results of operations. Also, we could incur substantial litigation costs, regardless of the result of the litigation.

OUR BUSINESS AND PROSPECTS MAY BE SERIOUSLY HARMED IF WE ARE UNABLE TO ADEQUATELY PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

    We regard our intellectual property as important to our success and ability to compete and expand. We rely solely on copyright, trade secret, and trademark law and confidentiality agreements with our employees to protect our proprietary rights in our technology, processes, content or other intellectual property to the extent such protection is sought or secured at all. We hold registered trademarks for the "Dean & Deluca," "Dean & Deluca Selections" and "St. Helena Kitchens" names and stylized logos. We require most of our executive-level employees to sign confidentiality agreements; however, we do not require all employees to do so. Other than John B. Richards, our President, none of our employees have a signed proprietary rights agreement or otherwise have agreed to assign to us their proprietary rights in any inventions or other intellectual property created by them during their employment. In addition, to the extent these agreements were entered into after employment commenced and no additional consideration was provided to the employee, a court may decline to enforce some or all of the agreements' terms. Despite these and other efforts to protect our proprietary rights, we cannot guarantee that the steps we take to protect our proprietary rights are adequate to protect against unauthorized uses of our intellectual property or other information that we regard as proprietary. Policing against unauthorized uses is difficult and we may not be able to identify all unauthorized uses of our intellectual property or may fail to take appropriate steps to enforce our proprietary rights. Defending our proprietary rights could result in costly and time-consuming litigation that would divert valuable managerial and financial resources, which could harm our business, financial condition, and results of operations.

WE MAY BE LIABLE FOR CONTENT DISPLAYED ON AND COMMUNICATED THROUGH OUR WEB SITE AND ANY SUCH CLAIMS COULD CAUSE SIGNIFICANT EXPENDITURES AND ALSO HARM OUR BRAND AND REPUTATION.

    We may be sued for defamation, negligence, copyright or trademark infringement or other legal claims relating to product information or other content that we publish or make available on our Web site. These types of claims have been brought against online companies as well as print publications in the past. We may also be sued based on online content that we do not control but that is accessible from our Web site through links that we provide to other Web sites. We could incur substantial expenses and be forced to divert attention from our business operations to defend ourselves against claims such as those, even if frivolous. Any claim against us and any litigation involving us, however frivolous, may be expensive and time consuming to defend and may harm our brand and our reputation.

WE MAY NOT BE ABLE TO PROTECT OUR DOMAIN NAME AGAINST ALL INFRINGERS, WHICH COULD DECREASE THE VALUE OF OUR BRAND NAME AND PROPRIETARY RIGHTS.

    We currently own the Internet domain name "deandeluca.com," as well as various other related names. The acquisition and maintenance of domain names generally is regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain domain names in all countries where we conduct or wish to conduct business. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our brand name, trademarks and other proprietary rights.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY TO DEFEND, AND COULD RESULT IN THE LOSS OF SIGNIFICANT RIGHTS AND REQUIRE US TO ENTER INTO ROYALTY LICENSE AGREEMENTS.

    Many companies are devoting significant resources to develop patents that could affect many aspects of our business. Other parties may assert infringement or unfair competition claims against us that could relate to any aspect of our technologies, business processes or other intellectual property. We cannot predict whether third parties will assert claims of infringement against us, the subject matter of any of these claims, or whether these assertions or prosecutions will harm our business. If we are forced to defend ourselves against any of these claims, whether or not they have merit or are determined in our favor, then we may face costly litigation, diversion of technical and management attention, an inability to use our current Web site technology or product shipment delays. As a result of a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business and competitive positions may be hurt.

RISKS RELATED TO THIS OFFERING

WE MAY SPEND THE PROCEEDS FROM THIS OFFERING IN WAYS THAT OUR STOCKHOLDERS MAY NOT AGREE.

    The net proceeds of the sale of our common stock in this offering will be
approximately $      million, after deducting underwriting discounts and
commissions and estimated offering expenses. Our management will retain broad discretion as to how to spend these proceeds and may spend the proceeds in ways that you may not approve. Although we do not have a specific plan, we intend to use the net proceeds from this offering in general as follows:

    - to fund the opening of new specialty markets and cafes;

    - to market and advertise our Internet/Direct operations;

    - to develop technology, including further design and development of our Web site and the implementation of a fully-integrated management information system;

    - to expand our call, distribution and fulfillment facilities;

    - to expand human resources to support both our technology and infrastructure needs; and

    - for other corporate purposes.

    The failure of our management to apply these proceeds effectively could harm our business.

OUR STOCK PRICE MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

    The market price of our common stock may fluctuate significantly in response to factors, including the following, most of which are beyond our control:

    - variations in our quarterly operating results;

    - changes in market valuations of similar companies;

    - changes in estimates by securities analysts;

    - future sales of our securities;

    - market volatility in general; and

    - departures of key personnel.

    Before this offering, there was no public market for our common stock. The price of our common stock after this offering may be lower than the initial public offering price or the price that you pay.

    An active public market for our common stock may not develop or be sustained after this offering. We negotiated and determined the initial public offering price with the representatives of the underwriters and this price may not be indicative of prices that will prevail in the trading market. As a result, you may be unable to sell your shares of common stock at or above the offering price or the price that you pay, and you may lose some or all of your investment.

OUR DIRECTORS AND EXECUTIVE OFFICERS WILL RETAIN SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING, WHICH MAY LEAD TO CONFLICTS WITH OTHER STOCKHOLDERS OVER CORPORATE GOVERNANCE.

    After this offering, our directors and executive officers will beneficially
own approximately   % of our outstanding common stock. Leslie G. Rudd, the
Chairman of our board of directors, will own approximately   % of our
outstanding common stock, and Hummer Winblad Venture Partners IV, L.P. will
beneficially own approximately   % of our outstanding common stock upon
completion of this offering. Accordingly, these stockholders together, or Mr. Rudd individually, are able to exercise substantial control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions, such as mergers or other business combination transactions. This control may delay or prevent a third a party from acquiring us or merging with us, even if doing so might benefit our stockholders.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY CAUSE THE MARKET PRICE FOR OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

    Sales of substantial number of shares of our common stock in the public market following this offering could reduce the market price for our common stock. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities laws and under "lock-up" agreements that our stockholders, executive officers and directors have entered into with the underwriters. These "lock-up" agreements generally restrict our stockholders from selling shares for a period of 180 days after the date of this prospectus, however FleetBoston Robertson Stephens Inc. may waive these restrictions at any time without notice. The following table indicates when the shares of our common stock that were outstanding as of the date of this prospectus will be eligible for sale into the public market, subject to compliance with federal securities laws:

                                                                ELIGIBILITY OF SHARES
                                                              FOR SALE IN PUBLIC MARKET
                                                              -------------------------
Immediately.................................................
At various times during the first 179 days after the date of
  this prospectus...........................................              108,884
On the 180th day after the date of this prospectus..........           14,667,907
At various times beginning 181 days after the date of this
  prospectus................................................            2,590,969

    The shares eligible for sale in the public market at various times beginning 181 days after the date of this prospectus includes 2,600,969 shares of common stock issuable upon exercise of currently outstanding options and warrants.

    Most of the shares that will be available for sale beginning on the 181st day after the date of this prospectus or afterwards will be subject to volume limitations because they are held by our affiliates. In addition, we cannot assure you that the lock-up restrictions will not be removed prior to 180 days after this offering with the prior consent by the underwriters. For a detailed description of the securities we currently have outstanding and an analysis of when they will be available for sale in the public market place, see "Shares Eligible for Future Sale."

INVESTORS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

    Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options and warrants to purchase common stock are exercised, there will be further dilution. For a discussion of the dilution new investors will experience, see "Dilution."

ANTI-TAKEOVER PROVISIONS IN OUR SECOND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS MAY MAKE IT MORE DIFFICULT OR EXPENSIVE TO ACQUIRE US IN THE FUTURE OR MAY CAUSE OUR STOCK PRICE TO DECLINE.

    Our second restated certificate of incorporation and bylaws contain several provisions, including our classified board of directors, the manner in which our vacancies are filled and provisions relating to the calling of stockholder meetings and stockholder proposals to be determined at those meetings, that may make it more difficult or more expensive for a third party to acquire control of us without the approval of our board of directors. These provisions may also delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock. Our stock price could also decline because of these provisions. For a detailed discussion of these provisions, see "Description of Capital Stock--Special Provisions in our Second Restated Certificate of Incorporation and By-laws may have Anti-Takeover Effects."

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE.

    Our policy is to retain earnings to provide funds for the operation and expansion of our business. Accordingly, we do not intend to pay cash dividends on our common stock in the foreseeable future. Any payment of future cash dividends and the amounts thereof will depend on our earnings, financial requirements and other factors deemed relevant by our board of directors. In addition, indebtedness that we may incur and other agreements that we may enter into the future may restrict our ability to pay cash dividends and to make other distributions on our common stock.

WE MAY BE SUBJECT TO LITIGATION IF OUR COMMON STOCK PRICE IS VOLATILE.

    Volatility in the market price of a public company's securities may be followed by class action securities litigation against that company. The institution of class action litigation against us could result in substantial costs to us and a diversion of our management's attention and resources which would harm our business, financial condition and results of operations. Any adverse determination in this litigation could also subject us to significant liabilities.

                           FORWARD-LOOKING STATEMENTS

    We make forward-looking statements in this prospectus, including in the sections entitled "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" that are based on our management's beliefs and assumptions and on information currently available to our management. The beliefs and assumptions regarding our market components have been derived from information currently available to us and to third party market observers quoted in this prospectus, including SIMMONS MARKET BUREAU, the FOOD MARKETING INSTITUTE, the WINE INSTITUTE and HOUSEWARES INDUSTRIES MAGAZINE.

    Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, this offering and the effects of competition. Forward-looking statements include all statements that are not historical facts and can frequently be identified by the use of forward-looking terminology such as the words "may," "will," "should," "could," "believes," "expects," "anticipates," "predicts," "intends," "plans," "potential," "estimates," "continues" and similar expressions. You should understand that many important factors, including those discussed in the section entitled "Risk Factors," could cause our results to differ materially from those expressed in forward-looking statements.

    Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statement. Except to the extent required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

    This prospectus also contains information concerning the Internet market generally which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which this market will develop. These assumptions have been derived from information currently available to us and to the third party market observers quoted in this prospectus, including FORRESTER RESEARCH, MEDIA METRIX and INTERNATIONAL DATA CORPORATION. They include the following general underlying expectations:

    - no catastrophic failure of the Internet will occur;

    - the number of people and businesses online and the total number of hours spent online will increase significantly over the next five years;

    - government regulations will not prohibit or materially adversely affect our business;

    - e-commerce will grow significantly over the next five years; and

    - Internet security and privacy concerns will be adequately addressed.

    If any one or more of the foregoing assumptions is incorrect, actual market results may differ from those predicted, and our future business, results of operations and financial condition and the market price of our shares of common stock may be harmed.

                                USE OF PROCEEDS

    We expect that the net proceeds from our sale of common stock in this offering will be approximately $ million, after deducting estimated underwriting discounts and commissions and our estimated offering expenses,
based on an assumed initial public offering price of $      , the midpoint of
the initial public offering price range. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $ million.

    We intend to use the net proceeds from this offering as follows:

    - to fund the opening of new specialty markets and cafes;

    - to market and advertise our Internet/Direct operations;

    - to develop technology, including further design and development of our Web site and the implementation of a fully-integrated management information system;

    - to expand our call, distribution and fulfillment facilities;

    - to expand human resources to support both our technology and infrastructure needs; and

    - for other corporate purposes.

    The amounts and timing of expenditures will vary depending on factors including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. We will retain broad discretion in the allocation of our net proceeds from the sale of shares in this offering. Pending the uses described above, we will invest the net proceeds of this offering in short term, interest bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

                                DIVIDEND POLICY

    Dean & DeLuca, Inc. has never paid dividends on its common stock and we do not anticipate paying any dividends in the foreseeable future. Any payment of future dividends and the amounts of the payments will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Finally, Dean & DeLuca, Inc. is a holding company with few independent operations. Since we have few other sources of revenue, we can pay dividends only if and to the extent that we receive dividends from our subsidiaries. These subsidiaries may be restricted from paying any dividends to us by contractual limitations and capital surplus requirements under the laws of their jurisdictions of incorporation.

                                 CAPITALIZATION

    The following table provides our capitalization as of January 30, 2000:

    - on an actual basis;

    - on a pro forma basis after giving effect to and assuming:

       - all of our outstanding shares of series A convertible preferred stock are converted into an aggregate of 3,669,760 shares of our common stock upon the consummation of this offering;

       - a   for   stock split of our outstanding shares of common stock, which will be effected before the consummation of this offering;

       - the underwriters' over-allotment option will not be exercised; and

       - the filing of our second restated certificate of incorporation before the consummation of this offering; and

    - on the same pro forma basis as described above, as adjusted to give effect to the sale of shares of common stock in this offering at an assumed
      initial public offering price of $      per share, and application of the
      proceeds from this offering after deducting the underwriting discounts and commissions and estimated offering expenses.

                                                                       JANUARY 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Short-term debt, including current portion of long-term
  debt......................................................  $    588    $   588      $
Long-term debt, less current portion........................     2,612      2,612
                                                              --------    -------      -------
        Total debt..........................................  $  3,200    $ 3,200      $
                                                              ========    =======      =======
Stockholders' equity:
  Preferred stock, $0.01 par value per share; 4,000,000
    shares authorized, actual; pro forma and pro forma as
    adjusted................................................
    Series A convertible preferred stock, $0.01 par value
      per share; 3,669,760 shares authorized, issued and
      outstanding, actual; no shares authorized, issued and
      outstanding, pro forma and pro forma as adjusted......    20,000         --
  Common stock, $0.01 par value per share; 40,000,000 shares authorized, 11,107,031 shares issued and outstanding,
    actual;       shares authorized, 14,776,791 shares
    issued and outstanding pro forma; and       shares
    issued and outstanding, pro forma as adjusted...........       111        148
Additional paid-in capital..................................    42,907     62,870
Deferred stock-based compensation...........................      (598)      (598)
Accumulated deficit.........................................   (34,887)   (34,887)
                                                              --------    -------      -------
Total stockholders' equity..................................  $ 27,533    $27,533      $
                                                              --------    -------      -------
        Total capitalization................................  $ 30,733    $30,733      $
                                                              ========    =======      =======

    The above information is based on the shares outstanding as of January 30, 2000. The total number of shares of common stock that we assume will be outstanding after the offering excludes:

    - 63,859 shares of common stock issued upon the exercise of options between January 30, 2000 and the date of this prospectus;

    - 1,159,887 shares of common stock issuable upon exercise of options outstanding as of the date of this prospectus, at a weighted average exercise price of approximately $3.50 per share;

    - 473,602 additional shares of common stock issuable upon exercise of options that we could issue under our 1999 stock option plan;

    - 200,000 additional shares of common stock issuable upon exercise of options that we could issue under our 2000 non-employee directors' stock option plan; and

    - 1,377,223 shares of common stock issuable upon exercise of warrants outstanding as of the date of this prospectus, each with an exercise price of $2.94 per share.

                                    DILUTION

    Our pro forma net tangible book value as of January 30, 2000, after giving effect to the conversion of all of our outstanding shares of series A convertible preferred stock into 3,669,760 shares of our common stock, was $ million, or $ per share of common stock. Pro forma net tangible book value per share is calculated by (1) subtracting our total liabilities from our total tangible assets, which equals total assets less intangible assets, and
(2) dividing this amount by the number of our shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between (1) the amount per share paid by purchases of our common stock in this offering and (2) the net tangible book value per share of our common stock after giving effect to this offering. Assuming the sale by us of
the       shares of common stock offered in this offering at an assumed initial
public offering price of $      per share and the application of the estimated
net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of January 30, 2000 would have been approximately $ million, or $ per share of common stock. This represents an immediate increase in pro forma net tangible book value of $ per share to our existing stockholders and an immediate dilution in the pro forma net tangible book value of $ per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share as of January
    30, 2000................................................   $
  Pro forma increase in net tangible book value per share
    attributable to new investors...........................
                                                               ------
  Pro forma net tangible book value per share after this
    offering................................................
                                                                          ------
  Dilution per share to new investors.......................              $
                                                                          ======

    The following table summarizes, on the pro forma basis described above, as of January 30, 2000, the total number of shares of common stock purchased from us, the total consideration paid to us for our common stock, and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering. The calculation below is based on an assumed initial
public offering price of $      per share, before deducting the underwriting
discounts and commissions and estimated offering expenses.

                                                                                TOTAL
                                                    SHARES PURCHASED        CONSIDERATION
                                                   -------------------   -------------------   AVERAGE PRICE
                                                    NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
                                                   --------   --------   --------   --------   -------------
Existing stockholders............................                   %     $               %       $
New investors....................................
                                                    -----      -----      ------     -----
Total............................................              100.0%     $   --     100.0%
                                                    =====      =====      ======     =====

    This discussion and the above tables assume no exercise of options or warrants that were outstanding as of January 30, 2000 to purchase 2,254,969 shares of common stock. At January 30, 2000, there were 877,746 shares of common stock reserved for issuance upon exercise of outstanding options, at a weighted average exercise price of $3.19, and 1,377,223 shares of common stock reserved for issuance upon exercise of outstanding warrants, each with an exercise price of $2.94 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management--1999 Stock Option Plan" and "Management--2000 Directors' Stock Option Plan."

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. The statement of operations data for fiscal 1997, 1998 and 1999 and the selected balance sheet data for March 1, 1998, February 28, 1999 and January 30, 2000 has been derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for fiscal 1995 and fiscal 1996, and the selected balance sheet data as of March 3, 1996 and March 2, 1997 are derived from our audited financial statements not included elsewhere in this prospectus. Fiscal 1999 consists of 11 months.

    You will also find our selected balance sheet data as of January 30, 2000 both on an actual basis and pro forma as adjusted basis, assuming completion of this offering. To calculate the "pro forma as adjusted" data, we have assumed the following:

    - all of our outstanding shares of series A convertible preferred stock are converted into an aggregate of 3,669,760 shares of our common stock upon the consummation of this offering; and

    - the sale by us of       shares of common stock at an assumed initial
      public offering price of $      per share, after deducting underwriting
      discounts and estimated offering expenses payable by us, and the application of the net proceeds from this offering.

                                                                            FISCAL
                                                     ----------------------------------------------------
                                                     1995(1)      1996       1997       1998       1999
                                                     --------   --------   --------   --------   --------
                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Retail...........................................  $28,793    $27,226    $32,338    $45,285    $ 50,845
  Internet/Direct..................................       --        973      2,070      4,018       8,771
                                                     -------    -------    -------    -------    --------
      Total revenue................................   28,793     28,199     34,408     49,303      59,616
Cost of sales......................................   16,859     15,757     20,271     28,110      34,153
                                                     -------    -------    -------    -------    --------
Gross profit.......................................   11,934     12,442     14,137     21,193      25,463
Operating expenses:
  Advertising......................................       --        522        689      1,916       7,181
  Sales and other operating(2).....................   15,297      9,917     13,917     17,493      22,530
  General and administrative.......................       --      5,662      4,583      4,409       5,661
  Amortization of intangible assets................    1,219      2,849      2,849      1,664         389
                                                     -------    -------    -------    -------    --------
      Total operating expenses.....................   16,516     18,950     22,038     25,482      35,761
                                                     -------    -------    -------    -------    --------
Operating income (loss)............................   (4,582)    (6,508)    (7,901)    (4,289)    (10,298)
Interest and other income (expense), net...........     (204)      (469)    (1,448)    (1,628)     (1,948)
Losses allocable to minority interest..............       --         --         --        198       3,253
Income tax expense (benefit).......................      164         --         --         --          --
                                                     -------    -------    -------    -------    --------
Net income (loss)..................................  $(4,950)   $(6,977)   $(9,349)   $(5,719)   $ (8,993)
                                                     =======    =======    =======    =======    ========
Basic and diluted net income (loss) per share--pro
  forma to reflect income taxes(3).................  $ (2.07)   $ (2.52)   $ (2.42)   $ (1.48)   $  (1.73)
Shares used in computing basic and diluted net
  income (loss) per share--pro forma to reflect
  income taxes(3)..................................    2,390      2,764      3,862      3,862       5,195
Pro forma net income (loss) per share--basic and
  diluted(4).......................................                                              $  (1.05)
Shares used in computing pro forma net income
  (loss) per share--basic and diluted(4)...........                                                11,212

--------------------------

(1) Information was not available for fiscal 1995 (i) to segregate advertising and general and administrative expense from sales and other operating expense and (ii) to identify and classify amortization of leasehold improvements with cost of sales instead of sales and other operating expenses.

(2) Sales and other operating expense for fiscal 1995 includes charges aggregating $1,525,255 for property and equipment impairment amounting to $601,000, cafe closing expense amounting to $565,209 and employee severance amounting to $359,046.

(3) See note 2(o) of our financial statements for an explanation of the net loss per share information on a pro forma basis to reflect income taxes and the determination of the number of shares used in computing per share data.

(4) Reflects our reorganization, which occurred on November 30, 1999, as if it had occurred as of March 1, 1999, and the conversion of our series A convertible preferred stock into our common stock as if the conversion had occurred as of the respective dates of issuance. See notes 2(o) and 3 to our financial statements.

                                                              AS OF                          JANUARY 30, 2000
                                          ---------------------------------------------   ----------------------
                                          MARCH 3,   MARCH 2,   MARCH 1,   FEBRUARY 28,               PRO FORMA
                                            1996       1997       1998         1999        ACTUAL    AS ADJUSTED
                                          --------   --------   --------   ------------   --------   -----------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............  $   176    $ 3,125    $    834     $    444     $17,117      $
Working capital (deficit)...............   (1,880)       355      (3,059)      (4,782)     12,242
Total assets............................   13,824     15,618      17,682       16,461      43,413
Total debt (including current
  maturities)...........................    4,867     11,371      23,133       27,114       3,200
Total stockholders' equity (deficit)....    4,086     (2,818)    (12,107)     (17,626)     27,533

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE AUDITED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Our founders opened the first Dean & DeLuca specialty food market in 1977 in the SoHo neighborhood of New York City. In 1988, we moved to a new location in the heart of SoHo, which today remains our flagship store. Encouraged by the popularity of the SoHo store, since 1990 we have expanded our retail business by opening four additional specialty markets, one wine store and eight cafes. To date, the majority of our revenues have been generated through retail sales. Internet/Direct revenues as a percent of overall sales are relatively small, but we expect these revenues to increase significantly in future periods as a result of our plan to increase advertising and marketing and the continued enhancement of our next-generation Web site.

    On November 30, 1999, all the security holders of Dean & DeLuca
Brands, Inc., Dean & DeLuca Atlanta, LLC, Dean & DeLuca Markets, LLC, and D & D Cafes of NC, LLC entered into a reorganization agreement. As part of the reorganization, all of the equity owners of Dean & DeLuca Brands, Dean & DeLuca Atlanta, Dean & DeLuca Markets and D & D Cafes of NC exchanged all of their securities in those entities for common stock, warrants or stock options of Dean & DeLuca, Inc. Immediately prior to the reorganization, all indebtedness of any of those entities to an equity owner was converted into equity interests in the applicable entity, which interest was then exchanged in the reorganization.

    We incurred net losses of approximately $9.0 million for fiscal 1999, $5.7 million for fiscal 1998 and $9.3 million for fiscal 1997. At January 30, 2000, we had an accumulated deficit of $34.9 million. The net losses and accumulated deficit resulted primarily from the costs associated with developing new specialty markets, cafes and our wine store, marketing costs related to the start-up of our Internet/ Direct business, and interest and depreciation charges. Pre-opening costs incurred in connection with the opening of new stores are expensed in the period in which they are incurred. Because of our plan to invest heavily in advertising and marketing and technology enhancement and to increase our operating infrastructure in our Internet/Direct business, as well as the development of new specialty markets, we expect to incur significant net losses for the foreseeable future.

RESULTS OF OPERATIONS

    The following table sets forth the statement of operations data for the periods indicated as a percentage of revenues. Percentages may not add due to rounding.

                                                                              FISCAL
                                                              --------------------------------------
                                                                1997           1998           1999
                                                              --------       --------       --------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Retail....................................................    94.0%          91.9%          85.3%
  Internet/Direct...........................................     6.0            8.1           14.7
                                                               -----          -----          -----
    Total revenue...........................................   100.0          100.0          100.0
                                                               -----          -----          -----
Cost of sales...............................................    58.9           57.0           57.3
Gross profit................................................    41.1           43.0           42.7
Operating expenses:
  Advertising...............................................     2.0            3.9           12.0
  Sales and other operating.................................    40.4           35.5           37.8
  General and administrative................................    13.3            8.9            9.5
  Amortization of intangible assets.........................     8.3            3.4            0.7
                                                               -----          -----          -----
    Total operating expenses................................    64.0           51.7           60.0
                                                               -----          -----          -----
Operating income (loss).....................................   (23.0)          (8.7)         (17.3)
Interest and other income (expense), net....................    (4.2)          (3.3)          (3.3)
Losses allocable to minority interest.......................      --           (0.4)           5.5
Income tax expense (benefit)................................      --             --             --
                                                               -----          -----          -----
Net income (loss)...........................................   (27.2)%        (11.6)%        (15.1)%
                                                               =====          =====          =====

FOR THE ELEVEN-MONTH PERIOD ENDED JANUARY 30, 2000 (FISCAL 1999) AS COMPARED TO
  THE YEAR ENDED FEBRUARY 28, 1999 (FISCAL 1998)

REVENUES

    RETAIL. Retail revenues consist of revenues derived from our specialty markets, cafes and wine store. Despite the fact that fiscal 1999 was an eleven-month period, retail revenues increased 12.3% from $45.3 million for fiscal 1998 to $50.8 million for fiscal 1999. The increase in sales for fiscal 1999 was due primarily to an increase in sales from comparable stores of 8.6%. The remaining increase is attributable to the full-period operation of one cafe and additional revenues from a new cafe as compared to fiscal 1998.

    INTERNET/DIRECT. Internet/Direct revenues consist of revenues derived from catalogue sales and sales through our Web site. Despite the fact that fiscal 1999 was an eleven-month period, Internet/Direct revenues increased 118.3% from $4.0 million for fiscal 1998 to $8.8 million for fiscal 1999. The increase in Internet/Direct revenues for fiscal 1999 was due primarily to the increased circulation of our catalogue, and the increase in the number of fulfilled orders, which increased 102.5% from fiscal 1998 to fiscal 1999, and the average fulfilled order size, which increased 21.42% from fiscal 1998 to fiscal 1999.

COST OF SALES

    Cost of sales consists of the cost of merchandise and freight, and occupancy cost of our retail stores and Internet/Direct operations. Our cost of sales increased 21.5% from $28.1 million for fiscal 1998 to $34.2 million for fiscal 1999. The increase in cost of sales for fiscal 1999 as compared to fiscal

1998 was primarily due to the increased sales volume during the period. Occupancy costs included in cost of sales was $4.2 million for fiscal 1998 and $4.3 million for fiscal 1999. Occupancy costs for fiscal 1999 increased slightly from fiscal 1998 due to the full-period operation of one cafe and costs associated with one new cafe in fiscal 1999 offset by 11 months of occupancy in fiscal 1999 as opposed to 12 months in fiscal 1998.

GROSS PROFIT

    Gross profit as a percentage of total revenues decreased from 43.0% for fiscal 1998 to 42.7% for fiscal 1999. The decrease in fiscal 1999 was due to lower margins achieved in the initial months of operations associated with two new cafes, increased wine sales, and the increased freight expense incurred with our Internet/Direct business. The retail margins for fiscal 1999 continued to increase due to an improved sales mix of perishable products, which have a higher profit margin than non-perishable products. Gross profit, excluding occupancy cost, was 51.5% for fiscal 1998 and 49.9% for fiscal 1999. Fiscal 1999 gross profit, excluding occupancy cost, declined due to the shift in sales mix to wine and the above-mentioned freight increase in our Internet/Direct business.

OPERATING EXPENSES

    ADVERTISING. Advertising expense consists of catalogue production and mailing costs and all other direct advertising media expenses. Advertising expense increased 274.8% from $1.9 million for fiscal 1998 to $7.2 million for fiscal 1999. The increase in fiscal 1999 was due to an increase in the number of catalogues mailed and our advertising campaign in the 1999 holiday season to promote both our retail locations and Web site.

    SALES AND OTHER OPERATING. Sales and other operating expenses include all employment costs related to operations, supplies, repairs and maintenance, and other direct operating expenses, as well as, to a lesser extent, our call center and fulfillment operating expenses, telecommunications costs, and expenses related to the maintenance of our Web site. Sales and other operating expenses increased 28.8% from $17.5 million for fiscal 1998 to $22.5 million for fiscal 1999. Sales and other operating expenses increased primarily as the result of the full-year operation of one cafe, costs associated with one new cafe, maintenance of our Web site, and increase in call center and fulfillment expenses associated with our Internet/Direct business.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and related costs for our corporate executive staff and finance and administrative departments, and legal and other professional fees. General and administrative expenses increased 28.4% from $4.4 million for fiscal 1998 to $5.7 million for fiscal 1999. The increase in general and administrative expenses is due to the increase in our personnel and the costs associated with their training.

    AMORTIZATION OF INTANGIBLE ASSETS. The acquisition of minority interests in the entities that became our wholly-owned subsidiaries in the reorganization was accounted for under the purchase method of accounting. As a result of the acquisition, goodwill is being amortized over a three-year period. Amortization expense was $0.4 million for fiscal 1999 as compared to $1.7 million for fiscal 1998. The amortization expense for fiscal 1998 is principally related to the goodwill arising from the acquisition of Dean & DeLuca Brands, Inc. common stock by Mr. Rudd in fiscal 1995, which was fully amortized during fiscal 1998.

LOSS FROM OPERATIONS

    As described above, we have made significant investments in the development of new cafes, increased our marketing efforts to expand our catalogue circulation and made significant investments in the development of our call, distribution and fulfillment center and our Web site. As a result, our loss from operations increased 140.1% from $4.3 million for fiscal 1998 to $10.3 million for fiscal 1999.

INTEREST AND OTHER (INCOME) EXPENSE, NET

    Interest and other expense, net consists primarily of accrued interest to our stockholders. Interest expense increased 15.7% from $1.8 million for fiscal 1998 to $2.1 million for fiscal 1999. The increase was primarily due to increased borrowings.

INCOME TAX PROVISION

    No provisions for income taxes were made due to the operating losses incurred.

FOR THE YEAR ENDED FEBRUARY 28, 1999 (FISCAL 1998) AS COMPARED TO THE YEAR ENDED
  MARCH 1, 1998 (FISCAL 1997)

REVENUES

    RETAIL. Retail revenues increased 40.0% from $32.3 million for fiscal 1997 to $45.3 million for fiscal 1998. The increase in sales for fiscal 1998 was due primarily to the full-period operations of three new specialty markets as compared to fiscal 1997.

    INTERNET/DIRECT. Internet/Direct revenues increased 94.0% from $2.1 million for fiscal 1997 to $4.0 million for fiscal 1998. The increase in Internet/Direct revenues for fiscal 1998 was due primarily to the increased circulation of our catalogue, the increase in our number of fulfilled orders, which increased 109% from fiscal 1997 to fiscal 1998, and the average fulfilled order size, which increased 15.6% from fiscal 1997 to fiscal 1998.

COST OF SALES

    Our cost of sales increased 38.7% from $20.3 million for fiscal 1997 to $28.1 million for fiscal 1998. The increase in cost of sales for fiscal 1998 as compared to fiscal 1997 was primarily due to the increased sales volume during the same period. Occupancy costs included in cost of sales was $3.1 million for fiscal 1997 and $4.2 million for fiscal 1998.

GROSS PROFIT

    Gross profit as a percentage of total revenues increased from 41.1% for fiscal 1997 to 43.0% for fiscal 1998. The increase in fiscal 1998 was due to an improved sales mix of perishable products, which have a higher profit margin than nonperishable products. Gross profit, excluding occupancy costs, was 50.1% for fiscal 1997 and 51.5% for fiscal 1998.

OPERATING EXPENSES

    ADVERTISING. Advertising expense increased 177.9% from $0.7 million for fiscal 1997 to $1.9 million for fiscal 1998. The increase in fiscal 1998 was primarily due to an increase in the number of catalogues mailed as we expanded our catalogue operation.

    SALES AND OTHER OPERATING. Sales and other operating expenses increased 25.7% from $13.9 million for fiscal 1997 to $17.5 million for fiscal 1998. Sales and other operating expenses increased primarily as the result of the full-year operation of three new specialty markets, the growth in our sales catalogue circulation and fulfillment expenses associated with our Internet/Direct business.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased 3.8% from $4.6 million for fiscal 1997 to $4.4 million in fiscal 1998. The decrease in general and administrative expense was the result of a reduction in executive compensation.

    AMORTIZATION OF INTANGIBLE ASSETS. The amortization for fiscal 1998 and fiscal 1997 is principally related to goodwill arising from the acquisition of Dean & DeLuca Brands, Inc. common stock by Mr. Rudd in fiscal 1995. As the result of the acquisition, goodwill is being amortized over a three-year period. Amortization expense was $1.7 million for fiscal 1998 as compared to $2.8 million for fiscal 1997.

LOSS FROM OPERATIONS

    As described above, we made significant investments in new specialty markets development, increased our marketing efforts to expand our catalogue circulation and made significant investments in the development of our call, distribution and fulfillment center. As a result, our loss from operations decreased 45.7% from $7.9 million for fiscal 1997 to $4.3 million for fiscal 1998.

INTEREST AND OTHER (INCOME) EXPENSE, NET

    Interest and other expense, net consists primarily of accrued interest to our stockholders. Interest expense increased 26.4% from $1.4 million for fiscal 1997 to $1.8 million for fiscal 1998. The increase was primarily due to the increase in funding to cover our operating losses.

INCOME TAX PROVISION

    No provisions for income taxes were made due to the operating losses incurred.

SEASONALITY AND QUARTERLY FLUCTUATIONS

    Our business is subject to seasonal influences. A disproportionate amount of our revenue has historically been realized during our third and fourth fiscal quarters. Operating margins have historically been higher in each of those quarters than in the first and second quarters, primarily due to higher average weekly store sales. Due to our recent change in fiscal year end, the holiday season now falls predominantly within our fourth fiscal quarter, as opposed to both our third and fourth fiscal quarters. We therefore anticipate that we will realize a disproportionate amount of our revenues during our fourth fiscal quarter.

    Quarterly results of operations for fiscal 1998 and fiscal 1999 have been and are expected to be impacted by the timing of new store openings.

                        MAY 31,    AUGUST 30,    NOVEMBER 29,    FEBRUARY 28,     MAY 2,     AUGUST 1,    OCTOBER 31,
                          1998        1998           1998            1999         1999(1)       1999          1999
                        --------   -----------   -------------   -------------   ---------   ----------   ------------
Revenue
  Retail.............   $10,209      $ 9,933        $12,068         $13,075       $8,446      $12,330       $13,129
  Internet/Direct....       495          334            826           2,363          560          736         1,051
                        -------      -------        -------         -------       ------      -------       -------
    Total revenue....    10,704       10,267         12,894          15,438        9,006       13,066        14,180

Gross profit.........     4,510        4,327          5,543           6,813        4,125        5,761         6,055
Operating income
  (loss).............    (1,398)      (1,595)          (938)           (358)        (437)      (1,575)       (2,254)
Net income (loss)....   $(1,527)     $(1,826)       $(1,357)        $(1,009)      $ (846)     $(1,948)      $(2,866)
                        =======      =======        =======         =======       ======      =======       =======

                       JANUARY 30,
                           2000
                       ------------
Revenue
  Retail.............    $16,940
  Internet/Direct....      6,424
                         -------
    Total revenue....     23,364
Gross profit.........      9,522
Operating income
  (loss).............     (6,032)
Net income (loss)....    $(3,333)
                         =======

------------------------------

(1) The quarter ended May 2, 1999 consists of nine weeks. All other quarters consist of 13 weeks.

LIQUIDITY AND CAPITAL RESOURCES

    Prior to fiscal 1999, we have financed our operations primarily from borrowings from our equity owners. In fiscal 1999, we received approximately $20.0 million in a private placement of series A convertible preferred stock. In addition, we converted approximately $29.6 million of stockholder debt into equity. An additional $2.3 million of accrued interest due to related parties was forgiven. At January 30, 2000, we had approximately $17.1 million in cash and cash equivalents and $0.8 million in current accounts receivable.

    We manage our working capital position to increase liquidity and reduce risk. Our merchandise sales are primarily made against an authorized credit card, cash or check. Our inventory consists of both perishable and nonperishable merchandise. We manage our inventory with a view to maximize turn-over.

    Net cash used in operating activities was $4.1 million for fiscal 1999, $1.6 million for fiscal 1998 and $7.4 million for fiscal 1997. The principal use of cash for all periods was to fund our losses from operations, which included $1.9 million of preopening costs associated with new store openings in the aggregate for the three-year period.

    Net cash used in investing activities consisted primarily of capital expenditures, which were $5.3 million for fiscal 1999, $1.7 million for fiscal 1998 and $6.7 million for fiscal 1997, and were mainly for equipment and leasehold improvements for new store development.

    Net cash provided by financing activities was $25.8 million for fiscal 1999, $2.6 million for fiscal 1998 and $11.8 million for fiscal 1997. Cash provided by financing activities for fiscal 1997 and 1998 consisted primarily of borrowings from our equity owners. For fiscal 1999, cash provided by financing activities consisted primarily of the proceeds from our issuance of series A convertible preferred stock.

    We currently anticipate that we will continue to experience an increase in our operating losses for the foreseeable future and that our operating losses will be a material use of our cash resources. We plan on opening additional specialty markets and cafes. In addition, we intend to launch a marketing and advertising program for our Internet/Direct business which will require significant cash resources. We believe that the proceeds raised from this offering, together with current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for operating losses, working capital and capital expenditures for at least the next 12 months.

CHANGES IN ACCOUNTANTS

    During fiscal 1998, we terminated the appointment of Grassi & Co., CPAs, PC as our auditors and engaged KPMG LLP as our auditors. Our board of directors approved the decision to change auditors. In connection with the audit of Dean & DeLuca Brands, Inc. and its affiliates for fiscal 1997, there were no disagreements with Grassi & Co., CPAs, PC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. The audit report of Grassi & Co., CPAs, PC on the financial statements of Dean & DeLuca Brands, Inc. and its affiliates for fiscal 1997 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

                                    BUSINESS

OVERVIEW

    Dean & DeLuca is an established multi-channel retailer of gourmet and specialty foods, high premium wines and upscale kitchenware. We believe that we are recognized internationally for having enhanced consumers' access to and appreciation of American and international specialty products. We also believe that our brand awareness and appeal, which are larger than our physical presence, create a franchise with significant growth potential.

    Our merchandizing and design are distinctive and elegant, and are based on the minimalist design principle of form following function. Our stores are designed to re-create a European marketplace environment, featuring displays of abundant and overflowing specialty foods and other premium products. Our staff of trained experts carefully select our gourmet and specialty foods and wines based on taste, quality and uniqueness, and they screen all of our kitchenware for performance and style. Our premium specialty products are sold through multiple distribution channels consisting of:

    - our retail operations--comprised of five specialty markets, one wine store and eight cafes in selected markets throughout the United States;

    - our Internet/Direct operations--comprised of our Web site at WWW.DEANDELUCA.COM and our mail-order catalogues, with an expected circulation of approximately 13 million during calendar 2000; and

    - our business-to-business sales--comprised of sales through selected premium retailers and sales to corporate customers.

    We believe that the combination of our traditional retailing efforts with our Internet/Direct operations has allowed us to cross-promote our brand nationally with lower customer acquisition costs. We also believe that the selective and strategic locations of our stores have allowed us to realize incremental sales through our Internet/Direct operations without significantly reducing store sales.

OUR BACKGROUND

    We opened the first Dean & DeLuca specialty market in 1977 in the SoHo neighborhood of New York City. We believe that we were one of the first retailers in the United States to offer consumers a number of then hard-to-find products, including balsamic vinegar, sun-dried tomatoes and extra virgin olive oil. By 1988, we had outgrown our 2,600 square-foot store and moved to 33,000 square-foot store at the corner of Prince Street and Broadway, which today remains our flagship store. Since 1992, we have opened four additional specialty markets in Washington, D.C., North Carolina, Kansas and California, and eight cafes in New York, Washington, D.C., New Jersey and North Carolina. We also recently opened a store in North Carolina focusing primarily on the sale of California high premium wines.

    In 1996, we launched our Internet/Direct operations with the introduction of our catalogue and our Web site WWW.DEANDELUCA.COM. Since 1996, we have continually enhanced and expanded our operations and infrastructure, including the 1997 opening of our call, distribution and fulfillment center in Wichita, Kansas and distribution and fulfillment center in St. Helena, California, the 1997 launch of our business-to-business operations, and the introduction of our current Web site in 1999.

MARKET OVERVIEW

    We believe that the gourmet and specialty foods, high premium wines and upscale kitchenware markets in which we compete, which had aggregate U.S. sales of approximately $65.8 billion in 1997, the most recent year for which multiple market sales data is available, has significant growth potential.

MARKET COMPONENTS

    GOURMET AND SPECIALTY FOODS. The NATIONAL ASSOCIATION OF SPECIALTY FOOD TRADE defines gourmet and specialty foods products as foods, beverages or confections that are of the highest grade, style or quality in their category. In recent years, the gourmet and specialty foods segment has experienced higher rates of growth than the overall retail food industry, as consumers have increasingly moved toward products of higher quality and sophistication. According to the FOOD MARKETING INSTITUTE's trade publication, PACKAGED FACTS, gourmet and specialty foods sales in the United States have increased since 1993 and reached approximately $38.8 billion in 1997. This represented approximately 8.4% of the overall U.S. retail food sales during that year. In 1998, PACKAGED FACTS projected that the gourmet and specialty foods market segment would continue to grow steadily and will reach an estimated $54 billion in sales in the United States by 2002. Based on our two decades of experience, we believe that gross margins in the gourmet and specialty foods segment are typically higher than the overall retail foods segment.

    In September 1999, FORRESTER RESEARCH estimated that online grocery spending in the United States will grow at a compound annual rate of 114% over the next four years, from $513 million in 1999 to $10.8 billion in 2003, which would represent approximately 2% of the projected total United States market for grocery products in 2003. FORRESTER RESEARCH also estimated that the gourmet and specialty foods component of online grocery spending in the United States will grow even more rapidly from $248 million in 1999 to $6.3 billion by 2003, representing a compound annual growth rate of 124%.

    HIGH PREMIUM WINES. The wine market in which we compete is the high premium California wine segment, defined as super premium wines, which sell for between $7 and $14 per bottle, and ultra premium wines, which sell for $14 or more per bottle. The WINE INSTITUTE estimates that U.S. sales of high premium California wines totaled $2.8 billion in 1999, representing an approximate 14% increase over 1998. The high premium wine segment represents approximately 63% of the total California wines sold in the United States. According to the WINE INSTITUTE, U.S. sales of California wine have increased in each of the past six years.

    UPSCALE KITCHENWARE. The kitchenware markets in which we compete consist of tabletop, cookware/bakeware, kitchen tools and small appliances for the serious cook that combine great design with top performance. According to HOUSEWARE INDUSTRIES MAGAZINE, these market components generated approximately
$25.8 billion dollars in sales in the United States in 1999, representing an approximate 4% increase over 1998.

FRAGMENTED MARKETS

    The distribution of gourmet and specialty foods, premium wines and upscale kitchenware is accomplished through traditional retail stores, such as gourmet and specialty food stores, the Internet and catalogues. Despite the existence of a significant market opportunity in the gourmet and specialty foods sector, no dominant retailer has emerged. The markets in the United States for gourmet and specialty foods, premium wines and upscale kitchenware are characterized by a fragmented supplier and distribution network. According to PACKAGED FACTS, in 1997, gourmet and specialty foods stores accounted for approximately 30% of gourmet and specialty foods sales, while supermarkets accounted for approximately 55% of gourmet and specialty foods sales. The remaining 15% in sales was shared among gift stores, department stores, cheese shops, independent food stores, confection shops, wine shops, upscale delicatessens, natural food stores, warehouse clubs, mail order companies and online outlets.

FAVORABLE DEMOGRAPHICS

    We believe that current demographic trends indicate that there will be a growing opportunity for the sale of gourmet and specialty foods, high premium wines and upscale kitchenware through Internet/

Direct operations as well as through retail stores. According to SIMMONS MARKET RESEARCH BUREAU, approximately 40% of gourmet and specialty foods shoppers in the United States during 1997 were between the ages of 35 and 49, representing the years during which individuals are at their peak earning and spending potential. Additionally, according to MEDIA METRIX, individuals in this age category represent 35% of all Internet users in the United States. INTERNATIONAL DATA CORPORATION indicates in its report dated August 1999 that online U.S. households have greater incomes and higher levels of education than the U.S. average.

MARKET OPPORTUNITY

    We believe that the combination of the size of the markets for our products, projected growth of these markets, industry fragmentation, favorable demographic trends and the emergence of the Internet as a distribution channel presents us with the opportunity to enhance our position to become a leading multi-channel retailer of gourmet and specialty foods, high premium wines and upscale kitchenware.

OUR COMPETITIVE STRENGTHS

    THE DEAN & DELUCA BRAND. We believe that Dean & DeLuca is an internationally recognized brand name in the gourmet and specialty foods market, due in large part to the success of our flagship store in SoHo, New York City. We have built a brand awareness which, we believe, is larger than our physical presence and is associated with our high-quality products. We have nurtured our brand primarily through word-of-mouth, positive critical acclaim, our cookbook and from broad exposure in the popular media. One of our New York City cafes, due to its location, serves as an almost daily backdrop to the opening of NBC's TODAY SHOW, and a Dean & DeLuca espresso bar is one of the sets for the Warner Brothers prime-time television show FELICITY. Dean & DeLuca storefronts and shopping bags have appeared in movies such as "MANHATTAN," "TRUE LIES" and "STARTING OVER." We are also frequently listed as a resource in THE NEW YORK TIMES and leading national food magazines.

    THE DEAN & DELUCA EXPERIENCE. We strengthen our brand through our signature approach to retailing, which we deliver to our customers throughout our distribution channels by:

    - PROVIDING A BROAD SELECTION OF HIGH QUALITY PRODUCTS. We offer a broad selection of high-quality, specialty prepared foods, meats and cheeses, fresh produce and breads, high premium wines, packaged foods and upscale kitchenware. Our product selection allows customers to find the range of items that they need to create a memorable shopping experience. Rather than compete directly with traditional grocery stores, we focus on distinctive foods and upscale kitchenware. Instead of stocking every product within a category, we focus on the "best-in-class" and the "hard-to-find." We expend significant resources to identify desirable products from around the world. We believe our product selection builds a sense of community for our customers and increases loyalty to the Dean & DeLuca brand. We also believe that our specialty foods are often the starting point that encourages customers to consider our high premium wines and upscale kitchenware.

    - OFFERING DISTINCTIVE MERCHANDISING AND DESIGN. We offer elegant and distinctive merchandising and a wide selection of high-quality products through all of our distribution channels. Our specialty markets and cafes, Web site and catalogues are designed to facilitate an interactive, logical shopping experience that allows our customers to discover new specialty foods and other premium products. Our stores are designed to re-create a European marketplace environment, with high ceilings, natural or indirect lighting, exposed columns, marble floors and stainless steel shelving, and feature specialized logically-organized departments with appealing displays of overflowing premium products. Our Web site and catalogue are designed based on simple merchandising principles, offering a visually appealing shopping experience, and are designed to emulate an in-store Dean & DeLuca shopping experience.

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
    - PROVIDING SUPERIOR CUSTOMER SERVICE. We are committed to providing superior customer service through our highly-attentive and well-trained staff. Our employees receive extensive training with an emphasis on customer service skills and education about our product offerings. Our personnel are available online, in our markets and at our call center to answer questions about the products we offer and to make recommendations regarding complementary products. In our markets, we encourage our customers to experience our products firsthand by providing them with samples across all food categories and in response to requests. We also maintain an unconditional return policy that allows our customers to return products through the mail or to any of our specialty markets.

    INTEGRATED MULTI-CHANNEL RETAILER. The ability to leverage our brand identity across our stores, Web site and catalogues is a principal strength of our business. Our stores, including our flagship store in New York City, are selectively and strategically located in diverse markets across the United States and serve as "billboards" for our brand. We believe these stores allow us to efficiently cross-promote our Internet/Direct operations, allowing us to reduce marketing and advertising costs to encourage customers to make purchases through our Web site and catalogues. We also believe that the selective and strategic locations of our stores allow us to realize incremental sales through our Internet/Direct operations without significantly reducing sales from our stores.

    ESTABLISHED INFRASTRUCTURE. We believe that consistently shipping high-quality products to our customers on a timely and error-free basis is essential to providing superior customer service and to building customer and brand loyalty. To support our growing Internet/Direct operations, we have expanded our operating infrastructure by opening a call, distribution and fulfillment center in Wichita, Kansas and a distribution and fulfillment center in St. Helena, California. This infrastructure is supported by state-of-the-art processing and fulfillment technology. We believe that we are one of the few companies with an Internet/Direct operation in the gourmet and specialty foods segment that fulfills orders from its own distribution and fulfillment centers. Our goal is to extend the same experience we provide at our specialty markets to our Internet/Direct operations. Our established infrastructure has allowed us to achieve low error and return rates in connection with our Internet/ Direct operations.

    STRONG OPERATING MODEL. We compete on the basis of offering "best-in-class" and "hard-to-find" products, rather than on price, which has enabled us to realize high gross margins on our products. Our operating model is strengthened by our ability to realize economies of scale in purchasing inventories and by distribution efficiencies we have achieved through operating our own distribution and fulfillment centers. Our operating model is enhanced by our selectively and strategically located retail stores, which have enabled us to leverage our brand awareness and cross-promote our other distribution channels without significantly reducing retail store revenues. We believe the combination of our traditional retailing operations with our Internet/Direct operations provides us with a foundation for continued growth.

OUR STRATEGY

    We intend to leverage our brand across our multiple distribution channels in order to grow our business and achieve further economies of scale. The key elements of our strategy are:

PURSUING MULTI-CHANNEL GROWTH INITIATIVES

    RETAIL STORES. We intend to open one or two specialty markets during calendar 2001 and three or four specialty markets in each of the five calendar years thereafter. We expect that each of the new specialty markets will have between 10,000 and 15,000 square feet of retail selling space and will be located in strategically selected affluent, densely populated urban markets such as New York City, Chicago, Miami, Houston and Beverly Hills. We believe that selective and strategic retail store

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expansion will enhance our Internet/Direct operations by continuing to increase our brand awareness. We will also consider opening three or four cafes of approximately 2,500 square feet each near each of our new specialty markets after a market has been in business for about a year.

    INTERNET/DIRECT OPERATIONS. We expect to dedicate a substantial portion of our financial and management resources to grow our Internet/Direct operations, gain additional customers and promote our brand. Specifically, we intend to attract customers to our Web site by:

    - mailing approximately 13 million catalogues in 2000 to those on our existing customer lists and to other targeted potential customers. We intend to shift the marketing focus of our catalogue to direct mail promotion of our Web site in order to encourage migration of customers from catalogue to online purchasing;

    - engaging in a significant advertising effort in print media designed to efficiently reach our target customers;

    - cross-marketing our Internet/Direct operations at our retail stores by, among other things, placing postcards and other printed materials advertising our Web site in shopping bags and offering free catalogues;

    - maintaining existing and entering into new strategic relationships with leading culinary magazines, Web sites and other third parties; and

    - marketing our products through targeted e-mail promotions and offerings to customers throughout our distribution channels.

    BUSINESS-TO-BUSINESS SALES. We believe that business-to-business sales represent a substantial growth opportunity for us. We actively promote this business through our Web site and business-to-business sales catalogues. In order to expand these sales, we intend to:

    - increase the sale of our branded products domestically and internationally through selected premium traditional and online retailers, such as Bloomingdale's and Marshall Field's, thereby allowing us to place our branded products in many regions where we do not have a specialty market without significant capital expenditures;

    - actively promote our sales to business customers for their corporate incentive plans, business-to-business gift-giving programs, consumer marketing promotions and catalogues. Our existing customers include Microsoft, Cisco Systems and American Express; and

    - develop direct links to our Web site from our business customers' Intranet networks.

    To achieve this strategy, we intend to expand our dedicated business-to-business sales and customer service organization.

ENHANCING THE WEB SITE EXPERIENCE

    We are currently making significant improvements to our Web site to make its design more attractive, increase the number of products offered, and improve our customers' ability to navigate the Web site. We will also offer our Web site customers access to educational information on our products, entertaining content regarding food and wine, and immediate access to recipes and products with the goal of encouraging customers to visit our Web site frequently. We expect to continuously make improvements to our Web site and software as new and enhanced technology becomes available. We also expect to analyze customers' past purchasing behavior in an effort to anticipate future needs and generate product suggestions that match each customer's personal preferences.

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
EXPANDING OUR INFRASTRUCTURE

    We are currently constructing a 58,000 square foot expansion of our existing 32,100 square-foot distribution and fulfillment facility in Wichita, Kansas and have leased an additional 15,000 square feet of space for our new call center, each of which is located in Wichita, Kansas. Once the construction of the new warehouse and the build-out of our new call center are complete, our total call, distribution and fulfillment capacity will be approximately 105,100 square feet. The expansion of our call center facility will result in a significant increase in our capacity to service our Internet/Direct operations. We have also leased a separate 55,000 square-foot warehouse facility through the end of calendar year 2000, with options to renew in our favor. The 32,100 square-foot facility includes approximately 8,000 square feet of office and call center space, and the new 58,000 square-foot facility we are constructing will include approximately 12,000 square feet of office space.

    We are in the process of evaluating software packages that will allow us to connect all of our operating sites and link our distribution channels through one integrated operating system. Currently, we are testing a software package at one of our markets. Following successful interfacing with our call, distribution and fulfillment center in Wichita, Kansas, we will install the software at all of our sites. With an enterprise-wide operating system that allows us to centrally monitor our Internet/Direct and retail operations, we will be able to optimize our marketing efforts and make enhancements to maximize our brand loyalty. We also intend to utilize new integrated reporting and analysis software to allow us to more efficiently manage our inventory, monitor orders and operate our business and to improve and enlarge our internal Web site management team and thereby reduce our dependence on third parties for Web site design and development.

PRODUCTS AND MERCHANDISING

    We select gourmet and specialty foods and high premium wines on the basis of taste and authenticity, and select our kitchenware for performance and style in an effort to offer only "best-in-class" and "hard-to-find" products in each category. We do not screen products on absolute price, but do screen to offer value. We source approximately 30,000 stock keeping units, or SKUs, from more than 3,000 vendors to ensure that we offer a diverse assortment of gourmet and specialty food products, high premium wines and upscale kitchenware. We search world markets for unusual foods and specialty products.

    Although many of our products are available at all of our specialty markets, individual markets adjust the product mix to reflect local and regional preferences. Our specialty markets purchase fresh produce directly from local growers whenever possible, and each market offers a variety of local products unique to the region. Approximately 15% of our gourmet and specialty foods selection is produced locally and is offered only at individual markets. Rather than compete across all categories with traditional grocery stores, we focus on products that are distinctive, innovative and that meet our standards for high-quality.

    We offer high premium wines from California. Our primary focus is on ultra premium California wines, which sell for $14 or more per bottle.

    We also offer upscale tabletop, cookware/bakeware, kitchen tools and small appliances for the serious cook.

    PRODUCT CATEGORIES. We offer a broad range of specialty foods, high premium wines and upscale kitchenware. Described below are some of our product offerings:

    - Packaged Foods: extra virgin olive oils from Europe and California and other cooking oils; wine vinegars; teas; herbs and spices; international sauces; high-end canned goods; juices; salad dressings; gourmet crackers, chips and pretzels; imported cookies; and sodas and bottled waters.

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
    - Prepared Foods: fresh dishes designed for the to-go lunch customer and the home-meal-replacement market.

    - Produce: fresh and seasonal fruit and vegetables.

    - Cheeses: hard, soft and semi soft selections made of goat, sheep and cow's milk.

    - Fresh Meat/Poultry/Seafood: lamb, pork, seafood, free-range poultry and beef, and value-added meat products such as stuffed peppers, marinated meats and fresh sausages.

    - Charcuterie: smoked meats, country bacon, imported prosciutto and Spanish ham, Italian-style salami, smoked whitefish and salmon, caviar, fresh black and white truffles and ostrich eggs.

    - Baked Goods: muffins, cakes, breads and pies.

    - Coffee, Candies, Fruit and Nuts: beans from around the world; jams and jellies; chocolates; and nut assortments.

    - Bulk Products: dried beans, premium pasta, grains, imported and domestic rices, granola, snacks, flours, seeds and dried fruits.

    - Gift Baskets: baskets and other Dean & DeLuca accessories assembled at our specialty markets or at our Wichita, Kansas distribution and fulfillment facility.

    - Dairy/Frozen: yogurt, milk, fresh organic eggs, imported French butter, soy milk, soy foods, fresh juices and frozen products, such as ice cream, sorbet and frozen yogurt.

    - Wine and Specialty Beverages: high premium wines from California wineries, specialty beers and other alcoholic and non-alcoholic beverages.

    - Housewares/Kitchenware/Cookbooks/General Merchandise: housewares, kitchenware and Dean & DeLuca accessories, such as hats, shirts, mugs and aprons, and The Dean & DeLuca Cookbook.

    Our cafes also offer an extensive array of cold and hot beverages, pastries, breads, croissants, bagels and sandwiches. Through our specialty markets, we also provide catering services for corporate and private functions.

    BRANDED PRODUCTS. We sell our branded products, under the Dean & DeLuca, St. Helena and Premiata brand names. Our principal branded products include coffee and tea, herbs and spices, pasta sauce, olive oil and balsamic vinegar.

ADVERTISING AND MARKETING

    Historically, we have invested only a modest amount in local advertising and promotion for our specialty markets and cafes. We have implemented an aggressive advertising and marketing campaign, using online, print media and direct mail to promote our brand and increase our customer base. In addition, we intend to cross-market our distribution channels through promotions in our markets, cafes, Web site and catalogue. Specifically, we intend to:

    - mail our catalogue to people on our existing customer lists and to other targeted potential customers. We intend to shift the marketing focus of our catalogue to direct mail promotion of our Web site in order to encourage customers to migrate from catalogue to online purchasing. During calendar year 2000, we intend to mail approximately 13 million catalogues as compared to the approximately 4 million we mailed during calendar year 1999.

    - engage in a significant advertising effort in magazines that efficiently reach our target customers, including magazines in the food, wine, lifestyle, home and entertaining, money management and fashion areas.

    - cross-market our Internet/Direct operations at retail stores by, among other things, placing postcards and other printed materials advertising our Web site in shopping bags and offering free catalogues in our stores.

    - market our products through targeted e-mail promotions and offerings. We currently have a database of approximately 21,000 e-mail addresses and intend to encourage the individuals listed in our house file and our catalogue recipients to provide us with their e-mail addresses in an effort to convert them to online shopping.

STRATEGIC RELATIONSHIPS

    We have entered into a number of strategic alliances that we believe have and will continue to increase brand awareness, attract customers to our Web site, generate incremental sales and broaden our customer base. Our key alliances are:

    - FOOD NETWORK WEB SITE. In March 2000, we signed a Web site affiliation agreement pursuant to which our Web site will be linked to the Food Network Web site at WWW.FOODTV.COM. This agreement provides that during the term of the agreement, Food Network cannot enter into an agreement with several of our major competitors, and we cannot enter into an agreement with some of the Food Network's competitors. The integration of our Web site's e-commerce capability into the Food Network Web site is expected to be completed this summer.

    - EPICURIOUS FOOD WEB SITE. In January 2000, we signed a Web site affiliation agreement pursuant to which our Web site will be linked to the Epicurious Food Web site at WWW.EPICURIOUS.COM as the exclusive provider of specialty food products on the Epicurious Food Web site. The Epicurious Web site also provides some of our recipes. The integration of our Web site and the Epicurious Web site is expected to be completed this summer.

    - DELLA & JAMES WEB SITE. In November 1999, we entered into a cross-merchandising agreement with Della & James through which we provide upscale kitchenware and gourmet and specialty foods for Della & James' bridal registry. Our customers and Della & James' customers are able to register for gifts at the Della & James Web site at WWW.DELLA.COM.

    - FIRSTUSA BANK AND MERRILL LYNCH. We have cross-merchandising agreements with FirstUSA Bank and Merrill Lynch. We are a featured merchant in FirstUSA Bank's E-card promotion program, which promotes our products to FirstUSA Bank cardholders in exchange for us providing a rebate to FirstUSA Bank cardholders on all online purchases. We are also featured in Merrill Lynch's rewards program, which promotes our products to program members. The Merrill Lynch agreement contains an exclusivity provision that prohibits us from entering into similar agreements with other specified financial services companies. The FirstUSA Bank agreement contains an exclusivity provision that prohibits us from entering into an agreement to offer a superior discount with any other credit card company whose products and services are wholly or primarily marketed online.

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
OUR OPERATIONS

RETAIL OPERATIONS

    SPECIALTY MARKETS.  We operate five specialty markets in New York City
(SoHo); Washington, D.C. (Georgetown); Charlotte, North Carolina; Kansas City (Leawood), Kansas; and St. Helena, California. The layout of each market is designed for convenience and is intended to provide a logically-organized shopping experience and encourage our customers to discover new specialty foods and products. While none of the markets are exactly the same, all are designed to suggest a European marketplace, featuring high ceilings, exposed columns, marble floors and stainless steel shelving. Each market is organized into dedicated product departments, including specialty prepared foods, fresh meats, poultry and seafood, cheeses, fresh produce, baked goods, packaged foods and upscale kitchenware, and all feature simple and abundant displays. Some of our markets also feature a dedicated wine area, where permitted by local law.

    We train our staff to facilitate frequent customer interaction, education and product sampling. We offer personal shopping, custom gifts, corporate and personal catering and shipping services at all market locations. Each market employs between 70 and 190 people, organized into department teams. We promote a decentralized team approach, in which as many decisions as possible are made at the department level within the individual markets. Department managers are trained to be experts in their field and to provide excellent customer service. This positive atmosphere is fostered at all team levels.

    CAFES. We operate three cafes in New York City, one cafe in New Jersey at The Mall at Short Hills, one cafe in Washington, D.C., and three cafes in Charlotte, North Carolina. Our cafes are designed to replicate "old world" coffee houses and feature espresso and other specialty coffees and teas. Each of our cafes seats between 50 and 60 people. We offer cafe customers specialty beverages, snacks and meals. Our cafes provide exposure for our brand name and Internet/Direct operations, and serve as additional outlets for our upscale kitchenware, cookbook and general Dean & DeLuca merchandise. We also recently opened a store in North Carolina focusing primarily on the sale of ultra premium California wines.

    The following table provides information on our retail markets, cafes and wine store:

                  LOCATION                      DATE OPENED      TYPE OF STORE     SQUARE FOOTAGE
---------------------------------------------  --------------   ----------------   --------------
New York, NY (SoHo)..........................  September 1977   Specialty Market       33,000
New York, NY (Paramount Hotel)...............  December 1990    Cafe                    1,100
New York, NY (University Place)..............  December 1991    Cafe                    3,240
Washington, D.C. (Georgetown)................  December 1992    Specialty Market       19,742
Washington, D.C. (Warner Building)...........  January 1993     Cafe                    3,255
New York, NY (Rockefeller Center)............  September 1993   Cafe                    2,900
Short Hills, NJ (The Mall at Short Hills)....  October 1995     Cafe                    1,827
Charlotte, NC (Philips Place)................  June 1997        Specialty Market        7,500
St. Helena, CA...............................  October 1997     Specialty Market        9,000
Kansas City, KS (Leawood)....................  December 1997    Specialty Market        8,500
Charlotte, NC (Stonecrest Center)............  March 1999       Cafe                    3,984
Charlotte, NC (Philips Place)................  August 1999      Wine Store              1,865
Charlotte, NC (Peninsula Village)............  October 1999     Cafe                    3,570
Charlotte, NC (Tryon Street).................  April 2000       Cafe                    3,733

    All of our retail stores, administrative offices and distribution facilities are leased under agreements expiring during the next two to 12 years.

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INTERNET/DIRECT

    OUR WEB SITE. Our Web site can be found at WWW.DEANDELUCA.COM. It expands on our catalogue and offers an even more extensive and diverse collection of gourmet and specialty foods, high premium wines and upscale kitchenware. Our Web site includes the following features:

    - COMMERCE WRAPPED AROUND CONTENT. Our merchandising strategy is to link and cross-promote our products with informative and entertaining content. For instance, a visitor considering our USDA prime beef is offered a collection of related recipes, a full menu including wine selections, cooking ware, presentation and serving dishes, silverware and linens, as well as articles related to prime beef. Our Web site offers extensive editorial content, including articles on emerging food trends, entertaining, wine, cooking techniques and international cuisine. We currently send a monthly food and monthly wine newsletter by e-mail, and anticipate sending members regular e-mail updates about special offerings in their designated interest areas.

    - FOCUS ON SELLING PRODUCTS. Our Web site is designed around simple merchandising principles, offering the visitor an uncluttered, easy-to-navigate and visually appealing shopping experience.

    - EXTENSIVE PRODUCT SELECTION AND INFORMATION. Visitors have access to detailed information about our products and product categories, including historical facts, geographic origin, recommended recipes, serving suggestions and menu planning tips.

    - COOKBOOK AND RECIPES. We provide visitors with recipes from The Dean & DeLuca Cookbook, as well as other featured recipes from our five regional chefs and other leading chefs. We also combine recipes with menu suggestions that will have direct links to a "shopping cart" function to facilitate online purchases.

    - SPECIALTY WINES. We specialize in high premium wines from California. We expect to also carry a wider selection of high premium wines to appeal to a broader demographic. Wine selections complement our product selections, recipes, and menus.

We are making a number of significant improvements to our Web site, including redesigning it to make it more appealing visually, broadening the number and type of products offered, enhancing its navigability, installing personalization software, expanding its cross-search engine capabilities, implementing an improved reporting and analysis system, and introducing new features such as:

    - CORPORATE GIFTS AND CORPORATE SALES. We plan to provide businesses with a selection of gift ideas for executive gift giving, recognition awards, business-to-business gifts, employee incentive awards and consumer promotions.

    - USER-FRIENDLY CATALOGUE ORDERING. Catalogue shoppers will be able to quickly purchase online by simply typing in the item number from our catalogue to view and buy the product.

    We are also enhancing both our operating hardware and software in order to enable our Web site to load, return and provide more accurate searches faster, as well as allow us to analyze a customer's past purchasing behavior to dynamically generate product offerings that match the customer's personal preferences. We will also be integrating a new reporting and analysis system to help us continuously improve our marketing efforts, maximize conversion rates and increase average order size.

    OUR CATALOGUE. We intend to shift the marketing focus of our catalogue operations to direct mail promotion of our Web site. For example, we will encourage the individuals listed in our house file and our catalogue recipients to provide us with their e-mail addresses and we will mail catalogues containing online promotions in an effort to convert them to online shopping. Our house file contains the names of individuals who are gift recipients, have requested our catalogues or have made a purchase through our catalogue during the last three years. Although we believe that the Internet will be our primary growth vehicle, we recognize that catalogues will continue to provide a mail-order

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
alternative for customers who are not Internet users. We expect to mail approximately 13 million catalogues in nine mailings during calendar year 2000 as compared to the approximately 4 million catalogues we mailed in eight mailings during calendar year 1999.

BUSINESS-TO-BUSINESS OPERATIONS

    Our business-to-business operations include the sales of our branded products through selected premium retailers, such as Bloomingdale's and Marshall Field's, allowing us to place our branded products in many regions where we do not have a market. Thus, without significant capital expenditures, we are able to expand the exposure of our brand. In addition, through our business-to-business operations we sell our offerings to other businesses for use in their corporate incentive plans, business-to-business gift-giving programs, consumer marketing promotions and their own or third-party corporate catalogues. Our existing customers in this areas include Microsoft, Walt Disney, Hewlett Packard, Cisco Systems and American Express. We also intend to develop direct links to our Web site for our business customers' Intranet networks. We intend to expand our dedicated business-to-business sales and customer service organization.

    For information relating to the amounts of revenues, operating profits or losses and identifiable assets attributable to each of our segments, see note 13 to our financial statements included in this prospectus.

CUSTOMER SERVICE

    We believe that our ability to establish and maintain long-term relationships with our customers depends on the strength of our customer service operations and staff. Our employees receive extensive training with an emphasis on customer service skills and education about our product offerings. In our stores, we encourage customers to experience our products firsthand by providing samples across all food categories. In addition, if a customer wishes to sample a specific product, an employee usually will open a package to accommodate the customer's request.

    We offer a number of automated help options on our Web site and through our toll-free call center, as well as live online customer assistance, a frequently-asked-questions system and an easy-to-use direct e-mail service in order to enable customers to ask questions and to encourage feedback and suggestions. We generally respond to customer e-mail inquiries within two hours of submission and our goal is to respond within 24 hours at most. Our customer service personnel are responsible for handling general customer inquiries, answering customer questions about ordering, and investigating the status of orders, deliveries and payments. Our automated customer service function distributes e-mails to customers after registration and after each order is placed, giving customers shipping and delivery tracking information. We also maintain an unconditional return policy that allows Internet/Direct customers to return product through the mail or to any of our specialty markets.

CALL, DISTRIBUTION AND FULFILLMENT CENTER

    We believe that we are among only a few companies in the gourmet and specialty foods segment that fulfill substantially all of their Internet/Direct orders from their own distribution and fulfillment facilities. We have focused on expanding our operational and systems infrastructure and improving the services provided on our Web site. We currently operate a 32,100 square-foot call, distribution and fulfillment center in Wichita, Kansas and a distribution and fulfillment center in St. Helena, California, including approximately
8,000 square feet of office space, that together employ 75 full-time employees as of May 1, 2000. During the peak holiday season from September through December, we hire a significant number of additional part-time and full-time employees. Our distribution and fulfillment center in St. Helena primarily supports our wine operations and our upscale kitchenware fulfillment operations.

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
    Our Wichita call, distribution and fulfillment center supports our overall Internet/Direct operations, retail stores and business-to-business sales. To expedite Internet/Direct orders, we maintain an inventory of more than 1,600 high-volume SKU's at our Wichita facility, which contains our call center, dry and cold storage, and packing and shipping areas. While a few highly perishable, high-value products, like caviar and truffles, are shipped from vendors directly to our customers, our Wichita facility receives and redistributes higher-volume items. While many of our online competitors fulfill orders from numerous suppliers, which then ship multiple boxes at different times, we are generally able to consolidate each order into a single shipment.

PURCHASING

    Our buyers purchase products for retail sale from over 3,000 vendors throughout the United States and around the world. We manage the majority of our purchasing operations at the store level, but we have begun to centralize some of our purchasing in order to negotiate volume discounts and enhance consistent product assortment. We are upgrading our management information systems to improve our purchasing leverage by providing product and quantity information by vendor on a regional and national basis. We will continue to rely on local vendors for fresh breads, produce, meats and fish. No individual vendor represents more than 5% of our total vendor purchases.

TECHNOLOGY

    We plan to continue to invest in leading, open and scalable technologies to maximize our ability to serve our customers, differentiate us from our competitors, and operate efficiently. Our technologies are comprised of the following key components:

    WEB SITE DESIGN. We anticipate that our in-house design team will work closely with our technical sources to ensure that our Web site meets the needs of the marketplace. Our objective is to ensure that our Web site design is clean, elegant, easy-to-use and consistent with our established brand image. Our immediate focus will be to update the design, navigation and user interface of our Web Site to ensure our visitors have an enjoyable customer experience. This includes searching for our products, obtaining relevant recipes and articles and placing orders rapidly and easily. We are working with eSatisfy to achieve this objective.

    WEB SITE DEVELOPMENT. We intend to continue expanding and enhancing the online features of our Web site through a combination of internal development and other third party developers, including Dataskill. Specifically, we expect to build a membership section that will allow registered customers to access exclusive merchandise, check on their order status, store an address book and develop their own recipe box. We will also be expanding our gift and wine sections, enhancing our search functionality and integrating an advanced personalization component to recommend products to our customers based on their personal preferences.

    WEB SITE ARCHITECTURE. The three-tier architecture of our Web site is designed to be stable, secure, scalable and redundant. We are using hardware and software from Sun Microsystems and IBM that is designed to meet our current and future performance needs. We have hired Exodus Communications for hosting, bandwidth burstability to 100 Mbps (megabits per second), network monitoring
(24 hours a day, seven days a week), redundancy and security. Exodus has a daily in-house backup of our Web site and a weekly backup stored in an off-site location. Exodus also has a backup generator for alternate power supply and redundant Internet connections to allow re-routing from our servers should a problem with a physical line arise. We utilize an Exodus system that provides proactive security management, attack and intrusion management and vulnerability analyses.

    We use Akamai Technologies to maximize our site speed and enhance our ability to handle peak site or network traffic. Our hardware and applications are monitored on a daily basis by Exodus

Communications and our page delivery speed and availability are monitored on a daily basis by Keynote Systems. We are also using advanced personalization software from NetPerceptions to maximize our conversion rate and average order values. Our customer service systems from People Support, eShare, and Ask It Systems allow us to quickly and cost-effectively answer customer questions immediately either by live chat or through a frequently-asked-question search. ClickAction provides our e-mail newsletter system that allows us to cost-effectively develop a dialogue with our customers by providing them with seasonal content and products.

    INTEGRATION WITH ENTERPRISE SYSTEM. Orders placed on our Web site are captured and transferred within 90 seconds to our fulfillment facility in Wichita, Kansas through a dedicated, high speed T-1 phone line. Inventory is updated on our Web site twice each day through this same connection. This system allows us to better serve our customers, minimize processing time and maximize our efficiency.

    STRENGTHEN REPORTING & ANALYSIS SYSTEMS. We maintain a database containing information compiled from catalogue mailings, orders through our Web site, customer profiles, shopping patterns and sales data. We have developed, and continue to develop, techniques and systems for analyzing this information to develop targeted marketing programs and to provide personalized and enhanced customer services. Through effective gathering of information we plan to enhance our marketing efficiency.

MANAGEMENT INFORMATION SYSTEMS

    We currently operate our retail operations with decentralized and non-integrated management information systems, including purchasing, inventory, and accounting, which are not capable of directly interfacing with each other. During the past 15 months, we have integrated our Internet/Direct operations, including order-entry, inventory control, distribution and accounting. To facilitate this integration we made an investment of approximately $1.0 million in management information systems during the past 15 months. The principal investment included a system from Assist Cornerstone Technologies, a multi-channel (retail, catalog, and Web) systems provider. This system improved our efficiency and productivity through enhanced order placement, pick and pack operations, purchasing and inventory management at our call, distribution and fulfillment center. This system, in addition to supporting our fulfillment and call center activity, will also provide a complete general ledger reporting package that will be utilized to consolidate all of our operating business lines.

    The nature of our sales activity in our stores is different from that in our Internet/Direct operations and requires a type of inventory management system that can communicate with point-of-sale systems. We are currently piloting a retail merchandising software package called "Central Office Lite" for our retail stores. We expect that the new system will give us direct store delivery capability for our receiving function and significantly improve our purchasing, receiving and inventory operations. The new retail system is intended allow for improved item movement reporting and category management. In the future, we believe that we can consolidate the sales movement activity and inventory management functions to a consolidated database that is capable of managing total company sales, inventory and purchasing functions.

    The system that supports our Internet/Direct division has been online and operational since August 1999. It provides full integration from order entry to distribution to accounting during the product life cycle. We will continue to integrate our operations, and believe that this integration will enable us to manage inventory centrally on a real-time basis and fulfill orders from our call, distribution and fulfillment center and individual store locations.

    We currently utilize different accounting software packages in our three administrative offices that manage financial reporting. We are in the process of consolidating our accounting departments, and software applications using the new Assist software package. We expect that the integration and department consolidation will be completed during calendar year 2000.

COMPETITION

    We operate in highly competitive and fragmented markets.

    GOURMET AND SPECIALTY FOODS. We compete with other well-established regional companies as well as smaller local competitors. Direct competitors to our retail store gourmet and specialty food operations primarily consist of retailers with at most a few locations, such as Grace's Market, Balducci's, Citarella and Zabar's in New York City, as well as larger chains like Food Emporium and Sutton Place Gourmet. Direct competitors to our Internet/Direct operations include online businesses such as Balducci's, Tavolo, Gourmetmarket.com and catalogue companies such as Omaha Steaks and Harry & David. Competition on the Internet continues to intensify and evolve at a rapid rate. In addition to the proliferation of Internet-only companies, many traditional retailers have established Web sites. We believe we compete primarily on the basis of brand, location and product selection and, to a lesser extent, price. As the market for gourmet and specialty foods continues to grow, we believe that major grocery companies such as Whole Foods and Wild Oats will increase their emphasis on gourmet and specialty foods. We also expect that many of our competitors will expand their offerings in the home meal replacement category.

    UPSCALE KITCHENWARE. We compete with kitchenware companies such as Cooking.com and Williams-Sonoma. We believe that online businesses, such as Cooking.com, will compete with our Web site to become an Internet destination for people who appreciate good food and upscale kitchenware. We believe that other multi-channel retailers, such as Williams-Sonoma, which also operates a Web site, will compete with our business in general because they target people who are demographically similar to our customers.

    HIGH PREMIUM WINES. We compete with traditional specialty wine merchants, liquor stores and chains and online merchants such as WineShopper.com and wine.com.

INTELLECTUAL PROPERTY

    We regard intellectual property and other proprietary rights as important to our success. We rely on trademark and copyright laws, trade secret protection and confidentiality or license agreements with our employees, customers, strategic alliance partners and others to protect our proprietary rights. However, the steps we take to protect our proprietary rights may be inadequate. We have registered trademarks on the names "Dean & DeLuca," "Dean & DeLuca Selections" and "St. Helena Kitchens" and have filed a trademark registration application for "Premiata." We also have registered trademarks on our stylized logos. From time to time, we may file additional trademark applications. We currently have no patents protecting our technology. To date, we have not been notified that our technologies infringe the proprietary rights of third parties.

GOVERNMENT REGULATION

    Our business is subject to and affected by various federal, state and local laws, including regulations relating to:

    - alcoholic beverage control;

    - the preparation and sale of food;

    - public health and safety;

    - sanitation; and

    - building codes, zoning and fire codes.

    REGULATION OF THE SALE OF ALCOHOL. The distribution of wine and other alcoholic beverages is subject to extensive federal and state regulation and taxation relating to:

    - licensing;

    - payment of excise taxes;

    - advertising;

    - trade and pricing practices;

    - product labeling;

    - sales to minors and intoxicated persons; and

    - relationships among product producers, importers, wholesalers and retailers.

Our alcoholic beverage operations is subject to more regulations and higher taxation than our non-alcohol-related business. The alcoholic beverage industry is subject to considerable societal and political attention associated with the effects of alcohol and the manner of promoting the sale of alcoholic beverages. This attention relates to such matters as the liability of the alcoholic beverage industry for harms caused by individuals who drive while intoxicated, the restriction or prohibition of print and electronic advertising or other promotional activities and the investigation of other marketing or promotion activity which allegedly targets youth as potential consumers of alcoholic beverages. The possibility always exists for further regulation of the wine industry. The effect on our business operations of an increase in regulation or an increase in taxation will depend on the amount of the increase, general economic conditions and other factors, but could negatively impact sales or profitability of our products. Food merchants, such as ourselves, cannot sell wine in the State of Kansas due to state regulations.

    Some jurisdictions require companies to obtain licenses and permits to sell alcohol while others do not allow companies such as ours to sell alcohol in their jurisdictions at all. We cannot assure you that we will be able to obtain any or all required permits or licenses in a timely manner, or at all. We may be forced to incur substantial costs and experience significant delays in obtaining necessary permits or licenses. In addition, the U.S. Congress is considering enacting legislation which would restrict the interstate sale of alcoholic beverages over the Internet. Changes to existing laws or our inability to obtain required permits or licenses could prevent us from selling wine in various jurisdictions. We will be unable to sell wines in those jurisdictions where we cannot obtain alcohol permits or licenses.

    USDA REGULATION. As of the date of this prospectus, we are not regulated by the USDA. Whether the handling of food items in our markets, cafes and fulfillment center, such as meat and fish, will subject us to USDA regulation in the future will depend on several factors, including whether we sell food products on a wholesale basis or whether we obtain food products from non-USDA inspected facilities. In the future, the USDA may require costly changes to our food handling operations. We are also required to comply with local health regulations concerning the preparation and packaging of any prepared food items, such as deli salads that we prepare on-site. Applicable federal, state or local regulations may cause us to incur substantial compliance costs or delay the availability of items at one or more of our markets or cafes or at our warehouse and distribution and fulfillment center. In addition, any inquiry or investigation from a food regulatory authority could have a negative impact on our reputation. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

    INTERNET REGULATION. Currently, there are few laws or regulations directly applicable to the Internet or online commerce. In response to the increasing popularity of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may lead to more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission had also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties We do not currently provide personal information regarding our users to third parties. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services. This could reduce the demand for our products and services or increase our cost of doing business. See "Risk Factors--Risks Related to the Internet and Our Technology--Governmental regulations and legal uncertainties could add burdens to our doing business on the Internet, which would hinder our online operations."

    These government regulations impact not only our current operations but also our growth strategies. Difficulties, delays or failure in obtaining or retaining licenses, permits or approvals in new locations could delay or prevent the opening of a specialty market or cafe, and would adversely affect the operations of our existing markets, wine store and cafes. In addition, our operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which we have no control.

EMPLOYEES

    As of March 31, 2000, we employed 795 people, 430 of whom worked full-time. During the peak holiday season, we also hire a significant number of part-time employees. As of March 31, 2000, we had 685 employees in our retail stores and 85 employees in our Internet/Direct operations. None of our employees are represented by unions. We consider our relations with our employees to be satisfactory and have never experienced any strikes, labor interruptions.

LEGAL PROCEEDINGS

    From time to time, we may be involved in various legal proceedings relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, there are no legal proceedings pending or, to our knowledge, threatened against us, which could, individually or in the aggregate, seriously harm our business.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    The following table below sets forth information regarding our executive officers, key employees and directors as of the date of this prospectus. The individuals who served as executive officers, key employees or directors prior to our reorganization on November 30, 1999, were executive officers, key employees or directors of one of more of our subsidiaries.

                   NAME                       AGE                       POSITION
------------------------------------------  --------   ------------------------------------------
Leslie G. Rudd............................     58      Chairman of the Board
Dane J. Neller............................     44      Chief Executive Officer and Director
John B. Richards..........................     51      President and Director
George E. Mileusnic.......................     45      Executive Vice President and Chief
                                                       Financial Officer
Patrick A. Roney..........................     44      Senior Vice President--Marketing and
                                                       Director
Duminda M. De Silva.......................     31      Senior Vice President--Internet/Direct
                                                         Operations
Curtis L. Gray............................     45      Executive Vice President--Retail Division
Emil Grosso...............................     45      Vice President--Finance and Secretary
J. Jeffrey Duncan.........................     34      Vice President--Finance and Controller
Brian E. Bodell...........................     31      Vice President--Electronic Commerce
James E. Bartlett.........................     33      Vice President--Internet/Direct Operations
Joel B. Dean..............................     69      Director
Ann L. Winblad............................     49      Director
Lionel W. Greer...........................     77      Director(1)
John L. Sharpe............................     57      Director(1)

------------------------

1 Lionel W. Greer and John L. Sharpe are expected to join our board of directors immediately following completion of this offering.

    LESLIE G. RUDD has served as the Chairman of our board of directors since September 1995. Mr. Rudd is the founder of Leslie Rudd Investment Company, a privately-owned holding company, and has served as its Chief Executive Officer, since 1983. He was one of the founding partners of Lone Star Steakhouse & Saloon, Inc., a restaurant operating company, as well as two other operating companies, Standard Beverage Corporation, a wholesale liquor distributorship in the State of Kansas, and Rudd Estate (formerly Girard Winery), a premium winery in the Napa Valley.

    DANE J. NELLER has served as our Chief Executive Officer since
January 1997, and as a director since September 1995. He served also as our President from January 1997 until February 2000. From 1993 to January 1997, Mr. Neller was the Chief Operating Officer of Leslie Rudd Investment Company. From 1987 to 1993, Mr. Neller worked as a principal at two boutique investment banks, Knox Partners, L.P. (a subsidiary of Edmond de Rothschild Banque) and Charles Street Securities. From 1984 to 1987, he was an investment banker at Morgan Stanley & Co., Inc.

    JOHN B. RICHARDS joined us in February 2000 as our President and a director. From September 1997 to January 2000, Mr. Richards was President, Retail North America and then President, North American Operations for Starbucks Corporation, a leading specialty coffee retailer. From 1987 to September 1997, Mr. Richards served as the Executive Vice President of Four Seasons Hotels Limited, a hotel and resort company. Prior to 1987, Mr. Richards held various positions with McKinsey & Company, a consulting firm, and The Procter & Gamble Company, a manufacturer and marketer of consumer products.

    GEORGE E. MILEUSNIC joined us on May 1, 2000 as our Executive Vice President and Chief Financial Officer. From 1998 to April 2000, Mr. Mileusnic worked as an independent consultant. From 1996 to 1998, he served as Executive Vice President--Strategic Planning and Administration of the Outdoor Recreation division of The Coleman Company, Inc., a manufacturer and marketer of camping and related outdoor recreational products. From 1994 to 1996, he served as Executive Vice President and Chief Financial Officer of The Coleman Company. He joined The Coleman Company in September 1989 as Senior Vice President and Chief Financial Officer. From 1987 to 1989, he was Senior Vice President and Controller of Burger King Corporation, a fast-food restaurant chain.
Mr. Mileusnic currently serves on the boards of directors of Funco, Inc. and U.S. Restaurant Properties, Inc.

    PATRICK A. RONEY has served as our Senior Vice President--Marketing since October 1995, and as a director since September 1995. From February 1995 to October 1995, Mr. Roney was employed by Leslie Rudd Investment Company to serve both as Chief Operating Officer of New Beverage Concepts and as our interim Chief Operating Officer. From 1994 to October 1995, Mr. Roney was the Vice President of Marketing at Black Fox Group. From 1990 to 1994, Mr. Roney was President of St. Jean and Kunde wineries. From 1986 to 1994, Mr. Roney served as the Executive Vice President of Marketing for Christian Brothers Sales Company, a winery and a marketer of spirits and wine. From 1978 to 1986, Mr. Roney served as Senior Product Manager of Joseph E. Seagram & Sons Co. (now The Seagram Company Ltd.), a manufacturer and distributor of spirits and wine.

    DUMINDA M. DE SILVA has served as our Senior Vice President--Internet/Direct Operations since April 1999. From August 1998 to April 1999, Mr. De Silva served as our Vice President--Catalogue Division. From 1990 to August 1998, Mr. De Silva held several general management and marketing positions at, and was finally International Venture Leader for a division of, Koch Industries, Inc., a multinational diversified energy company. Mr. De Silva has also had experience in non-profit consulting for government as well as private sector companies and has also served in the U.S. Marine Corps.

    CURTIS L. GRAY joined us in March 2000 as our Executive Vice President--Retail Division. From 1999 to March 2000, Mr. Gray served as Vice President, Integration Officer--Internet Group of Starbucks Corporation. From 1994 to 1999, Mr. Gray served as the Executive Vice President and Chief Operating Officer and a co-director of Chapters, Inc., a Canadian bookseller. From 1989 to 1993, Mr. Gray was the Vice President of Store Operations in New York for Barnes & Noble, Inc., a U.S. retailer of books and music.

    EMIL GROSSO has served as our Vice President--Finance and our Secretary since March 1999. From September 1998 to March 1999, Mr. Grosso was the Controller for ShopRite Supermarkets Corporation, an operator of supermarkets and a wholly-owned subsidiary of Wakefern Food Corporation. From 1995 to September 1998, he was the Controller for Gemini Food Markets, a member of the Wakefern/ShopRite Supermarket Co-Op. Earlier in his career, Mr. Grosso was the Controller for a division of Beckman Instruments, a laboratory equipment maker, and held various accounting and auditing positions at CPC International, a branded food products company, and Unilever, a manufacturer of packaged consumer goods.

    J. JEFFREY DUNCAN has agreed to join us in June 2000 as our Vice President--Finance and Controller. Mr. Duncan has provided consulting services to us since May 1999. Also since May 1999, he has served as Chief Financial Officer of Leslie Rudd Investment Company. From May 1995 to May 1999,
Mr. Duncan was employed by Standard Beverage Corporation as Assistant Controller, Controller and then Vice President, Finance. From December 1994 to May 1995, he was a Senior Analyst at O'Sullivan Industries Inc., a ready-to-assemble furniture manufacturer. From 1992 to December 1994, Mr. Duncan was a Senior Accountant at KPMG LLP (formerly KPMG Peat Marwick LLP).

    BRIAN E. BODELL has served as our Vice President--Electronic Commerce since April 1999. From 1996 to April 1999, Mr. Bodell served as Director of Electronic Commerce at R.R. Donnelley & Sons

Company, a financial printing and information services company. From 1992 to 1996, Mr. Bodell was a senior account executive at R.R. Donnelley & Sons Company.

    JAMES E. BARTLETT has served as our Vice President--Internet/Direct Operations since October 1999. From 1994 to October 1999, he was employed by Staples, Inc., an office supplies retailer, as Distribution Center Manager, Director of Process Improvement, Director of Systems Conversions and then Director of Operations, West Region. From 1988 to 1993, Mr. Bartlett served as a lieutenant in the U.S. Navy.

    JOEL B. DEAN has served on our board of directors since we were founded in 1977. Mr. Dean is one of our founders. He has served as a consultant to Ceglic Design Studio, a graphics design company, since 1997. From 1975 to 1976, Mr. Dean served as Vice President of Wonder International Limited, a franchising company for muffler suppliers. From 1960 to 1975, Mr. Dean was a manager of various business divisions at Simon & Schuster Publishers, a book publishing company.

    ANN L. WINBLAD has served on our board of directors since December 1999.
Ms. Winblad was elected to our board of directors pursuant to agreements executed in connection with Hummer Winblad Venture Partners IV, L.P.'s acquisition of shares of our series A convertible preferred stock. Ms. Winblad is a founding partner of Hummer Winblad Venture Partners, a venture capital investment firm that has invested more than $500 million since 1989, and has served as a managing member of the general partner of Hummer Winblad Venture Partners, since 1989. She is a member of the board of trustees of the University of St. Thomas and is an advisor to numerous entrepreneurial groups such as the Software Development Forum, the Stanford/MIT Venture Forum and the Massachusetts Computer Software Council, Software Industry Business Practices. Ms. Winblad also serves on the boards of directors of The Knot, Inc., Liquid Audio, Inc., Net Perceptions Inc. and several private companies.

    LIONEL W. GREER has been a self-employed business consultant since 1987. He has served as a consultant to various companies on matters of strategic planning, marketing and general business organization.

    JOHN L. SHARPE was President and Chief Operating Officer of Four Seasons Hotels from 1995 to November 1999. In addition, Mr. Sharpe has served as a trustee of the Culinary Institute of America since 1998.

OFFICERS

    Our executive officers are elected annually by our board of directors at its annual meeting. Each officer holds office until the next annual meeting of our board of directors and until his or her respective successor is elected and qualified. There are no family relationships among our executive officers or our directors.

BOARD OF DIRECTORS

    Our business is managed under the direction of our board of directors. Our board of directors presently is comprised of six directors, including the chairman of our board of directors. Our second restated certificate of incorporation to be filed immediately prior to completion of this offering provides that, following the completion of this offering, our board of directors will be divided into three staggered classes and each of the directors, other than the initial Class I and Class II directors, will serve a three-year term.

    Immediately after the completion of this offering:

    -             and             will be the Class I directors and will serve
      until our annual stockholders meeting in 2001;

    -             and             will be the Class II directors and will serve
      until our annual stockholders meeting in 2002; and

    -             and             will be the Class III directors and will serve
      until our annual stockholders meeting in 2003.

    At each annual stockholders meeting, our stockholders will elect a class of directors for a three-year term to succeed the directors of the same class whose terms are then expiring. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of Dean & DeLuca.

    Ann L. Winblad originally was elected as a director in connection with the sale of our series A convertible preferred stock to Hummer Winblad Venture Partners IV, L.P. We do not have a written agreement with Hummer Winblad that grants it the right to nominate any of our directors. In specific instances, however, we are obligated to deliver to Hummer Winblad copies of informational materials that we provide to our directors. For a more detailed description of this obligation, see "Transactions with Related Parties--Sale of Series A Convertible Preferred Stock."

BOARD COMMITTEES

    Our board of directors established a stock option committee in December 1999 and an audit committee and a compensation committee in February 2000.

    Our stock option committee currently consists of Ann L. Winblad, Leslie G. Rudd and Dane J. Neller. Our stock option committee administers our 1999 stock option plan.

    Our audit committee currently consists of Ann L. Winblad, Leslie G. Rudd and Joel B. Dean. After this offering, the members of our audit committee will be Joel B. Dean, Ann L. Winblad and Lionel W. Greer. Our audit committee reports to our board of directors regarding the appointment of independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to our internal accounting controls, and reviews and evaluates our audit and control functions.

    For our common stock to be included in the Nasdaq National Market, each member of the audit committee of our board of directors must be considered independent under Nasdaq's rules. Among other things, a director is not independent under Nasdaq rules is he or she has been employed by us or our affiliates in the current year or past three years. One non-independent director may serve on the audit committee if our board determines it to be in our best interests and that of our stockholders, but our current officers or other employees are not able to serve on the audit committee under this exception.

    Our compensation committee currently consists of Ann L. Winblad, Leslie G. Rudd and John B. Richards. After this offering, the members of our compensation committee will be Ann L. Winblad, Lionel W. Greer and John L. Sharpe. Our compensation committee reviews and makes recommendations to our board of directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors. In addition, our compensation committee reviews bonus compensation for all of our other employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our board of directors created our compensation committee in February 2000. Prior to the creation of our compensation committee, compensation decisions were made by our entire board of directors. Messrs. Neller and Roney have served on our board of directors since September 1995 and

Mr. Richards has served on our board of directors since February 2000. None of our executive officers currently serves, or has served in the past, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers who serve on our board of directors or compensation committee.

DIRECTOR COMPENSATION

    We currently do not compensate our directors for their services as members of our board of directors or of any committee of the board, although our by-laws allow our board of directors to determine director compensation. However, we do reimburse our directors for reasonable and necessary expenses that they incur in attending our board and committee meetings. We currently do not provide additional compensation for committee participation or special assignments of the board of directors. Directors who join us after this offering is completed will be granted options to acquire 25,000 shares of common stock under our 2000 non-employee directors' stock option plan for each three-year term in office as compensation for attending board and committee meetings, in addition to reimbursement for their reasonable and necessary expenses of attendance. These options will vest in equal installments over three years.

2000 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    Our 2000 non-employee directors' stock option plan was adopted by our board
of directors and approved by our stockholders in       2000. Under the plan, we
may grant options to purchase an aggregate of 200,000 shares of our common stock. The plan is administered by our board of directors, which may establish from time to time regulations, provisions and procedures that are advisable in its opinion for the administration of the plan.

    On each date of election or appointment after the date of this prospectus, each non-employee director will be granted an option to purchase up to 25,000 shares of our common stock, which options will vest in equal installments over three years. No options have been granted under the plan. We intend to grant options to purchase 25,000 shares to each of Messrs. Greer and Sharpe immediately following completion of this offering.

    Under our 2000 non-employee directors' stock option plan, the exercise price of each option is the fair market value of our common stock on the date of grant. Each option will become exercisable in three equal yearly installments commencing on the first anniversary of its grant date and will expire ten years after its grant date. Each option granted under our 2000 non-employee directors' stock option plan will be evidenced by a written option agreement between us and the director.

    If our board of directors determines that the director has committed a felony or an act of embezzlement, fraud, dishonesty or moral turpitude, has failed to pay an obligation owed to us, has breached fiduciary duties owed to us, has made an unauthorized disclosure of our trade secrets or confidential information or has engaged in any conduct constituting unfair competition, all unexercised options will terminate. If the director's service with us terminates for any other reason, all exercisable but unexercised options will remain exercisable until the termination of the exercise period. Upon our dissolution or liquidation, all options will become exercisable, without regard to vesting schedules, immediately prior to but not after the effective date of the dissolution, liquidation or change in control. Options granted under the plan are not assignable or transferable by the director, except by will or the laws of descent and distribution.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    DANE J. NELLER. On November 30, 1999, we issued Mr. Neller an option to purchase 127,718 shares of our common stock at an exercise price of $2.94 per share. One half of the shares subject to this option vested and became exercisable on February 26, 2000 and the balance of the shares subject to this option will vest on February 26, 2001. In the event of a "change in control" as defined in Section 280G of the Internal Revenue Code, all shares subject to his option will vest and become exercisable immediately. For a more detailed description of Mr. Neller's option, see "Transactions With Related Parties--Other Transactions with Our Officers and Directors."

    JOHN B. RICHARDS. We entered into an employment agreement with John B. Richards, our President, on December 30, 1999. The term of Mr. Richards' employment with us commenced on February 2, 2000. Under the terms of his employment agreement, Mr. Richards is to be paid a base annual salary of $500,000. After the completion of this offering, Mr. Richards is eligible to receive a bonus for each fiscal year of his employment, beginning with fiscal 2000, which ends on January 28, 2001. The amount of this bonus will be between $137,500 and $275,000, as determined by our board of directors based on the achievement of performance criteria agreed upon in good faith by Mr. Richards and our board of directors.

    The term of Mr. Richards' employment agreement ends on February 2, 2003.
Mr. Richards' employment agreement terminates automatically upon his death and immediately upon notice from either party to the other of his disability. If
Mr. Richards' employment agreement terminates due to death or disability, we must continue to pay his base salary and bonus on a prorated basis through the end of the calendar month in which his employment agreement is terminated. If we terminate Mr. Richards' employment agreement without cause, as defined in his employment agreement, or if Mr. Richards terminates his employment agreement for good reason, as defined in his employment agreement, we must continue to pay him his base salary and bonus for the remainder of the term. However, if Mr. Richards obtains new employment during the period in which we must compensate him, the compensation that he receives from his new employer will be deducted from the amount we are obligated to pay him. In addition, we must continue his health benefits for the remainder of the term or until he obtains new employment that provides health benefits. If we terminate Mr. Richards' employment for cause or he terminates his employment other than for good reason, we will not be obligated to pay him his base salary or bonus after the termination of his employment; except that upon any termination of his employment agreement, we must pay Mr. Richards at the rate of his base salary for unused accrued vacation days through the termination date, prorated for the calendar year in which his employment agreement is terminated.

    Mr. Richards is entitled, under the terms of his employment agreement, to participate in the pension, profit sharing, bonus, life insurance, hospitalization, major medical and other employee benefits plans that we have in effect from time to time and to reimbursement for reasonable expenses incurred in the performance of his duties. He is also entitled to:

    - reimbursement for up to $75,000 in initiation fees to become a member of a club of his choice;

    - term life insurance coverage of $1,000,000, if obtainable at normal rates;

    - reimbursement for up to $10,000 in reasonable legal fees incurred in connection with his employment agreement;

    - an advance of $68,000, which he received and is evidenced by a promissory note dated February 23, 2000;

    - reimbursement and advances for relocation, travel and temporary living expenses, including an advance of $25,000 for reasonable relocation expenses which he received on February 17, 2000, and a cost of housing advance not to exceed $500,000; and

    - if he purchases a new home before he sells his home in Seattle, a guaranty on up to $3,000,000 of a short-term loan for the purchase of his new home.

    We will forgive 25% of the cost of housing advance on each December 30, beginning December 30, 2000, if Mr. Richards is still employed with us on that date. If Mr. Richards terminates his employment with us other than for good reason and obtains new employment before February 2, 2003, he has agreed to reimburse us in full for all relocation advances and reimbursements, the costs of any bridge financing and an executive recruitment fee that we paid in connection with his recruitment.

    Mr. Richards has agreed, during and following the term of his employment agreement, to hold in confidence all confidential information about us and acknowledged that all inventions developed by him during the term belong to us. As part of his employment agreement, Mr. Richards has agreed to non-compete and non-interference restrictions during the term of his employment with us and for a period of two years after the term.

    On December 30, 1999, pursuant to the terms of his employment agreement, we issued to Mr. Richards an option to purchase 450,000 shares of our common stock at an exercise price of $4.18 per share. Upon completion of this offering, 25% of the shares subject to the option will vest and become exercisable. An additional 25% of the shares subject to the option will vest and become exercisable on each anniversary of his employment with us, beginning on February 2, 2002. In the event of a "change in control," all shares subject to his option will vest and become exercisable immediately.

    GEORGE E. MILEUSNIC. On March 14, 2000, we entered into an employment arrangement with George E. Mileusnic, pursuant to which he became our Executive Vice President and Chief Financial Officer on May 1, 2000 and we agreed to pay to Mr. Mileusnic a base annual salary of $200,000 and, contingent upon the completion of this offering, a bonus of $25,000 payable upon completion of this offering, a bonus of 25% of his base annual salary and an annual discretionary bonus of up to 25% of his base annual salary if mutually agreed-upon targets and objectives are achieved. After one year of employment with us, and upon Mr. Mileusnic's relocation to San Francisco, California, we will adjust his base annual salary to account for cost-of-living differences between Wichita, Kansas and San Francisco. In addition, we will pay for reasonable travel and shipping expenses between Wichita and San Francisco incurred by Mr. Mileusnic in connection with his relocation. This employment arrangement may be terminated at any time by either party. On May 1, 2000, we issued Mr. Mileusnic an option to purchase 100,000 shares of our common stock at an exercise price of $4.18 per share. Twenty-five percent of the shares subject to the option will vest and become exercisable on each anniversary of his employment with us, beginning on May 1, 2001. In the event of a "change in control," all shares subject to his option will vest and become exercisable immediately. We have a right of first refusal in the event that he desires to transfer any of the shares purchased under the option. This right expires upon completion of this offering.

    DUMINDA M. DE SILVA. On June 8, 1998, we entered into an employment arrangement with Duminda M. De Silva, our Senior Vice President--Internet/Direct Operations, pursuant to which we agreed to pay Mr. De Silva a base annual salary of $120,000 and an annual discretionary bonus of up to 25% of his base annual salary. In addition, we agreed to reimburse Mr. De Silva for his reasonable moving expenses from Boston, Massachusetts to New York, New York. This employment arrangement may be terminated at any time by either party. On December 1, 1999, we issued Mr. De Silva an option to purchase 60,000 shares of our common stock at an exercise price of $4.18 per share. Twenty-five percent of the shares subject to the option vested and became exercisable on December 1, 1999. An additional 25% of the shares will vest and become exercisable on each anniversary of his employment with us, beginning on August 5, 2000. In the event of a "change in control," all shares subject to his option will vest and become exercisable immediately. We have a right of first refusal in the event that he desires to transfer any of the shares purchased under the option. This right expires upon completion of this offering.

    CURTIS L. GRAY. On February 23, 2000, we entered into an employment arrangement with Curtis L. Gray, our Executive Vice President--Retail Division, pursuant to which we agreed to pay Mr. Gray a base annual salary of $215,000 and, contingent upon the completion of this offering, a $25,000 bonus payable upon the completion of this offering, a bonus of 25% of his base annual salary, and an annual bonus of 25% of his base salary if mutually agreed-upon targets and objectives are achieved. Upon Mr. Gray's relocation to San Francisco, California, we will adjust his base annual salary to account for cost-of-living differences between his current home in Salt Lake City, Utah and San Francisco. This employment arrangement may be terminated at any time by either party. On February 23, 2000, we issued Mr. Gray an option to purchase 120,000 shares of our common stock at an exercise price of $4.18 per share. Twenty-five percent of the shares subject to the option will vest and become exercisable on March 20, 2001. An additional 25% of the shares will vest and become exercisable upon each anniversary. In the event of a "change in control," all shares subject to his option will vest and become exercisable immediately.

    EMIL GROSSO. On December 30, 1998, we entered into an employment arrangement with Emil Grosso, our Vice President--Finance and Secretary, pursuant to which we agreed to pay to Mr. Grosso a base annual salary of $135,000, a bonus of $7,500 and an annual discretionary bonus of up to 20% of his base annual salary. This employment arrangement may be terminated at any time by either party. On January 19, 2000, we issued Mr. Grosso an option to purchase 40,000 shares of our common stock at an exercise price of $4.18 per share. Twenty-five percent of the shares subject to the option vested and became exercisable on March 1, 2000. An additional 25% of the shares will vest and become exercisable upon each anniversary. In the event of a "change in control," all shares subject to his option will vest and become exercisable immediately. We have a right of first refusal in the event that he desires to transfer any of the shares purchased under the option. This right expires upon completion of this offering.

    BRIAN E. BODELL. On April 20, 1999, we entered into an employment arrangement with Brian Bodell, our Vice President--Electronic Commerce, pursuant to which we agreed to pay Mr. Bodell a base annual salary of $130,000 and an annual discretionary bonus of up to 23% of his base annual salary. This employment arrangement may be terminated at any time by either party. On February 1, 2000, we issued Mr. Bodell an option to purchase 40,000 shares of our common stock at an exercise price of $4.18 per share. Twenty-five percent of the shares subject to the option vested and became exercisable on April 20, 2000. An additional 25% of the shares will vest and become exercisable upon each anniversary. In the event of a "change in control," all shares subject to his option will vest and become exercisable immediately. We have a right of first refusal in the event that he desires to transfer any of the shares purchased under the option. This right expires upon completion of this offering.

    JAMES E. BARTLETT. On September 23, 1999, we entered into an employment arrangement with James Bartlett, our Vice President--Internet/Direct Operations, pursuant to which we agreed to pay to Mr. Bartlett a base annual salary of $125,000, a $50,000 bonus consisting of $10,000 already paid to him and $40,000 payable on January 1, 2001, and an annual discretionary bonus of up to 30% of his base annual salary. In addition, we agreed to reimburse Mr. Bartlett for
(1) reasonable moving costs from his home in Denver, Colorado to Wichita, Kansas and (2) 90 days' temporary housing in Wichita. This employment arrangement may be terminated at any time by either party. On April 13, 2000, we issued to Mr. Bartlett an option to purchase 36,000 shares of our common stock at an exercise price of $4.18 per share. Twenty-five percent of the shares subject to the option will vest and become exercisable on each anniversary of his employment with us, beginning on October 13, 2000. In the event of a "change in control," all shares subject to his option will vest and become exercisable immediately. We have a right of first refusal in the event that he desires to transfer any of the shares purchased under the option. This right expires upon completion of this offering.

    We do not have employment arrangements with any of our other executive officers.

EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation for services rendered during fiscal 1999 by our chief executive officer and our other most highly compensated executive officers whose salary and bonus during that period exceeded $100,000. The amounts set forth below include payments made by Dean & DeLuca Brands, Inc., one of our subsidiaries, through November 30, 1999. We refer to these executive officers in this prospectus as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                   ----------------------------------------
                                                                                                AWARDS
                                           ANNUAL COMPENSATION                             ----------------
                                          ----------------------   SECURITIES UNDERLYING      ALL OTHER
      NAME AND PRINCIPAL POSITION         SALARY ($)   BONUS ($)        OPTIONS (#)        COMPENSATION ($)
----------------------------------------  ----------   ---------   ---------------------   ----------------
Dane J. Neller(1)
  Chief Executive Officer...............   $250,000     $50,000          127,718(2)                 --
Patrick A. Roney
  Senior Vice President--
  Marketing and Director................    115,000          --                 --              $332(3)
Duminda M. De Silva
  Senior Vice President--
  Internet/Direct Operations............    139,550      35,000             60,000                  --
Emil Grosso
  Vice President--
  Finance and Secretary.................    130,385      27,000             40,000                  --

------------------------

(1) Effective February 2, 2000, Mr. Neller resigned his position as our President and John B. Richards assumed that position. Mr. Richards' employment agreement provides for annual compensation of $500,000 plus other benefits. For a more detailed description of the terms of Mr. Richards' employment see "--Employment and Change of Control Arrangements."

(2) We granted this option to Mr. Neller in exchange for his option to purchase 53,571 shares of Dean & DeLuca Brands common stock in connection with the reorganization. On March 1, 2000, Mr. Neller exercised this option to acquire 63,859 shares of our common stock. Currently, 63,859 shares remain subject to this option. For a more detailed description of Mr. Neller's option, see "Transaction with Related Parties--Other Transactions with Our Directors and Officers."

(3) We contributed the amount of $332.78 to Mr. Roney's 401(k) account.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding stock options that we granted to our named executive officers during fiscal 1999.

           OPTIONS GRANTED IN THE FISCAL YEAR ENDED JANUARY 30, 2000

                                                INDIVIDUAL GRANTS
                           ------------------------------------------------------------
                           NUMBER OF       PERCENTAGE OF                                     POTENTIAL REALIZABLE VALUE AT
                             SHARES        TOTAL OPTIONS                                        ASSUMED ANNUAL RATES OF
                           UNDERLYING       GRANTED TO        EXERCISE                       STOCK PRICE APPRECIATION FOR
                            OPTIONS        EMPLOYEES IN       PRICE PER                             OPTION TERM(3)
                            GRANTED         FISCAL YEAR         SHARE        EXPIRATION      -----------------------------
        NAME                 (#)(1)           (%)(2)           ($/SH)           DATE           5% ($)           10% ($)
---------------------      ----------      -------------      ---------      ----------      -----------      ------------
Dane J. Neller.......       127,718(4)         18.85%          $ 2.94(5)      02/26/04        $152,661          $335,765
Patrick A. Roney.....            --               --               --               --              --                --
Duminda M. De Silva..        60,000             8.85             4.18         11/28/09         157,727           399,711
Emil Grosso..........        40,000             5.90             4.18         11/28/09         105,151           266,474

------------------------

(1) Unless otherwise indicated, these figures express the number of shares of our common stock that each named executive officer may acquire upon the exercise of options granted under our 1999 stock option plan.

(2) The percentages of total options are calculated based on an aggregate of 677,718 shares of our common stock subject to options granted to our employees under our 1999 stock option plan during fiscal 1999. The options were granted and issued with an exercise price equal to the fair market value of our common stock as valued by our board of directors on the date of grant, except with respect to Mr. Neller whose option was issued in connection with our reorganization in exchange for shares subject to an option granted and issued by Dean & DeLuca Brands, Inc. For a detailed description of Mr. Neller's option, see "Transactions with Related Parties--Other Transactions with Our Directors and Officers."

(3) The potential realizable values are calculated based on a ten-year term for Messrs. De Silva and Grosso and a seven-year term for Mr. Neller. These amounts represent the hypothetical gains that could be achieved for the listed options if exercised immediately prior to the expiration date. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by SEC rules and do not represent our estimates or projections of the future prices our common stock. These amounts represent assumed rates of appreciation in the value of our common stock from the deemed fair market value for accounting purposes on the date of grant. Actual gains, if any, over stock option exercise prices are dependent on the future performance of our common stock and overall stock market conditions. The potential values reflected in the above table may not be achieved. All amounts have been rounded to the nearest dollar.

(4) In connection with our reorganization, we granted to Mr. Neller an option to purchase 127,718 shares of our common stock in exchange for his option to purchase 53,571 shares of Dean & DeLuca Brands, Inc. common stock. On
    March 1, 2000, Mr. Neller purchased 63,859 shares of common stock subject to this option. For a more detailed description of the reorganization and Mr. Neller's option, see "Transactions with Related Parties."

(5) The exercise price is $2.93612 per share.

    The shares underlying Mr. De Silva's option will be fully vested and exercisable on August 5, 2002, the fourth anniversary of his employment with us, and the shares underlying Mr. Grosso's option will be fully vested on March 1, 2003, the fourth anniversary of his employment with us. Each of their options expires on November 28, 2009, subject to earlier termination if their service with us ceases.

With respect to Mr. Neller, his option has a term of seven years. One-half of the shares subject to Mr. Neller's option vested on February 26, 2000 and were exercised on March 1, 2000 and the balance of the shares will vest and become exercisable on February 26, 2001. In the event of a "change in control" as defined in Section 280G of the Internal Revenue Code, all of these options will vest and become exercisable immediately. For a detailed description of our 1999 stock option plan and other terms of these options, see "--1999 Stock Option Plan" and "--Employment and Change of Control Arrangements."

FISCAL YEAR-END OPTION VALUES

    The following table sets forth information regarding the number of shares of common stock (1) acquired and the value realized by the named executive officers when they exercised any stock options during fiscal 1999 and (2) subject to exercisable and unexercisable stock options that each named executive officer held as of January 30, 2000. The following table also sets forth information regarding the value of so-called "in-the-money" options, which is based on a value of $4.18 per share, the fair market value of our common stock at January 30, 2000, as determined by our board of directors, and net of the option exercise price. There was no public trading market for our common stock at January 30, 2000.

  AGGREGATE OPTION EXERCISES IN FISCAL 1999 AND VALUES AS OF JANUARY 30, 2000

                                                    NUMBER OF SHARES       VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                     OPTIONS AS OF             OPTIONS AS OF
                                                  JANUARY 30, 2000(#)       JANUARY 30, 2000(#)
                                                ------------------------   ---------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----------------------------------------------   ------        -------      -----      --------
Dane J. Neller................................       --        127,718(1)      --      $158,866
Patrick A. Roney..............................       --             --         --            --
Duminda M. De Silva...........................   15,000         45,000          0             0
Emil Grosso...................................       --         40,000         --             0

------------------------

(1) On March 1, 2000, Mr. Neller exercised his option to acquire 63,859 shares of our common stock. He paid for these shares by giving us a promissory note in the principal amount of $186,859.09, and paying for the balance of $638.59 in cash. For a more detailed description of this transaction, see "Transactions with Related Parties--Other Transactions with Our Directors and Officers." Mr. Neller now holds an option to acquire 63,859 shares of our common stock.

1999 STOCK OPTION PLAN

    Our 1999 stock option plan was adopted by our board of directors and approved by our stockholders in November 1999 and was amended in April 2000. A total of 1,497,320 shares of common stock has been reserved for issuance under our 1999 stock option plan. As of the date of this prospectus, options to purchase 959,859 shares at a weighted average exercise price of $4.10 per share were outstanding under this plan, leaving 473,602 shares available for future grants under the plan. 63,859 shares have been issued under the plan to Mr. Neller upon exercise by him of his option.

    Our 1999 stock option plan provides for the granting to employees, including officers and employee directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, and for the granting to employees and consultants, including non-employee directors, of nonqualified stock options and stock purchase rights. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (determined for each share as of the option's date of grant) greater than $100,000, the excess shares will be treated as if they are subject to nonqualified stock options.

    The purposes of our 1999 stock option plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business.

    Our 1999 stock option plan may be administered by the board of directors or a committee of the board. Our 1999 stock option plan is currently administered by our compensation committee. The administrator determines matters such as
(1) to which persons we will issue options and stock purchase rights under the plan and (2) the terms of the options or stock purchase rights granted under the plan, including the number of shares subject to an option or stock purchase right, exercise or purchase price, payment terms, term and exercisability of options, and conditions and restrictions related to the grant of stock purchase rights. A participant accepts the offer of stock purchase rights by executing a stock purchase agreement. In addition, unless the administrator determines otherwise, we have an option to repurchase any restricted shares at the original price paid by the participant upon termination of the participant's relationship.

    Under our 1999 stock option plan, the exercise price of all incentive stock options must be at least 100% of the fair market value of our common stock on the date of grant, while the exercise price of all nonqualified stock options must be at least 85% of the fair market value of our common stock on the date of grant. However, in the case of any incentive stock option or nonstatutory stock option granted under our 1999 stock option plan to an optionee who owns stock representing more than 10% of the total voting power of all classes of our outstanding capital stock, the exercise price must be at least 110% of the fair market value of our common stock on the date of grant. Payment of the exercise price may be made in cash or other consideration, as determined by the administrator.

    The term of any option may not exceed ten years in general, and five years in the case of an incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock. The administrator has the discretion to set the vesting term of an option, provided that all options must vest and become exercisable at a rate of at least 20% per year from the date of grant. An option generally is nontransferable during the optionee's lifetime, and is transferable on the optionee's death according to the laws of descent and distribution. However, the administrator may grant nonqualified stock options and stock purchase rights with limited transferability rights in circumstances specified in our 1999 stock option plan. Each option and stock purchase right generally may be exercised only by the optionee during an optionee's lifetime or by the optionee's estate within the time frame set forth in the option agreement. If on the date of an optionee's termination of employment an option is not completely vested or if a stock purchase right is not exercised before it expires, the unvested or unpurchased shares will revert to the plan and will be available for future grants.

    In the event of our merger with or into another corporation, or the sale of all or substantially all of our assets, each option may be assumed or an equivalent option or right may be substituted by the successor corporation. If the successor corporation does not agree to an assumption or substitution, each outstanding stock option and stock purchase right will fully vest and become exercisable. In this event, the administrator will notify the optionee or the participant in writing or electronically that the option or stock purchase right will be fully exercisable for a period of 15 days from the date of the administrator's notice, and will terminate upon the expiration of the 15-day period.

    The administrator has the authority to amend or terminate our 1999 stock option plan, subject to limitations set forth in the plan. Unless terminated earlier by our board of directors, the plan will terminate in November 2009.

401(K) PLAN

    Effective July 1, 1996, we established a 401(k) retirement savings plan that covers all full-time employees who are at least 21 years old and who have completed 1,000 hours of service during any

12-month period. Participants may contribute a percentage of their gross salaries, as defined in our 401(k) plan, subject to a maximum contribution limit allowed by Internal Revenue Service guidelines. We contribute an amount equal to 25% of the amount contributed by each participant, up to a maximum contribution of 1.5% of a participant's gross salary. We also have the right, but not the obligation, to make an additional contribution in any year. The participants are always fully vested as to their own contributions. They vest as to our contribution at a rate of 25% per year, beginning after one year of employment so that they are fully vested as to our contributions after five years of employment. The participants are entitled to borrow from their plan accounts, in accordance with Internal Revenue Code requirements. During fiscal 1999, we contributed $37,249 to our 401(k) plan, and during fiscal 1998, we contributed $9,998 to our 401(k) plan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION OF LIABILITY

    Our second restated certificate of incorporation and restated by-laws provide that we will indemnify our directors and officers, and may indemnify other employees and our agents, to the fullest extent permitted by law, and will provide indemnification for negligence and gross negligence on the part of indemnified parties. Our by-laws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the by-laws would permit indemnification. We have director and officer liability insurance that covers matters, including matters arising under the Securities Act.

    Our second restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of the director's duty of loyalty to us or our stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful dividends or unlawful stock purchases or redemptions; and

    - any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our second restated certificate of incorporation and by-laws. These agreements, among other things, provide for indemnification of our directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys' fees, incurred by any of these persons in any action or proceeding, including expenses, but not judgments and settlement amounts incurred in any action by us or in our right, arising out of that person's services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. Indemnification is available only if the director or executive officer acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, in the case of a criminal action, had no reasonable cause to believe that his or her conduct was unlawful. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are unaware of any threatened litigation that may result in claims for indemnification.

                       TRANSACTIONS WITH RELATED PARTIES

THE REORGANIZATION

    In November 1999, we entered into a reorganization agreement pursuant to which Dean & DeLuca Brands, Inc., Dean & DeLuca Atlanta, LLC, Dean & DeLuca Markets, LLC and D & D Cafes of NC, LLC became wholly-owned subsidiaries of Dean & DeLuca. As part of the reorganization, all of the security holders of Dean & DeLuca Brands, Dean & DeLuca Atlanta, Dean & DeLuca Markets and D & D Cafes of NC exchanged all of their securities and interests in these entities for our securities. At closing, we issued an aggregate of 11,107,031 shares of our common stock and granted and issued warrants and options to purchase an aggregate of 1,704,969 shares of our common stock.

    The following table summarizes our shares of common stock, warrants and options that we issued to related parties in connection with the reorganization.

                                                                  NUMBER OF SHARES OF    NUMBER OF SHARES
                                            NUMBER OF SHARES OF      COMMON STOCK        OF COMMON STOCK
                   NAME                       COMMON STOCK(1)     SUBJECT TO WARRANTS   SUBJECT TO OPTIONS
------------------------------------------  -------------------   -------------------   ------------------
DIRECTORS AND EXECUTIVE OFFICERS:
Leslie G. Rudd............................       9,381,544              321,853                     --
Dane J. Neller............................         255,384              256,698                127,718
Giorgio G. DeLuca(2)......................         335,715                   --                154,966
Joel B. Dean..............................         202,073                   --                 45,062
Patrick A. Roney..........................         184,056                   --                     --
FIVE PERCENT STOCKHOLDER:
Samantha Lauren Rudd Gift Trust...........              --              798,672                     --

------------------------

(1) We also issued an aggregate of 748,259 shares of common stock to individuals who were not our directors, executive officers or 5% stockholders.

(2) Giorgio G. DeLuca was a member of our board of directors through February 2000.

OTHER TRANSACTIONS WITH OUR DIRECTORS AND OFFICERS

    LESLIE G. RUDD. Between November 1995 and November 1999, Mr. Rudd, the Chairman of our board of directors, loaned Dean & DeLuca Brands, Inc. $16,666,803, including principal and accrued interest. This indebtedness to Mr. Rudd was evidenced by convertible promissory notes each with an interest rate of 7.0% per year. These notes were convertible at his option into shares of Dean & DeLuca Brands, Inc. common stock at a conversion rate of $7.50 per share. In August 1999, Mr. Rudd forgave approximately $2.3 million of accrued interest on those notes. On November 30, 1999, Mr. Rudd converted all of these outstanding notes, including accrued interest, into shares of Dean & DeLuca Brands Inc. common stock. In addition, Mr. Rudd had loaned an aggregate of $7,843,709, including principal and accrued interest, to Dean & DeLuca Atlanta, LLC and Dean & DeLuca Markets, LLC, which indebtedness was converted into membership interests in these entities immediately prior to our reorganization. The shares of Dean & DeLuca Brands, Inc. common stock, together with his interests in Dean & DeLuca Atlanta, LLC, Dean & DeLuca Markets, LLC and D & D Cafes of NC, LLC, were exchanged for 9,381,544 shares of our common stock in the reorganization.

    Between September 1999 and November 1999, Mr. Rudd loaned us a total of $446,380. We repaid this amount in November 1999.

    In August 1999, for $361,900, Dean & DeLuca Brands sold to Mr. Rudd a warrant to purchase 470,000 shares of Dean & DeLuca Brands common stock at $7.00 per share. In connection with the reorganization, this warrant was converted into warrants to purchase 1,120,525 shares of our common stock at $2.94 per share. Mr. Rudd assigned to the Samantha Lauren Rudd Gift Trust a warrant to purchase 798,672 shares of our common stock. For information regarding the beneficial ownership of our securities, see "Principal Stockholders."

    We currently hold a lease for our Wichita, Kansas location with Mr. Rudd. The Wichita lease provides for approximately 32,100 square feet of office and warehouse space, which serves as the site of our call, distribution and fulfillment center. The term of the lease is 20 years and expires in September 2017. We have one optional renewal period of five years. The monthly rent is $11,455 subject to adjustment every three years based on the increase in the Consumer Price Index--Urban Consumers. Rent paid by us under this lease amounted to $126,012 during fiscal 1999, $137,468 during fiscal 1998, and $68,733 during fiscal 1997.

    During the term of the Wichita lease, an additional contingent rent equal to 20% of the monthly rent payable under the lease accrues. The accrued amount of the contingent rent bears interest at the annual rate of 7%. Upon the consummation of this offering, we will pay Mr. Rudd the accrued amount of the contingent rent plus accrued interest, at the election of Mr. Rudd, either in cash or in shares of our common stock valued at the initial public offering price. As of the date of this prospectus, the amount of the contingent rent plus
accrued interest on the contingent rent is $            , which would be equal
to   shares of our common stock (at an assumed initial public offering price of
$      per share) if Mr. Rudd were to exercise his option to receive this payment in shares of our common stock. The contingent rent will continue to accrue after the consummation of this offering and be payable in cash together with other payments to be made under the Wichita lease. If we sell all of our assets, dissolve, liquidate, merge with another entity or we (or our stockholders) engage in other specified business combination transactions, Mr. Rudd will be entitled to receive the contingent rent and any interest accrued to the date of the transaction in cash. If, at the expiration of the Wichita lease (including any renewal terms), we have not consummated an initial public offering of our common stock or a transaction of the type described above has not occurred, we will not be obligated to pay the contingent rent or any interest accrued on the contingent rent.

    Mr. Rudd has the right to sell the property subject to the Wichita lease to us at its fair market value on the date of the consummation of this offering, as determined by an independent appraiser. The purchase price will be payable, at the election of Mr. Rudd, either in cash or shares of our common stock valued at the initial public offering price. If Mr. Rudd exercises this right, the closing of this transaction must occur no later than 180 days after the consummation of this offering. If during the term of the Wichita lease (including any renewal terms) we sell all of our assets, dissolve, liquidate, merge with another entity or we (or our stockholders) engage in certain other business combination transactions, Mr. Rudd will be entitled to sell the property subject to the Wichita lease immediately for its then fair market value to us or our successor-in-interest for cash.

    We also hold seven leases with Mr. Rudd for the equipment at our current call, distribution and fulfillment center in Wichita, Kansas. The term of each of these equipment leases is 36 months and each expires in September 2000. The aggregate monthly rent is $12,817. Lease payments made by us under these equipment leases amounted to $140,987 during fiscal 1999, $153,804 during fiscal 1998, and $76,902 during fiscal 1997.

    We are currently constructing an additional warehouse facility on property that is owned by Mr. Rudd, which is adjacent to our current Wichita facility. We have not yet entered into a written agreement with Mr. Rudd with respect to this property, but we are in the process of negotiating to acquire the property, and expect the purchase price to be financed primarily through bank financing, with the balance to be paid out of working capital.

    From time to time, we acquire premium wines from Gerard Wine, a company owned by Mr. Rudd, on terms which we believe are at least as favorable to us as could be obtained elsewhere.

    DANE J. NELLER. On February 26, 1997, Dean & DeLuca Brands, Inc. granted Mr. Neller, our Chief Executive Officer and a member of our board of directors, an option to acquire 107,142 shares of Dean & DeLuca Brands, Inc. common stock at an exercise price of $7.00 per share. In August 1999, Mr. Neller purchased 53,571 shares subject to this option. Mr. Neller paid the exercise price for the shares by giving a promissory note in the principal amount of $374,997 to Dean & DeLuca Brands, Inc. This note bears interest at the rate of 7.5% per year and matures on August 16, 2004. Pursuant to a security agreement dated
August 16, 1999, Mr. Neller pledged the 53,571 shares as collateral for the promissory note. In 1999, Mr. Neller loaned an aggregate of $132,000 to Dean & DeLuca Brands, Inc., which, immediately prior to the reorganization was converted into shares of Dean & DeLuca Brands, Inc. common stock. In addition, prior to November 30, 1999, Mr. Neller loaned an aggregate of $412,709, including principal and accrued interest, to Dean & DeLuca Atlanta, LLC, which indebtedness was converted into membership interests in Dean & DeLuca Atlanta, LLC immediately prior to our reorganization. In connection with the reorganization, the balance of shares subject to the option was exchanged for an option to purchase 127,718 shares of our common stock at an exercise price of $2.94 per share, and Mr. Neller's shares of Dean & DeLuca Brands, Inc. common stock, together with his interests in Dean & DeLuca Atlanta, LLC, Dean & DeLuca Markets, LLC and D & D Cafes of NC, LLC, were exchanged for 255,384 shares of our common stock.

    On March 1, 2000, Mr. Neller acquired 63,859 shares of our common stock by exercising the vested portion of his option. He paid the exercise price for the shares by giving us a promissory note in the principal amount of $186,859.09 and paying the balance of $638.59 in cash. This note bears interest at the rate of 7.5% per year and matures on March 1, 2005. Pursuant to a security agreement dated March 1, 2000, he pledged the 63,589 shares as collateral for the promissory note.

    In August 1999, for $82,906, Dean & DeLuca Brands, Inc. sold to Mr. Neller a warrant to purchase 107,671 shares of Dean & DeLuca Brands, Inc. common stock at $7.00 per share. In connection with the reorganization, the warrant was exchanged for a warrant to purchase 256,698 shares of our common stock with an exercise price of $2.94 per share.

    JOHN B. RICHARDS. In February 2000, pursuant to the terms of his employment agreement, we advanced Mr. Richards $25,000 for relocation expenses and we loaned him $68,000. The loan is evidenced by a promissory note that bears interest at a rate of 6% per year and matures on December 31, 2002. We have not yet provided any other benefits to Mr. Richards under the terms of his employment agreement. For a more detailed description of Mr. Richards' employment agreement, see "Management--Employment and Change of Control Arrangements."

    GIORGIO G. DELUCA. Effective January 21, 1999, Dean & DeLuca Brands, Inc. entered into a separation agreement with Giorgio G. DeLuca. Under the terms of his separation agreement, Mr. DeLuca continued to receive an annual salary of $115,500 and other benefits through January 20, 2000. Pursuant to the agreement, Mr. DeLuca and Dean & DeLuca Brands, Inc. released each other from specified claims and liabilities arising out of Mr. DeLuca's employment. Mr. DeLuca remains subject to numerous restrictions set forth in his terminated employment agreement. As long as Mr. DeLuca does not violate these restrictions, Dean & DeLuca Brands, Inc. releases him from the call rights with respect to our common stock contained in his terminated employment agreement. Under the terms of his separation agreement, we have agreed to honor Mr. DeLuca's put rights and piggyback registration rights. For a description of the put and registration rights, see "Description of Capital Stock--Put Rights" and "Description of Capital Stock--Registration Rights."

    LESLIE G. RUDD AND PATRICK A. RONEY. We currently hold the following three leases for space located in St. Helena, California with R & R Land, LLC, a company owned by Mr. Rudd, the

Chairman of our board of directors, and Mr. Roney, our Senior Vice President and a member of our board of directors:

    - OFFICE SPACE. The office lease has a three-year term expiring in July 2002 and is subject to a cancellation option at any time upon 60 days' prior notice by either party. The monthly rent is $3,000 and rent paid by us under this lease amounted to $21,000 during fiscal 1999.

    - WAREHOUSE SPACE. The warehouse lease has a three-year term expiring in July 2002 and is subject to a cancellation option at any time upon 60 days' prior notice by either party. The monthly rent is $2,000 and rent paid by us under this lease amounted to $14,000 during fiscal 1999.

    - RETAIL MARKET SPACE. The retail market lease has a nine-year term expiring in March 2008 and six options in our favor to extend the lease for an aggregate of an additional 22 years. The monthly rent is $11,000 per month for each of the first three years of the lease term, $11,500 per month for each of the fourth, fifth and sixth years of the lease term and $12,000 per month for each of the seventh, eighth and ninth years of the lease term. Rent paid by us under this lease amounted to $121,000 during fiscal 1999.

SALE OF SERIES A CONVERTIBLE PREFERRED STOCK

    On November 30, 1999 and December 31, 2000, we sold to Hummer Winblad Venture Partners IV, L.P. an aggregate of 3,669,760 shares of our series A convertible preferred stock at a purchase price of approximately $5.45 per share, or an approximate aggregate purchase price of approximately
$20.0 million. Upon completion of this offering, these shares of series A convertible preferred stock will convert automatically into an aggregate of 3,669,760 shares of our common stock. Pursuant to the terms of the purchase agreement relating to this sale, our stockholders appointed Ann L. Winblad, one of the five managing partners of the general partner of Hummer Winblad, as a member of our board of directors. We are not under any contractual obligation to grant to Hummer Winblad the right to nominate any of our directors.

    In connection with this sale, we entered into an investors' rights agreement with Hummer Winblad. The investors' rights agreement gives Hummer Winblad the following rights:

    - REGISTRATION RIGHTS. Hummer Winblad has unlimited piggyback registration rights and two demand registration rights. These rights will terminate on the earlier of (1) five years after the date of this prospectus and
      (2) the date when all shares of common stock issuable upon conversion of the series A convertible preferred stock are freely tradable.

    - ACCESS TO INFORMATION. We are obligated to provide Hummer Winblad with all materials provided to our directors if Hummer Winblad (1) beneficially owns at least 5% of our outstanding capital stock and (2) does not have a representative on our board of directors. This obligation expires upon the completion of this offering.

    - PREEMPTIVE RIGHTS. Hummer Winblad may purchase its pro rata share of all equity securities that we issue, subject to various exceptions. This right will terminate upon the completion of this offering.

    Hummer Winblad has waived any preemptive and registration rights that it may have in connection with this offering.

    In connection with the sale of the series A convertible preferred stock, we also entered into a right of first refusal and co-sale agreement with Hummer Winblad on November 30, 1999. Pursuant to the terms of this agreement, (1) we and Hummer Winblad have rights of first refusal with respect to the sale or transfer of our common stock by some of our stockholders and (2) Hummer Winblad has the right to require any purchaser of a stockholder's shares of common stock to purchase a pro rata number of shares held by them. These rights will terminate upon the completion of this offering.

REGISTRATION RIGHTS

    The holders of 3,669,760 shares of common stock (assuming the conversion of all outstanding series A convertible preferred stock upon completion of this offering) and warrants to purchase 1,377,223 shares of common stock, or any of their transferees, are entitled to cause us to register under the Securities Act under specified circumstances shares of our common stock held by them or issuable to them. These rights are provided under the investors' rights agreement with Hummer Winblad discussed above and under the outstanding warrants. Holders of registration rights are:

    - Leslie G. Rudd, the Chairman of our board of directors, who has registration rights covering 321,853 shares of our common stock;

    - Dane J. Neller, our Chief Executive Officer and a member of our board of directors, who has registration rights covering 256,698 shares of our common stock;

    - Samantha Lauren Rudd Gift Trust, a 5% stockholder, who has registration rights covering 798,672 shares of our common stock; and

    - Hummer Winblad, a 5% stockholder, assuming conversion of all outstanding series A convertible preferred stock into shares of our common stock upon completion of this offering, who has registration rights covering 3,669,760 shares of our common stock.

    The registration rights allow holders to:

    - require us to, on no more than two occasions, register their shares under the Securities Act, commonly referred to as "demand rights"; and

    - include their shares in registration statements filed by us, commonly referred to as "piggy-back rights".

    Giorgio G. DeLuca, a member of our board of directors until February 2000, also has piggyback registration rights that allow him to require us to include a portion of his 490,681 shares of common stock, including 154,966 shares subject to an option, in registration statements by which we register shares of common stock held by Mr. Rudd for sale to the public.

    For a more detailed description of the registration rights described above, see "Description of Capital Stock--Registration Rights."

GRANT AND ISSUANCE OF OPTIONS

    Between December 1, 1999 and the date of this prospectus, we granted to a number of our executives under our 1999 stock option plan options to purchase an aggregate of 886,000 shares of our common stock, each with an exercise price of $4.18 per share. The executives who received options were Messrs. Richards, Mileusnic, De Silva, Gray, Grosso, Duncan, Bodell and Bartlett.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information about the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

    - each of our directors, director nominees and named executive officers;

    - each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of our common stock; and

    - all current directors and executive officers as a group.

    Beneficial ownership is calculated based upon the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding. These shares, however, are not considered outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table or as a result of applicable community property laws, each stockholder named in the table has sole voting and investment power to the shares shown as beneficially owned by them.

    Applicable percentage ownership in the following table is based on 14,840,650 shares of our voting securities, consisting of 11,170,890 shares of common stock and 3,669,760 shares of series A convertible preferred stock outstanding as of the date of this prospectus. This table assumes the following:

    - all of our outstanding shares of series A convertible preferred stock are converted into an aggregate of 3,669,760 shares of our common stock upon the consummation of this offering;

    - a   for   stock split of our outstanding shares of common stock, which will be effected prior to the consummation of this offering; and

    - the underwriters' over-allotment option will not be exercised.

    Unless otherwise indicated, the address for those named in the table is: c/o Dean & DeLuca, Inc., 560 Broadway, New York, New York 10012.

                                                    BENEFICIAL OWNERSHIP       BENEFICIAL OWNERSHIP
                                                   PRIOR TO THE OFFERING        AFTER THE OFFERING
                                                  ------------------------   ------------------------
            NAME OF BENEFICIAL OWNER              SHARES (#)   PERCENT (%)   SHARES (#)   PERCENT (%)
------------------------------------------------  ----------   -----------   ----------   -----------
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Leslie G. Rudd(1)...............................   9,703,397       64.0%                          %
Dane J. Neller(2)...............................   1,374,613        8.7
John B. Richards(3).............................     112,500          *
Patrick A. Roney................................     184,056        1.2
Duminda M. De Silva(4)..........................      15,000          *
Emil Grosso(4)..................................      10,000          *
Joel B. Dean(5).................................     247,135        1.7
Ann L. Winblad(6)...............................   3,669,760       24.7
Lionel W. Greer.................................          --         --
John L. Sharpe..................................          --         --
All directors and executive officers as a group
  (13 persons)(7)...............................  15,336,461       93.4

FIVE PERCENT STOCKHOLDERS:

Hummer Winblad Venture Partners IV, L.P.........   3,669,760       24.7
  2 South Park
  Second Floor
  San Francisco, CA 94102
Samantha Lauren Rudd Gift Trust(8)..............     798,672        5.1

------------------------

*   less than 1%

(1) Includes 321,853 shares of our common stock subject to a currently exercisable warrant. Does not include:

    - 798,672 shares of common stock subject to a warrant held by the Samantha Lauren Rudd Gift Trust, of which Mr. Rudd disclaims beneficial ownership;

    - shares of our common stock which would be issued to Mr. Rudd in satisfaction of contingent rent under the call, distribution and fulfillment center lease in Wichita, Kansas in the event that he exercises his right to request payment in common stock; and

    - shares of our common stock which will be issued to Mr. Rudd in the event that he exercises his right to require us to purchase the call, distribution and fulfillment center and pay the purchase price in common stock.

    For a detailed description of these rights, see "Transactions with Related Parties--Other Transactions with our Directors and Officers."

(2) Includes 256,698 shares of our common stock subject to a currently exercisable warrant and 798,672 shares of our common stock subject to a currently exercisable warrant issued to the Samantha Lauren Rudd Gift Trust for which Mr. Neller is the trustee and beneficial owner.

(3) Represents shares of common stock subject to an option exercisable within 60 days of the date of this prospectus.

(4) Represents shares of common stock subject to a currently exercisable option.

(5) Includes 45,062 shares of common stock subject to a currently exercisable option.

(6) Represents the shares of our common stock to be issued to Hummer Winblad Venture Partners IV, L.P. upon conversion of our series A convertible preferred stock. Ms. Winblad is one of five managing members of the general partner of Hummer Winblad and one of our directors. As a managing member of the general partner, she may be deemed to share voting power with respect to the shares held by Hummer Winblad.

(7) Includes an aggregate of 112,500 shares of common stock subject to options exercisable within 60 days of the date of this prospectus, 90,062 shares of common stock subject to currently exercisable options and 1,377,223 shares of common stock subject to currently exercisable warrants.

(8) Represents shares of common stock subject to a currently exercisable warrant. Beneficial ownership of these shares is also attributable to Mr. Neller who is the trustee of the Samantha Lauren Rudd Gift Trust.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our second restated certificate of incorporation, which will be filed before this offering is completed, authorizes the issuance of up to 40,000,000 shares of common stock, $0.01 par value per share, and 4,000,000 shares of preferred stock, $0.01 par value per share, the rights and preferences of which may be established by our board of directors. Immediately before the completion of this offering, but after giving effect to the conversion of all outstanding shares of our series A convertible preferred stock into 3,669,760 shares of our common stock, we will have 13 stockholders and we will have issued 14,840,650 shares of common stock (assuming no warrants and options to purchase shares of our common stock are exercised. As of the date of this prospectus, warrants to purchase 1,377,223 shares of our common stock and options to purchase 1,159,887 shares of our common stock were issued and outstanding.

COMMON STOCK

    Under our second restated certificate of incorporation, the holders of common stock are entitled to one vote for each share held on all matters to be voted on by the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose in proportion to their stock holdings. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share in all of our assets remaining after payment of liabilities and any liquidation preferences of any outstanding shares of preferred stock in proportion to their stock holdings. Holders of common stock have no preemptive or subscription rights or rights to convert their shares of common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Under our second restated certificate of incorporation, our board of directors has the authority, without further action by stockholders, to issue up
to       shares of preferred stock in one or more series and to fix the rights, preferences, privileges and the qualifications, limitations and restrictions granted to or imposed upon preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of the series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could reduce the voting power of the holders of common stock and reduce the likelihood that the holders of common stock will receive dividend payments and other payments upon liquidation. This issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock could also have the effect of delaying, deterring or preventing a change in control of Dean & DeLuca. We presently have no plans to issue any shares of preferred stock.

WARRANTS AND OPTIONS

    As of the date of this prospectus, we had outstanding warrants held by three holders to purchase an aggregate of 1,377,223 shares of our common stock. Each of these warrants have an exercise price of $2.94 per share, subject to adjustment, and expires on January 15, 2004.

    As of the date of this prospectus, we had outstanding options held by twelve holders to purchase an aggregate of 1,159,887 shares of our common stock. Ten options to purchase 959,859 shares of our common stock were issued under our 1999 stock option plan and two options to purchase 200,028 shares of our common stock are non-plan stock options. These twelve options have a weighted average exercise price of approximately $3.50 per share. The options issued under our 1999 stock option plan expire on November 28, 2009, except for Mr. Neller's option which expires on February 26, 2004, the seventh anniversary of its original date of grant under Dean & DeLuca Brands' 1997 stock option plan, Mr. Richards' option which expires on December 30, 2009 and Mr. Gray's option which expires on February 23, 2010. Both of the non-plan options, which were issued to Messrs. DeLuca and Dean, expire on July 30, 2001.

SPECIAL PROVISIONS IN OUR SECOND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS MAY HAVE ANTI-TAKEOVER EFFECTS

    Our second restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly-called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our by-laws provide that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or the board of directors by a resolution adopted by a majority of the total number of authorized directors, or by the holders of 50% of our outstanding voting stock.

    Our by-laws establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of stockholders, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to the secretary of our company prior to the meeting. To be timely, a stockholder notice relating to an annual meeting must be received at our principal executive offices not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting; provided that if the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the prior year's annual meeting, a stockholder notice must be delivered not earlier than 90 days prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the tenth day following the day on which we first publicly announce the date of the annual meeting. In addition, if our board of directors determines that directors will be elected at a special meeting, a stockholder must give written notice of any nominations to be brought before the special meeting no earlier than the 90th day prior to the special meeting and not later than the later of the 60th day prior to the special meeting or the tenth day following the day on which we first publicly announce the date of the special meeting.

    Notice to our company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

    The chairman of a meeting of stockholders may determine that a person was not nominated in accordance with the nomination procedure, in which case that person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business was not properly brought before that meeting in accordance with the by-law procedures, such business will not be conducted at the meeting. Nothing in the nomination procedure or the business procedure will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the above-mentioned procedures.

    Our second restated certificate of incorporation specifies that our board of directors will be classified into three classes of directors. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation's certificate of incorporation provides otherwise. Our second restated certificate of incorporation does not provide otherwise. In addition, our second restated certificate of incorporation specifies that the authorized number of directors may be changed only by resolution of the board of directors and excludes cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our second restated certificate of incorporation provides that a majority of the directors in office, even if less than a quorum, can fill vacancies created by resignation, death, disqualification, removal or by an increase in the size of our board of directors.

    These provisions contained in our second restated certificate of incorporation, including the provisions that provides that our board of directors may authorize the issuance and specify the designations, rights and preferences of series of our preferred stock without stockholder approval, and by-laws could delay or discourage some types of transactions involving an actual or potential change in control of us or in our management, which includes transactions in which stockholders might otherwise receive a premium for their shares over then-current prices. They may also limit the ability of stockholders to remove our current management or approve transactions that stockholders may consider to be in their best interests and, therefore, could adversely affect the price of our common stock. These provisions are intended to enhance the likelihood of continuity and stability in the composition of, and policies formulated by, our board of directors.

REGISTRATION RIGHTS

    Set forth below is a summary of the registration rights of our warrant holders and the holders of our series A convertible preferred stock, which will convert into 3,669,760 shares of common stock upon the completion of this offering.

    DEMAND REGISTRATIONS. Beginning 180 days after the date of this prospectus, the holders of at least 30% of the 3,669,760 shares of common stock into which our series A convertible preferred stock will convert may require us to register shares of common stock having, including the 1,377,223 shares subject to the warrants that may be included in a demand registration, an aggregate sales price to the public of more than $10,000,000. We will be obligated to effect only two registrations pursuant to a request by holders of these demand registration rights. In addition, in the event the registration is for an underwritten public offering and the underwriter advises us that marketing factors require a limitation of the number of shares to be included in such registration, the number of shares to be included shall be allocated as described in the investors' rights agreement. These registration rights terminate on the earlier of the date which is five years after the completion of this offering and the date when the shares of common stock into which our series A convertible preferred stock will convert may be sold without limitation as to volume or manner of sale under Rule 144 under the Securities Act.

    Beginning one year after the date of this prospectus, the holders of the warrants, Messrs. Rudd and Neller and the Samantha Lauren Rudd Gift Trust, may require us to file a registration statement under the Securities Act to register the 1,377,223 shares of common stock subject to the warrants. Each warrant holder has two demand registration rights.

    PIGGYBACK REGISTRATION RIGHTS. Holders of the 3,669,760 shares of common stock into which our series A convertible preferred stock will convert have unlimited rights to require us to include their shares in any registration of our common stock initiated by us, other than registrations relating to employee benefit plans, mergers, acquisitions or similar corporate transactions, and corporate reorganizations. In the event the registration is for an underwritten public offering and the underwriter advises us that marketing factors require a limitation of the number of shares to be included in such registration, the number of shares to be included shall be allocated as described in the investors' rights agreement. In no event, however, shall the amount of securities of the holders of the 3,669,760 shares of our common stock into which our series A convertible preferred stock will convert be reduced below 30% of the total amount of securities included in the registration. These registration rights terminate on the earlier of the date which is five years after the completion of this offering and the date when the shares of common stock into which our series A convertible preferred stock will convert may be sold without limitation as to volume or manner under Rule 144 under the Securities Act. The holders of these registration rights have waived their piggyback registration rights in connection with this offering.

    The warrant holders have unlimited rights to require us to include the 1,377,223 shares of common stock subject to the exercise of the warrants in a registration statement filed by us under the Securities Act, subject to certain exceptions. In the event the registration is for an underwritten and secondary offering and the underwriter advises us that marketing factors require a limitation of the number of shares to be included in such registration, the number of shares to be included shall be allocated as described in the applicable warrant.

    FORM S-3 REGISTRATIONS. After we have qualified for registration on Form S-3 (which will not be available until at least 12 months after we become a reporting company under the Securities Exchange Act of 1934), the holders of at least 30% of the shares of common stock into which our series A convertible preferred stock will convert at the completion of this offering may require us to effect an unlimited number of registrations of their shares on Form S-3, subject to certain size of offering limitations. We are not obligated, however, to effect a registration on Form S-3 within 12 months following effectiveness of the most recent registration on Form S-3 requested by the holders of these registration rights.

    EXPENSES. In connection with all registrations filed pursuant to exercise of any registration rights, we will be responsible for paying all registration expenses and the persons for whom we are registering shares will be responsible for paying all selling expenses.

    OTHER REGISTRATION RIGHTS. Pursuant to Giorgio G. DeLuca's separation agreement, we have agreed to register a portion of his 490,681 shares of common stock, including 154,966 shares of common stock subject to an option, under the Securities Act if we register shares of common stock held by Leslie G. Rudd for sale to the public in a public offering. The number of shares that Mr. DeLuca may include is based on the ratio of the shares of common stock being offered by Mr. Rudd to the total shares of common stock then owned by Mr. Rudd. This right was originally described in his employment agreement, which has been terminated. For a description of the agreement pursuant to which we agreed to honor this registration right, see "Transactions with Related Parties--Other Transactions with Our Directors and Officers."

PUT RIGHTS

    Pursuant to Mr. DeLuca's separation agreement, we have agreed to honor his right to require us to purchase 47,682 shares of our common stock from him at a purchase price of $3.15 per share. This right was originally described in his employment agreement, which has been terminated. For a description of the agreement pursuant to which we agreed to honor this put right, see "Transactions with Related Parties--Other Transactions with Our Directors and Officers."

AMENDMENT OF CHARTER DOCUMENTS

    The Delaware law provides generally that the affirmative vote of a majority in interest of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the certificate of incorporation or bylaws of the corporation require a greater percentage. Our second restated certificate of incorporation and restated by-laws do not require a greater percentage. Immediately after this offering is completed, Mr. Rudd
will own   % of our common stock and our management will collectively own
approximately   % of our common stock. As a result, Mr. Rudd individually, and collectively with individuals of our management, will be able to cause us to amend our certificate of incorporation and bylaws, subject to any limitations prescribed by law or our by-laws.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, there has been no public market for our common stock. We cannot assure you that a significant public market for our common stock will develop or be sustained after this offering is completed. As described below, holders of shares of our common stock that are currently outstanding will not be able to resell those shares immediately after this offering due to contractual and regulatory restrictions on resale. Future sales of substantial amounts of our common stock, which sales include shares issued or issuable upon exercise of outstanding warrants and options after the restrictions lapse or are released, in the public market after this offering could:

    - adversely affect the market price of our common stock prevailing from time to time; and

    - impair our ability to raise capital through the sale of equity securities.

    Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters'
over-allotment option. Of these outstanding shares, all of the   shares that we
are selling in this offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Resales of shares acquired by affiliates are subject to
restrictions under Rule 144 under the Securities Act. The remaining       shares
held by existing stockholders are "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they have been registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

LOCK-UP AGREEMENTS

    All of our directors, officers and key employees listed in the section of this prospectus entitled "Management" and our stockholders, as a group, will
hold an aggregate of       shares of our common stock, representing   % of our
common stock prior to this offering, assuming all of our outstanding shares of series A convertible preferred stock are converted into 3,669,760 shares of our common stock, have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner:

    - with the prior written consent of FleetBoston Robertson Stephens Inc.;

    - in the case of transfers to specified trusts or as a bona fide gift, provided that the transferee remains subject to the lock-up restrictions.

    As a result of these lock-up agreements and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows:

    - approximately       restricted securities will be eligible for sale
      beginning 90 days after the date of this prospectus, subject in some cases to compliance with Rule 144;

    - approximately       additional restricted securities will be eligible for
      sale beginning on the 181st day after the date of this prospectus upon expiration of the lock-up agreements, subject in some cases to compliance with Rule 144; and

    - the remainder of the restricted securities will be eligible for sale from time to time thereafter, subject in some cases to compliance with Rule 144.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will be approximately shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks before a notice on Form 144 is filed with the SEC in connection with the sale.

    Sales under Rule 144 are also subject to regulations on manner of sale and notice requirements and the availability of current public information about us. We are unable to estimate the number of shares that will be sold under Rule 144 because sales of shares under Rule 144 will depend on the market price for our common stock, the personal circumstances of the sellers and other factors.

RULE 144(K)

    Under Rule 144(k), a person who (1) is not one of our affiliates at any time during the three months before a sale and (2) has beneficially owned the shares of common stock proposed to be sold for at least two years, including the holding period of any prior owner other than affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, officers, directors or consultants who purchases shares of common stock from us under a compensatory plan or other written agreement is eligible to resell the shares 90 days after the date of this prospectus in reliance on Rule 144 without complying with restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

    After this offering is completed, holders of             shares of our
common stock, or rights to acquire our common stock, will be entitled to require us register those shares for resale in the public market. For a detailed description of outstanding registration rights, see "Description of Capital Stock--Registration Rights." Registration of these shares under the Securities Act would result in the shares becoming freely tradeable immediately upon the SEC's declaration that the registration is effective, except for shares that are purchased by our affiliates.

STOCK OPTIONS

    After this offering is completed, we intend to file registration statements
under the Securities Act covering   shares of our common stock reserved for
issuance under our 1999 stock option plan and our 2000 directors' stock option plan. The registration statements are expected to be filed and to become effective as soon as practicable after the consummation of this offering. Shares registered under each registration statement, subject to Rule 144 volume limitations applicable to officers, directors and 10% stockholders and contractual limitations under the lock-up agreements, will be available for sale in the open market immediately after the effective date of the applicable registration statement.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase H&Q, a division of Chase
Securities Inc., and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
FleetBoston Robertson Stephens Inc..........................
Chase Securities Inc........................................
Dain Rauscher Wessels.......................................
                                                               -------
    Total...................................................
                                                               =======

    We have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public at the public offering price of
$  per share and to some dealers at that price less a concession of not more
than $      per share, of which $      may be re-allowed to other dealers. After
the initial public offering, these prices may be reduced by the representatives. This reduction will not change the amount of proceeds to be received by us. The common stock is offered by the underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus has been determined through negotiations among the representatives and us. Among the factors considered in such negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    We have been advised by the underwriters that they do not intend to conform sales to any accounts over which they exercise discretionary authority and they do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

OVER-ALLOTMENT OPTION

    We have granted to the underwriters an option, exercisable during the 30-day
period after the date of this prospectus, to purchase up to       additional
shares of common stock and an option, on similar terms, to purchase up to additional shares of common stock, to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to
purchase any of the additional       shares of common stock, the underwriters
have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchase by each of them bears to the total number of shares of common stock offered in this offering. If purchased, theses additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

    The following table summarizes the compensation to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                        WITHOUT            WITH
                                            PER      OVER-ALLOTMENT   OVER-ALLOTMENT
                                           SHARE         OPTION           OPTION
                                          --------   --------------   --------------
Public offering price...................  $             $                $
Underwriting discounts and
  commissions...........................
Proceeds, before expenses, to us........

    We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be
approximately $            .

INDEMNITY

    The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

LOCK-UP AGREEMENTS

    Each executive officer, director, and substantially all of our security holders have agreed, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. This restriction terminates after the close of trading of the shares on the 180th day of (and including) the day the shares commenced trading on the Nasdaq National Market. However, FleetBoston Robertson
Stephens Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives of the underwriters and any of our shareholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to certain exceptions, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest before the lock-up period expires. For a more detailed description of the lock-up provisions in conjunction with resale restrictions under the Securities Act, see "Shares Eligible for Future Sale."

LISTING

    We have applied to list our common stock on Nasdaq National Market under the proposed trading symbol "DEAN."

STABILIZATION

    We have been advised by the representatives that, pursuant to Regulations M under the Securities Act, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A "syndicate covering transaction" is a bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement that permits the representatives to reclaim the selling concession from an underwriter or a syndicate member are purchased by the representatives in a syndicate covering transaction and therefore have not been effectively placed by the underwriter or syndicate member. We have been advised by the representatives that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinue at any time.

DIRECTED SHARE PROGRAM

    At our request, the underwriters have reserved up to 5% of the shares of common stock for sale at the initial public offering price to persons who are our directors, officers or employees, or who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase these directed shares. The number of shares of common stock available for sale to the general public will be reduced to the extent that any directed shares are purchased by any of the persons for whom they have been reserved. Any directed shares that are not purchased will be offered by the underwriters on the same basis as all other shares of common stock offered in this offering. We have agreed to indemnify underwriters participating in our directed share program against specific liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of directed shares.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by this prospectus will be passed upon for us by Kaye, Scholer, Fierman, Hays & Handler, LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

    The combined financial statements as of March 1, 1998 and for the year then ended that are included in this prospectus have been audited by Grassi & Co., CPAs, PC, independent public accountants, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and schedule of Dean & DeLuca, Inc. as of February 28, 1999 and January 30, 2000 and for the year ended February 28, 1999 and the eleven-month period ended January 30, 2000 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the common stock offered in this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement or the accompanying exhibits and schedules. For additional information about us and our common stock, you should refer to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we make reference to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, of which this prospectus is a part.

    You may also read and copy the registration statement, the related exhibits and the other materials we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's address is WWW.SEC.GOV.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities and Exchange Act of 1934 and, accordingly, will file periodic reports, proxy statements and other information with the SEC. Our periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and on the SEC's Web site.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Dean & DeLuca, Inc. and Subsidiaries:
  Independent Auditors' Report..............................     F-2
  Consolidated Balance Sheets at February 28, 1999 and
    January 30, 2000........................................     F-3
  Consolidated Statements of Operations for the Year Ended
    February 28, 1999
    and the Eleven-month Period Ended January 30, 2000......     F-4
  Consolidated Statements of Stockholders' Equity (Deficit)
    for the Year Ended
    February 28, 1999 and the Eleven-month Period Ended
    January 30, 2000........................................     F-5
  Consolidated Statements of Cash Flows for the Year Ended
    February 28, 1999
    and the Eleven-month Period Ended January 30, 2000......     F-6
  Notes to Consolidated Financial Statements................     F-7

Dean & DeLuca Brands, Inc. and Affiliates:
  Independent Auditors' Report..............................    F-27
  Combined Balance Sheet at March 1, 1998...................    F-28
  Combined Statement of Operations for the Year Ended March
    1, 1998.................................................    F-29
  Combined Statement of Stockholders' Deficit for the Year
    Ended March 1, 1998.....................................    F-30
  Combined Statement of Cash Flows for the Year Ended March
    1, 1998.................................................    F-31
  Notes to Combined Financial Statements....................    F-32

Dean & DeLuca Inc. and Subsidiaries:
  Pro Forma Consolidated Statement of Operations for the
    Eleven-month
    Period Ended January 30, 2000...........................    F-44
  Notes to Pro Forma Consolidated Statement of Operations...    F-45

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Dean & DeLuca, Inc.:

    We have audited the accompanying consolidated balance sheets of Dean & DeLuca, Inc. and subsidiaries as of February 28, 1999 and January 30, 2000, and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended February 28, 1999 and the eleven-month period ended January 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dean & DeLuca, Inc. and subsidiaries as of February 28, 1999 and January 30, 2000, and the results of their operations and their cash flows for the year ended February 28, 1999 and the eleven-month period ended January 30, 2000, in conformity with generally accepted accounting principles.

                                          KPMG LLP

April 11, 2000
Wichita, Kansas

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              FEBRUARY 28,   JANUARY 30,
                                                                  1999          2000
                           ASSETS                             ------------   -----------
Current assets:
  Cash and cash equivalents.................................  $   443,537    $17,116,608
  Accounts receivable, less allowance for doubtful accounts,
    of $66,600 in 1999 and $154,374 in 2000.................      518,202        763,415
  Receivables from related parties (note 12)................       94,037        115,667
  Inventories...............................................    3,410,261      4,840,403
  Prepaid expenses and other current assets.................      337,324        616,954
                                                              -----------    -----------
        Total current assets................................    4,803,361     23,453,047
Property and equipment, net (note 4)........................   10,562,333     13,407,950
Intangible assets, net of accumulated amortization of
  $8,832,453 in 1999 and $9,221,860 in 2000.................      971,949      6,469,707
Other assets................................................      123,313         82,460
                                                              -----------    -----------
                                                              $16,460,956    $43,413,164
                                                              ===========    ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt and capital lease
    obligations (note 5)....................................  $    69,550    $   238,056
  Accounts payable..........................................    2,619,146      6,439,800
  Current portion of notes payable to related parties (note
    6)......................................................    4,156,313             --
  Accrued expenses..........................................    2,074,304      3,961,067
  Notes payable to bank (note 7)............................      480,000        350,000
  Payables to related parties (note 12).....................      185,662        222,418
                                                              -----------    -----------
        Total current liabilities...........................    9,584,975     11,211,341
Long-term debt and capital lease obligations, less current
  portion (note 5)..........................................      626,844      2,611,603
Notes payable to related parties, less current portion (note
  6)........................................................   21,781,501             --
Deferred lease incentive....................................      181,666        163,333
Deferred rent (note 9)......................................    1,911,975      1,894,009
                                                              -----------    -----------
        Total liabilities...................................   34,086,961     15,880,286
                                                              -----------    -----------
Stockholders' equity (deficit) (notes 3 and 8):
  Preferred stock, authorized 4,000,000 shares:
    Series A convertible preferred stock, $.01 par value.
      Authorized, issued and outstanding 3,669,760 shares in
        2000, at stated value...............................           --     19,999,825
  Common stock, $.01 par value. Authorized 2,000,000 shares
    in 1999 and 40,000,000 shares in 2000; issued and
    outstanding 1,199,274 shares in 1999 and 11,107,031
    shares in 2000..........................................       11,993        111,070
  Additional paid-in capital................................   12,645,324     42,907,055
  Deferred stock-based compensation.........................           --       (597,695)
  Accumulated deficit.......................................  (24,173,247)   (34,887,377)
  Members' deficit..........................................   (6,110,075)            --
                                                              -----------    -----------
        Total stockholders' equity (deficit)................  (17,626,005)    27,532,878
Commitments (notes 9 and 11)................................
                                                              -----------    -----------
                                                              $16,460,956    $43,413,164
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              FEBRUARY 28,   JANUARY 30,
                                                                  1999           2000
                                                              ------------   ------------
Net revenues................................................  $49,302,531    $59,616,411
Cost of sales...............................................   28,109,575     34,153,092
                                                              -----------    -----------
    Gross profit............................................   21,192,956     25,463,319
                                                              -----------    -----------
Operating expenses:
  Advertising...............................................    1,915,829      7,181,301
  Sales and other operating.................................   17,493,138     22,529,882
  General and administrative................................    4,408,941      5,661,242
  Amortization of intangible assets.........................    1,663,893        389,407
                                                              -----------    -----------
    Total operating expenses................................   25,481,801     35,761,832
                                                              -----------    -----------
    Loss from operations....................................   (4,288,845)   (10,298,513)
Interest expense (note 12)..................................    1,831,292      2,118,966
Other expense (income)......................................     (203,140)      (172,068)
                                                              -----------    -----------
    Loss before minority interest and income taxes..........   (5,916,997)   (12,245,411)
Losses allocable to minority interest.......................      197,673      3,252,778
                                                              -----------    -----------
    Loss before income taxes................................   (5,719,324)    (8,992,633)
Income tax expense (benefit)................................           --             --
                                                              -----------    -----------
    Net loss................................................  $(5,719,324)   $(8,992,633)
                                                              ===========    ===========
Basic and diluted net loss per share--pro forma to reflect
  income taxes (note 2(o))..................................  $     (1.48)   $     (1.73)
                                                              ===========    ===========
Shares used in computing basic and diluted net loss per
  share--pro forma to reflect income taxes (note 2(o))......    3,862,287      5,195,147
                                                              ===========    ===========
Basic and diluted net loss per share--pro forma to reflect
  income taxes and conversion of preferred stock (notes 2(o)
  and 2(r)) (unaudited).....................................                 $     (1.56)
                                                                             ===========
Shares used in computing basic and diluted net loss per
  share--pro forma to reflect income taxes and conversion of
  preferred stock (notes 2(o) and 2(r)) (unaudited).........                   5,782,960
                                                                             ===========

          See accompanying notes to consolidated financial statements.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                                        TOTAL
                                                         ADDITIONAL                                    MEMBERS'     STOCKHOLDERS'
                                 PREFERRED     COMMON      PAID-IN       DEFERRED      ACCUMULATED      EQUITY         EQUITY
                                   STOCK       STOCK       CAPITAL     COMPENSATION      DEFICIT       (DEFICIT)      (DEFICIT)
                                -----------   --------   -----------   -------------   ------------   -----------   -------------
Balance at March 1, 1998......  $        --   $11,993    $12,645,324     $      --     $(20,745,530)  $(4,018,468)  $(12,106,681)
Net loss......................           --        --             --            --      (3,427,717)    (2,291,607)    (5,719,324)
Capital contribution..........           --        --             --            --              --        200,000        200,000
                                -----------   --------   -----------     ---------     ------------   -----------   ------------
Balance at February 28,
  1999........................           --    11,993     12,645,324            --     (24,173,247)    (6,110,075)   (17,626,005)
Net loss......................           --        --             --            --     (10,714,130)     1,721,497     (8,992,633)
Capital contribution (note
  12).........................           --        --      2,251,310            --              --             --      2,251,310
Exercise of stock options.....           --       535        374,462            --              --             --        374,997
Note receivable attributable
  to exercise of stock
  options.....................           --        --       (374,997)           --              --             --       (374,997)
Issuance of warrants to
  acquire common stock........           --        --        444,807            --              --             --        444,807
Retirement of common stock....           --       (18)       (12,903)           --              --             --        (12,921)
Proceeds from beneficial
  conversion feature of
  convertible debt............           --        --        363,922            --              --             --        363,922
The Reorganization (note 3):
  Conversion of notes payable
    to related parties........           --    22,222     16,644,581            --              --      7,428,351     24,095,154
  Elimination of equity of
    reorganized entities......           --   (34,732)      (993,737)           --              --     (3,039,773)    (4,068,242)
  Issuance of common stock:
    To minority interest......           --    18,096      7,871,704            --              --             --      7,889,800
    To controlling interest...           --    92,974      4,264,955            --              --             --      4,357,929
Issuance of 3,669,760 shares
  of series A convertible
  preferred stock, net of
  issuance costs..............   19,999,825        --     (1,194,873)           --              --             --     18,804,952
Deferred compensation related
  to stock option grants......           --        --        622,500      (622,500)             --             --             --
Amortization of deferred
  compensation................           --        --             --        24,805              --             --         24,805
                                -----------   --------   -----------     ---------     ------------   -----------   ------------
Balance at January 30, 2000...  $19,999,825   $111,070   $42,907,055     $(597,695)    $(34,887,377)  $        --   $ 27,532,878
                                ===========   ========   ===========     =========     ============   ===========   ============

          See accompanying notes to consolidated financial statements.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              FEBRUARY 28,   JANUARY 30,
                                                                  1999           2000
                                                              ------------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(5,719,324)   $(8,992,633)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization.........................    3,306,310      2,537,539
      Losses allocable to minority interest.................     (197,673)    (3,252,778)
      Loss on disposal of property and equipment............      118,412         55,870
      Provision for impairment..............................       64,475             --
      Gain on operating lease termination...................     (396,763)       (95,366)
      Amortization of deferred compensation.................           --         24,805
      Noncash interest expense..............................           --        363,922
      Changes in:
        Accounts receivable.................................      477,372       (245,213)
        Receivable from related parties.....................      (64,348)       (21,630)
        Inventories.........................................   (1,178,869)    (1,430,142)
        Prepaid expenses and other current assets...........     (118,129)      (279,630)
        Other assets........................................          417         40,853
        Accounts payable....................................       (8,135)     3,820,654
        Accrued expenses....................................    2,085,787      3,324,363
        Payable to related parties..........................       (6,757)        36,756
        Lease incentive.....................................      (19,990)       (18,333)
        Deferred rent.......................................       26,521         77,400
                                                              -----------    -----------
          Net cash used in operating activities.............   (1,630,694)    (4,053,563)
                                                              -----------    -----------
Cash flows used in investing activities:
  Purchase of property and equipment........................   (1,728,852)    (5,295,716)
  Proceeds from lease termination...........................      396,763             --
  Proceeds from sale of property and equipment..............           --        246,098
                                                              -----------    -----------
          Net cash used in investment activities............   (1,332,089)    (5,049,618)
                                                              -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of notes payable to bank and
    long-term debt..........................................      555,000      2,377,374
  Proceeds from issuance of notes payable to related
    parties.................................................    2,317,735      5,069,485
  Repayment of notes payable to bank and long-term debt.....     (637,500)      (289,886)
  Repayment of long-term debt and capital lease
    obligation..............................................      (43,316)       (69,223)
  Repayment of notes payable to related parties.............           --       (548,336)
  Capital contributions.....................................      200,000             --
  Equity contributions by minority interest.................      180,000             --
  Retirement of common stock................................           --        (12,921)
  Proceeds from issuance of warrants........................           --        444,807
  Proceeds from issuance of preferred stock, net............           --     18,804,952
                                                              -----------    -----------
          Net cash provided by financing activities.........    2,571,919     25,776,252
                                                              -----------    -----------
          Net increase (decrease) in cash...................     (390,864)    16,673,071
Cash at beginning of year...................................      834,401        443,537
                                                              -----------    -----------
Cash at end of year.........................................  $   443,537    $17,116,608
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(1) DESCRIPTION OF BUSINESS

    Dean & DeLuca, Inc. and subsidiaries (collectively referred to as the Company) are retailers of gourmet and specialty foods, high premium wines and upscale kitchenware.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF FINANCIAL STATEMENTS

    Subsequent to the Reorganization, which occurred effective November 28, 1999, (see note 3), the accompanying financial statements represent the consolidated financial statements of Dean & DeLuca, Inc. and its subsidiaries, which are Dean & DeLuca Brands, Inc. and its subsidiaries (Brands), Dean & DeLuca Atlanta, LLC (Atlanta), Dean & DeLuca Markets, LLC (Markets) and D&D Cafes of NC, LLC (Cafes). Prior to the Reorganization, the accompanying financial statements include the accounts of Brands, Atlanta, Markets, and Cafes on a combined basis. Combined financial statements are presented prior to the Reorganization because an individual (the controlling owner) owned a controlling interest in Brands, Atlanta and Markets, and because Cafes was under common management with Atlanta and had substantially the same ownership as Atlanta. The portion of each entity not owned by the controlling owner (amounting to 18.5% for Brands, 20% for Markets, and 49.7% for Atlanta, at February 28, 1999) is considered as minority interest in the accompanying combined financial statements. In those periods when losses applicable to the minority interest of Brands, Atlanta and Markets exceed the minority interest in the equity capital of the respective entity, such excess (the "excess losses") is charged against the controlling interests. The controlling interest is credited to the extent of such "excess losses" previously absorbed when the respective entity subsequently reports earnings or receives equity capital contributions.

    The financial statements include the operations of a wine room located within one store facility. The Company controls the wine room operations through a combination of a concession agreement and a management agreement.

    All material intercompany balances and transactions have been eliminated in consolidation.

    The accompanying financial statements as of February 28, 1999 and January 30, 2000 and the respective year and eleven-month period then ended, which are prepared as described in the preceding paragraphs, are referred to herein as the "consolidated financial statements."

    (B) FISCAL YEAR

    Commencing with the period beginning March 1, 1999, the Company's fiscal year ends on the Sunday nearest to January 31. Previously, the Company's fiscal year ended on the Sunday nearest to February 28. Accordingly, fiscal 2000 is an eleven-month period.

    (C) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of less than 90 days at the date of purchase. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet in excess of amounts that are insured by the FDIC. As of January 30, 2000, cash equivalents consisted principally of a money market account and commercial paper.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (D) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    The carrying value of the Company's cash and cash equivalents, accounts receivable and accounts payable approximates fair value. Financial instruments that subject the Company to concentration of credit risk consists primarily of cash and cash equivalents and trade accounts receivable.

    The Company's receivables arise from sales to a number of customers and credit risk is not significant for any specific customer.

    The carrying value of notes payable to bank and long-term debt approximates fair value due to the floating interest rate of such instruments.

    (E) INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Occupancy expenses are included in cost of sales and amounted to $4,201,623 and $4,286,390 for the year ended February 28, 1999 and the eleven-month period ended January 30, 2000, respectively.

    (F) PROPERTY AND EQUIPMENT

    Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the remaining lease term, including options which management intends to exercise, or the estimated useful life of the asset. The range of estimated useful lives are as follows:

Equipment and fixtures......................................  1 to 10 years
Computer software...........................................  1 to 3 years
Leasehold improvements......................................  5 to 30 years
Vehicles....................................................  3 to 5 years

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE (SOP 98-1). SOP 98-1 provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company adopted SOP 98-1 for the eleven-month period ended January 30, 2000. Software development costs include costs relating to software used to operate the Company's web site as well as other software obtained.

    Prior to March 1, 1999, substantially all web site development costs were expensed as incurred.

    (G) INTANGIBLE ASSETS

    Goodwill arising from the Reorganization (see note 3) is being amortized over three years. The unamortized balance amounts to $5,560,100 at January 30, 2000. Goodwill arising from the controlling owner's acquisition of ownership interests in Brands is being amortized over three years from the respective dates of acquisition. Other intangible assets consist primarily of trademarks and trade names. Such intangible assets were amortized on the straight-line method over a period of 40 years for the

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) year ended February 28, 1999 and prior periods. Commencing March 1, 1999, the amortization period was changed prospectively to 14 years. The effect of such change was not material. The unamortized balance of such intangible assets amounts to $971,949 and $911,106 at February 28, 1999 and January 30, 2000, respectively.

    (H) IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

    (I) DEFERRED LEASE INCENTIVE

    Lease incentives received from lessors are amortized on a straight-line basis over the lease term.

    (J) REVENUE RECOGNITION

    Revenue from internet and catalogue sales is recognized at the time the merchandise is shipped to the customer. An allowance is recorded for returns based upon historical experience. Included in cost of sales are costs incurred for shipping, amounting to $840,999 and $1,956,615 for the year ended
February 28, 1999 and the eleven-month period ended January 30, 2000, respectively, net of amounts charged customers for shipping, amounting to $683,267 and $1,446,086 for the year ended February 28, 1999 and the eleven-month period ended January 30, 2000, respectively.

    Revenue from retail segment sales is recorded in the period of the sale. Sale returns, which are not material, are recorded in the period of return as a reduction of sales.

    (K) CATALOGUE PRODUCTION AND MAILING COSTS

    Catalogue production and mailing costs are deferred as prepaid expenses when incurred and amortized over a period not exceeding six months. The amortization per catalogue is based upon the relative percentage of estimated monthly catalogue sales to the total estimated catalogue sales during the period.

    Catalogue production and mailing costs, amounting to $151,616 at February 28, 1999 and $144,462 at January 30, 2000 were capitalized as prepaid expenses. Other advertising costs are expensed in the period when the advertising is presented in the applicable media for the first time. Accrued advertising is included in accrued expenses and amounts to $0 and $976,149 at February 28, 1999 and January 30, 2000, respectively.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (L) PRE-OPENING COSTS

    Pre-opening costs incurred in connection with the opening of new retail locations are expensed in the period incurred. Such costs relate primarily to rent, hiring and training of personnel and business promotion and are included in sales and other operating expense. Such costs amounted to $109,969 and $178,523 for the year ended February 28, 1999 and the eleven-month period ended January 30, 2000, respectively.

    (M) STOCK-BASED COMPENSATION

    The Company uses the intrinsic-value method to account for its stock-based compensation plans. As such, compensation expense would be recorded over the vesting period only if the current market price of the underlying stock exceeded the exercise price on the date of grant.

    (N) INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded for deferred tax assets when it is not more likely than not that the benefit of such deferred tax assets will be realized. Markets, Cafes, and Atlanta are limited liability companies and, as such, results of operations of such entities were included in the members' individual income tax returns prior to the date of the Reorganization (see note 3). Accordingly, no provision or benefit for income taxes have been recorded for these entities in the accompanying financial statements for such periods.

    (O) NET LOSS PER SHARE--PRO FORMA TO REFLECT INCOME TAXES

    Prior to the Reorganization (see note 3), income tax expense or benefit arising from the results of operations of Atlanta, Markets and Cafes, all limited liability companies, was not recorded in the accompanying financial statements. Subsequent to the Reorganization, such results of operations are subject to corporate income taxation.

    Net loss per share information is presented on a pro forma basis as if the results of operations of Atlanta, Markets and Cafes had been subject to corporate income taxation for all periods presented. There is not any income tax expense or benefit on a pro forma basis for the year ended February 28, 1999 or the eleven-month period ended January 30, 2000 due to losses having been incurred for both periods, and management's determination that valuation allowances are appropriate for the full amount of net deferred tax assets at February 28, 1999 and January 30, 2000.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Basic net loss per share--pro forma to reflect income taxes is computed using the weighted-average number of outstanding shares of common stock, determined as follows:

                                                                     ELEVEN-MONTH
                                                       YEAR ENDED    PERIOD ENDED
                                                      FEBRUARY 28,   JANUARY 30,
                                                          1999           2000
                                                      ------------   ------------
Shares issued to controlling owner of entities
  involved in Reorganization accounted for similar
  to a pooling of interests (note 3) considered
  outstanding for entire period (exclusive of shares
  issued upon conversion of convertible debt).......    3,862,287      3,862,287
Weighted-average effect of shares issued to
  controlling owner arising from conversion of
  convertible debt (note 6).........................           --        999,939
Weighted-average effect of shares issued in
  Reorganization accounted for by purchase method of
  accounting (note 3)...............................           --        332,921
                                                        ---------      ---------
    Weighted average shares outstanding.............    3,862,287      5,195,147
                                                        =========      =========

    Diluted net loss per share--pro forma to reflect income taxes is computed using the weighted-average number of outstanding shares of common stock, and, when dilutive, potential common shares issuable from options and warrants to purchase common stock, using the treasury stock method, and from convertible securities, using the if-converted method. The following potential common shares issuable have been excluded from the computation of diluted loss per share for all periods presented because the effect would have been anti-dilutive.

                                                                     ELEVEN-MONTH
                                                       YEAR ENDED    PERIOD ENDED
                                                      FEBRUARY 28,   JANUARY 30,
                                                          1999           2000
                                                      ------------   ------------
Shares issuable under stock options and warrants....     455,465       2,254,969
Shares issuable upon conversion of preferred
  stock.............................................          --       3,669,760
                                                         -------       ---------
    Total...........................................     455,465       5,924,729
                                                         =======       =========

    Basic and diluted net loss per share-pro forma to reflect income taxes and conversion of preferred stock is presented for the eleven-month period ended January 30, 2000 to reflect per share data assuming the conversion of all outstanding shares of preferred stock into common stock on a one-for-one basis as if the conversion occurred as of the dates of issuance. The data is unaudited (see notes 2(r) and 8).

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (P) STATEMENTS OF CASH FLOWS

    Noncash investing and financing activities included:

                                                                     ELEVEN-MONTH
                                                       YEAR ENDED    PERIOD ENDED
                                                      FEBRUARY 28,   JANUARY 30,
                                                          1999           2000
                                                      ------------   ------------
Interest expense reflected as notes payable to
  related parties...................................   $1,725,919    $ 1,437,600
Issuance of common stock pursuant to the
  Reorganization (note 3):
  To minority interest..............................           --      7,889,800
  To controlling interest...........................           --      4,357,929
Note receivable attributable to exercise of stock
  options...........................................           --        374,997
Conversion of notes payable to equity by controlling
  owner (note 3)....................................           --     24,095,154
Notes payable converted to equity of the Entities by
  minority interests (note 3).......................           --      5,545,099
Forgiveness of liability for interest expense on
  notes payable to related parties (note 12)........           --      2,251,310
Deferred stock-based compensation...................           --        622,500
                                                       ==========    ===========

       Cash paid for interest is as follows:

                                                                     ELEVEN-MONTH
                                                       YEAR ENDED    PERIOD ENDED
                                                      FEBRUARY 28,   JANUARY 30,
                                                          1999           2000
                                                      ------------   ------------
Interest............................................     $77,483       $477,910
                                                         =======       ========

    (Q) USE OF ESTIMATES

    Preparation of the Company's financial statements required management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

    (R) INITIAL PUBLIC OFFERING

    The Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) that would permit the Company to sell shares of common stock in connection with a proposed initial public offering (IPO). If the IPO is consummated under the terms presently anticipated, all the then outstanding shares of the Company's Series A convertible preferred stock will automatically convert into shares of common stock on a one-for-one basis upon the closing of the proposed IPO.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(3) THE REORGANIZATION

    On November 30, 1999, all the equity owners of Brands, Atlanta, Markets and Cafes (the Entities) entered into an exchange agreement (the Exchange Agreement) whereby such equity owners agreed to transfer all the ownership interests held by them in the aforementioned entities to Dean & DeLuca, Inc. (a holding company with no prior operations which was formed to acquire ownership of the Entities) in exchange for common stock of Dean & DeLuca, Inc. (the Reorganization). The Exchange Agreement also provided that all indebtedness of any of the Entities to an equity owner must be converted to equity in the respective entity prior to the exchange of ownership interests. An individual owned a controlling interest in Brands, Atlanta and Markets prior to the Reorganization and, subsequent to the Reorganization, owns a controlling interest in Dean & DeLuca, Inc. No equity owner held a controlling interest in Cafes. Consequently, all equity owners, including the individual who is the controlling owner of the other entities and who owns a 48.2% ownership interest in Cafes, are considered as minority interests with respect to Cafes. To effect the Reorganization, Dean &
DeLuca, Inc. issued shares of common stock as follows:

                                                                ISSUED TO
                                                         -----------------------
                                                         CONTROLLING   MINORITY
ISSUED TO EQUITY OWNERS OF:                                 OWNER      INTERESTS
---------------------------                              -----------   ---------
Brands.................................................   7,825,570      724,017
Atlanta................................................     735,647      727,296
Markets................................................     736,225      184,056
Cafes..................................................          --      174,220
                                                          ---------    ---------
                                                          9,297,442    1,809,589
                                                          =========    =========

    The total consideration issued to minority interests amounted to $7,889,800 based upon a value of approximately $4.36 per share of common stock issued, which in management's opinion was the fair market value of the common stock at date of issuance.

    The acquisition of the ownership of the Entities acquired from the minority interests has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed on the basis of estimated fair values at date of acquisition. As a result of such acquisition, the Company has recorded goodwill of $5,887,165 which is being amortized over three years.

    The exchange of ownership interests in Brands, Atlanta and Markets by the controlling owner has been accounted for at historical costs to the controlling owner in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements reflect the excess of costs to the controlling owner over the proportionate underlying net deficit acquired amounting to approximately $8.4 million arising from the controlling owner's acquisition of an 81.5% ownership of the outstanding common stock of Brands during the year ended March 3, 1996 for cash of approximately $7.1 million.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(3) THE REORGANIZATION (CONTINUED)
    Notes payable to related parties converted in connection with the Reorganization were as follows:

Converted by controlling owner..............................  $24,095,154
Converted by minority interest..............................    5,545,099
                                                              -----------
    Total...................................................  $29,640,253
                                                              ===========

    Pursuant to the Exchange Agreement, options and warrants to acquire common stock of Brands were canceled and options and warrants to acquire common stock of Dean & DeLuca, Inc. were issued in an amount approximately equal to the number of shares of common stock that the holder would have obtained if the options or warrants had been exercised immediately prior to the Reorganization with appropriate adjustment to the per share exercise price.

    It was agreed among the parties to the Exchange Agreement, that the Reorganization be effective as of November 28, 1999.

    The following table summarizes the pro forma results of operations for the year ended February 28, 1999 and the eleven-month period ended January 30, 2000 as if the Reorganization had been consummated at the beginning of the respective periods. In presenting the pro forma information, losses allocable to minority interest and interest expense applicable to notes payable to related parties converted to equity in connection with the Reorganization have been excluded and amortization expense of goodwill arising from the Reorganization has been included in the pro forma results of operations.

                                                                   ELEVEN-MONTH
                                                     YEAR ENDED    PERIOD ENDED
                                                    FEBRUARY 28,   JANUARY 30,
                                                        1999           2000
                                                    ------------   ------------
Revenues..........................................  $49,302,531    $ 59,616,411
Net loss..........................................  $(6,122,207)   $(11,754,509)
Net loss per share................................  $     (0.64)   $      (1.11)
                                                    ===========    ============
Pro forma weighted-average shares outstanding.....    9,576,522      10,624,627
                                                    ===========    ============

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(4) PROPERTY AND EQUIPMENT

    A summary of property and equipment and accumulated depreciation is as follows:

                                                     FEBRUARY 28,   JANUARY 30,
                                                         1999          2000
                                                     ------------   -----------
Equipment and fixtures.............................  $ 7,767,898    $ 9,841,390
Computer software..................................       16,805      1,321,580
Leasehold improvements.............................    7,438,541      8,809,035
Vehicles...........................................      116,634        104,358
Construction in progress...........................      344,321        351,952
                                                     -----------    -----------
                                                      15,684,199     20,428,315
Less accumulated depreciation and amortization.....    5,121,866      7,020,365
                                                     -----------    -----------
      Net property and equipment...................  $10,562,333    $13,407,950
                                                     ===========    ===========

    The above amounts include capitalized leased assets amounting to $600,249 and accumulated amortization applicable to such assets amounting to $340,107 and $407,197 as of February 28, 1999 and January 30, 2000, respectively.

(5) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    Cafes has entered into certain financing agreements with a commercial bank to borrow up to $2,350,000 under revolving lines of credit with interest payable at LIBOR plus 2% (7.89% at January 30, 2000). Interest is paid monthly on the outstanding balance. The amounts outstanding under such agreements amounted to $325,000 and $1,923,888 at February 28, 1999 and January 30, 2000, respectively. Principal on each note is paid in equal monthly installments, commencing in December 1999 and continuing on each successive month thereafter with final payments of all unpaid principal and accrued interest due at various dates through December 2005. These notes are guaranteed by certain stockholders of the Company and such stockholders are indemnified with respect to such guarantees by Dean & DeLuca, Inc.

    At January 30, 2000, the Company has $623,600 outstanding on a note payable to bank with interest at LIBOR plus 2% (7.89% at January 30, 2000) payable in monthly installments commencing on September 30, 1999. Remaining unpaid principal and accrued interest is payable on April 30, 2001.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(5) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
    The Company has recorded the cost of certain leased equipment as capitalized lease obligations. Future minimum capital lease payments and principal payments on long-term debt as of January 30, 2000 are as follows:

                                                          CAPITAL
                                                           LEASE      LONG-TERM
                                                        OBLIGATIONS      DEBT
                                                        -----------   ----------
Year ending January 30,
  2001................................................   $ 75,675     $  189,881
  2002................................................     46,682        959,314
  2003................................................     46,682        335,714
  2004................................................     46,682        519,721
  2005................................................     46,682        542,858
  Thereafter..........................................    147,824             --
                                                         --------     ----------
  Total minimum payments..............................    410,227      2,547,488
  Less amount representing interest...................    108,056             --
                                                         --------     ----------
  Present value of minimum lease payments and unpaid
    balance of long-term debt.........................    302,171      2,547,488
  Less current portion................................     48,175        189,881
                                                         --------     ----------
                                                         $253,996     $2,357,607
                                                         ========     ==========

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(6) NOTES PAYABLE TO RELATED PARTIES

    Notes payable to related parties consist of the following:

                                                     FEBRUARY 28,   JANUARY 30,
                                                         1999          2000
                                                     ------------   -----------
Convertible notes payable to controlling owner, due
  November 2, 2000 with interest at a rate of 7%
  per annum, convertible into shares of common
  stock of Brands at a rate of $7.50 per share.....  $13,133,828    $        --
Unsecured notes payable to members of Atlanta, due
  in monthly installments beginning January 2001
  with final payment due in December 2001, with
  interest at prime rate plus 2%...................    8,545,717             --
Unsecured non-interest bearing notes payable to
  members of Markets due on certain dates through
  December 26, 1999................................      400,000             --
Notes payable to members of Markets secured by
  assets of Markets, due December 31, 1999 with
  interest at a rate of 9%.........................    2,723,577             --
Unsecured notes payable to members of Cafes, due in
  monthly installments beginning December 2002,
  with interest at prime rate plus 2%..............      101,956             --
Unsecured note payable to controlling owner, due
  April 15, 1999 with interest at prime rate plus
  1.25%............................................    1,032,736             --
                                                     -----------    -----------
                                                      25,937,814             --
Less current portion...............................    4,156,313             --
                                                     -----------    -----------
                                                     $21,781,501    $        --
                                                     ===========    ===========

    Convertible notes payable of Brands to the controlling owner with an unpaid balance of $16,666,803 at November 30, 1999 were converted into 2,222,240 shares of common stock of Brands at a rate of $7.50 per share in connection with the Reorganization.

    During the period from August 6, 1999 to October 27, 1999, Brands issued convertible notes payable to owners with a face amount of $2,155,157. Such notes were convertible into common stock of Brands at a rate of $7.50 per share or approximately $3.06 per equivalent share of the Company's common stock subsequent to the Reorganization. The difference between the converted basis of approximately $3.06 per share and the fair value of the Company's common stock on an equivalent basis on the respective dates of issuance (a weighted-average fair value of $3.58 per share) as estimated by management amounted to $363,922 and has been recorded as additional paid-in capital attributable to a beneficial conversion feature, with a corresponding increase to noncash interest expense since such debt was convertible immediately upon issuance.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(7) NOTES PAYABLE TO BANK

    Notes payable to bank consist of the following:

                                                        FEBRUARY 28,   JANUARY 30,
                                                            1999          2000
                                                        ------------   -----------
Prime rate plus 3.5% (11.25% at February 28, 1999)
  line of credit payable to bank which expired October
  1, 1999.............................................    $100,000       $     --
Prime rate (8.5% at January 30, 2000) payable on a
  $300,000 line of credit facility with bank which is
  payable on demand, matured March 24, 2000,
  collateralized by certain inventory.................     130,000        250,000
Prime rate (8.5% at January 30, 2000) line of credit
  payable to bank which is payable on demand and, if
  not demanded sooner, is due December 1, 2000,
  collateralized by certain inventory.................     250,000        100,000
                                                          --------       --------
      Total notes payable.............................    $480,000       $350,000
                                                          ========       ========

(8) STOCKHOLDERS' EQUITY

    SERIES A CONVERTIBLE PREFERRED STOCK

    On November 30, 1999, the Company entered into an agreement whereby the Company (i) on November 30, 1999, issued 2,750,000 shares of Series A convertible preferred stock for an aggregate issuance price of $14,987,225 to an unrelated party and (ii) on December 31, 1999, issued 919,760 shares of such stock for an aggregate issuance price of $5,012,600 to the same unrelated party. Costs incurred in connection with the issuances amounted to $1,194,873.

    The Series A convertible preferred stock has certain rights and privileges including the following:

    - Entitled to receive dividends, if and when declared at the sole discretion of the Board of Directors, at an annual 8% rate of the stated value ($5.4499 per share) on a non-cumulative basis.

    - Entitled to a liquidation preference of the stated value per share ($5.4499 per share) prior to the holders of the common stock receiving any liquidation proceeds.

    - Entitled to participate on an "as converted basis" with common stock holders to liquidation proceeds in excess of the aggregate of the stated value of the Series A convertible preferred stock and the cost paid for common shares prior to December 31, 1999.

    - Convertible to common stock (i) automatically at the closing of an initial public offering of the Company's common stock or (ii) any time at the option of the holder. The conversion rate is equal to one share of common stock for each share of Series A convertible preferred stock.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(8) STOCKHOLDERS' EQUITY (CONTINUED)
    WARRANTS TO ACQUIRE COMMON STOCK

    Brands issued warrants to acquire its common stock as follows:

                                                           NUMBER OF
                                                WARRANT    SHARES OF   EXERCISE
                                                ISSUANCE    COMMON       PRICE
ISSUE DATE                    ISSUED TO         PROCEEDS     STOCK     PER SHARE
----------------------  ----------------------  --------   ---------   ---------
August 6, 1999........  Controlling Owner       $361,900    470,000      $7.00
August 2, 1999........  Chief Executive
                        Officer                   82,907    107,671       7.00
                                                --------    -------
  Total.......................................  $444,807    577,671
                                                ========    =======

    Such warrants were to expire January 15, 2004.

    Such warrants were converted to warrants to acquire the Company's common stock pursuant to the Reorganization (see note 3). All warrants were exercisable upon issuance and no warrants have been exercised through January 30, 2000. Terms of the warrants outstanding at January 30, 2000 are as follows:

NUMBER OF
SHARES ISSUABLE                                         EXERCISE
UPON EXERCISE                                             PRICE        EXPIRATION
OF WARRANTS                                             PER SHARE         DATE
-----------                                             ---------   ----------------
1,377,223............................................     $2.94     January 15, 2004

    STOCK-BASED COMPENSATION

    The Company uses the intrinsic-value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock options granted because the exercise price of each option equal or exceeded the fair value of the underlying common stock as of the grant date for each stock option granted except for certain stock options granted subsequent to November 30, 1999. With respect to the stock options granted subsequent to November 30, 1999, the Company recorded deferred stock compensation of $622,500 for the difference at the grant date between the exercise price of each stock option granted and the fair value of the underlying common stock as determined by management of the Company. This amount is being amortized on an accelerated basis over the vesting period which ranges from three to four years. Amortization of the balance of deferred compensation for the eleven-month period ended January 30, 2000 amounted to $24,805.

    During 1997, Brands adopted the 1997 Nonqualified Stock Option Plan (the Brands Plan) which authorized the grant of options to officers, directors and key employees for up to 350,000 shares of Brands' common stock. During 1997, the Company granted an option to acquire 107,142 shares of common stock under the Brands Plan to a member of management with an exercise price of $7 per share. This option expires seven years from the date of grant. The option vests ratably over a four-year period from date of grant. At February 28, 1999, the option to acquire 53,571 shares of common stock was exercisable.

    Pursuant to the Exchange Agreement, such option was converted to an option to acquire an approximate equal number of shares of common stock of Dean & DeLuca, Inc. which the holder would

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(8) STOCKHOLDERS' EQUITY (CONTINUED)
have obtained if the option had been exercised immediately prior to the Reorganization with appropriate adjustment to the per share exercise price.

    Dean & DeLuca, Inc. adopted the 1999 Stock Option Plan on November 29, 1999 which provides that options to purchase up to 1,077,320 shares of the Company's common stock may be granted to employees, directors or consultants. The term of such options are not to exceed ten years. Terms of each grant are to be determined by the Board of Directors or a committee thereof.

    A summary of the status of options under the 1999 Stock Option Plan of the Company is as follows:

                                                                       WEIGHTED-
                                                             NUMBER     AVERAGE
                                                               OF      EXERCISE
                                                             SHARES      PRICE
                                                            --------   ---------
Balance at February 28, 1999 (options to acquire common
  stock of Brands)........................................  107,142      $7.00
Exercised.................................................  (53,571)      7.00
                                                            -------
Balance at date of the Reorganization.....................   53,571
Adjustment arising from the Reorganization (see note 3) to
  convert options to acquire common stock of Brands to
  options to acquire common stock of the Company..........   74,147
                                                            -------
Balance of options as converted for the Reorganization....  127,718       2.94
Granted...................................................  550,000       4.18
                                                            -------      -----
Balance outstanding at January 30, 2000...................  677,718      $3.95
                                                            =======      =====

                                                              WEIGHTED-   WEIGHTED
                                                    NUMBER     AVERAGE    AVERAGE
                                                      OF      EXERCISE      FAIR
                                                    SHARES      PRICE      VALUE
                                                   --------   ---------   --------
Number and weighted-average fair value of options
  granted during the period with exercise price
  less than fair value at date of grant..........  550,000      $4.18      $2.07
                                                   =======      =====      =====

    As of January 30, 2000, the range of exercise price and the weighted-average remaining contractual life of outstanding options were as follows:

                                               WEIGHTED-                      OPTIONS
                                                AVERAGE     WEIGHTED-       EXERCISABLE
                                    NUMBER     REMAINING     AVERAGE    --------------------
                                      OF      CONTRACTUAL   EXERCISE    NUMBER OF   EXERCISE
EXERCISE PRICE (RANGE)              SHARES       LIFE         PRICE      SHARES      PRICE
--------------------------------   --------   -----------   ---------   ---------   --------
$  2.94.........................   127,718        4.07        $2.94      63,859      $2.94
   4.18.........................   550,000        9.83         4.18      15,000       4.18
                                   -------        ----        -----      ------      -----
$2.94-$4.18.....................   677,718        8.74        $3.95      78,859      $3.17
                                   =======        ====        =====      ======      =====

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(8) STOCKHOLDERS' EQUITY (CONTINUED)
    Effective July 31, 1991, Brands entered into a Stock Option Agreement with certain officers of Brands that entitled the optionee to purchase shares of Brands' common stock with an exercise price of $1.50 per share. Of the options originally granted, 83,901 were outstanding and exercisable at February 28, 1999. The options vested at date of grant and expire on June 30, 2001. Pursuant to the Exchange Agreement, these options were converted to options to acquire 200,028 shares of the Company's common stock with an exercise price of $.63 per share.

    Had compensation costs been determined in accordance with SFAS No. 123 for the aforementioned stock options, net loss and basic and diluted net loss per share--pro forma to reflect income taxes would have been as follows:

                                                                    ELEVEN-MONTH
                                                      YEAR ENDED    PERIOD ENDED
                                                     FEBRUARY 28,   JANUARY 30,
                                                         1999           2000
                                                     ------------   ------------
Net loss:
  As reported......................................  $(5,719,324)   $(8,992,633)
  Pro forma........................................  $(5,792,739)   $(9,079,889)
Basic and diluted net loss per share--pro forma to
  reflect income taxes:
  As reported......................................  $     (1.48)   $     (1.73)
  Pro forma........................................  $     (1.50)   $     (1.75)

    The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividends declared or paid, risk-free interest rate of 6.36% and expected life of four years.

    COMMON STOCK

    At February 28, 1999, the authorized and outstanding shares of common stock as reflected in the accompanying financial statements relates to the common stock of Brands (see note 2(a)).

    MEMBERS' DEFICIT

    Members' deficit consists of the controlling owner's capital contributions to Atlanta, Markets and Cafes, less operating losses allocated to the controlling owner. Such entities are limited liability companies formed under various state limited liability company acts. The parties to the respective limited liability company agreements are designated as members.

    The balance at the date of the Reorganization was credited to additional paid-in capital.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(9) LEASES

    The Company occupies retail, warehouse and office space under noncancelable operating leases which expire at various dates through 2017. These leases generally contain renewal options for periods ranging from five to twenty years. Rent expense for operating leases aggregated $2,744,655 and $2,701,855 for the year ended February 28, 1999 and the eleven-month period ended January 30, 2000, respectively.

    Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year as of January 30, 2000 are:

2001........................................................  $ 2,762,686
2002........................................................    2,715,101
2003........................................................    2,605,714
2004........................................................    2,572,060
2005........................................................    2,467,362
Thereafter..................................................    9,140,311
                                                              -----------
      Total minimum lease payments..........................  $22,263,234
                                                              ===========

    Certain of the leases provide for escalations based on increases in property taxes and/or operating costs, and certain of the leases provide for contingent rentals based on sales volume over specified levels.

    The aggregate of the future minimum lease payments for certain leases are being recognized on a straight-line basis over the terms of the related lease. The difference between rent expense calculated on a straight-line basis and rent paid is recorded as deferred rent.

    The Company is party to certain operating leases with related parties. Rent paid to these related parties pursuant to lease agreements aggregated $310,624 and $436,499 for the year ended February 28, 1999 and the eleven-month period ended January 30, 2000, respectively. One lease with a related party provides for an accrual of contingent rent based upon 20% of the base rent amount, plus interest, which is payable only in the event the Company consummates an initial public offering or a business combination, liquidation or asset sale, as defined. If such amount becomes payable, the amount will be paid either in cash or common stock of the Company based upon the initial public offering price. The accrued contingent rent at January 30, 2000 amounts to $72,330. In the event of an initial public offering, the related party lessor has the right to sell the property to the Company at fair market value with the purchase price payable in cash or common stock valued at the initial public offering price.

    In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases.

    The Company is contingently liable for lease payments aggregating $703,000 applicable to a lease assignment.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(10) INCOME TAXES

    Significant components of the Company's deferred tax asset/(liability) are as follows:

                                                     FEBRUARY 28,   JANUARY 30,
                                                         1999          2000
                                                     ------------   -----------
Deferred tax assets:
  Allowance for doubtful accounts..................  $    23,000    $    54,000
  Inventories......................................      249,000        257,000
  Deferred rent, principally due to accrual for
    financial reporting purposes...................      669,000        637,000
  Related party interest expense...................      586,000             --
  Other............................................       64,000         81,000
  Net operating loss carryforwards.................    3,873,000      7,134,000
                                                     -----------    -----------
      Total gross deferred tax assets..............    5,464,000      8,163,000
Less valuation allowance...........................   (5,304,000)    (7,692,000)
                                                     -----------    -----------
      Net deferred tax assets......................      160,000        471,000
                                                     -----------    -----------
Deferred tax liabilities:
  Property and equipment, principally due to
    differences in depreciation....................     (160,000)      (471,000)
                                                     -----------    -----------
      Net deferred tax assets......................  $        --    $        --
                                                     ===========    ===========

    Actual income tax expense (benefit) differs from the "expected" tax expense computed by applying the U.S. federal corporate tax rate of 35% to loss before income taxes as follows:

                                                                    ELEVEN-MONTH
                                                      YEAR ENDED    PERIOD ENDED
                                                     FEBRUARY 28,   JANUARY 30,
                                                         1999           2000
                                                     ------------   ------------
Computed expected tax benefit......................  $(2,002,000)   $(3,147,000)
Losses allocable to minority interest..............      (69,000)    (1,138,000)
Limited liability company loss allocated to
  owners...........................................      871,000        523,000
Change in valuation allowance......................      631,000      2,388,000
Nondeductible goodwill amortization................      571,000        114,000
Nondeductible interest.............................           --        915,000
Change in corporate tax status of limited liability
  companies........................................           --        336,000
Other..............................................       (2,000)         9,000
                                                     -----------    -----------
                                                     $        --    $        --
                                                     ===========    ===========

    At January 30, 2000, the Company has net operating loss carryforwards of approximately $20,400,000 that expire through 2019. Approximately $3,000,000 of the operating loss carryforwards may be subject to significant annual limitations in accordance with Section 382 of the Internal Revenue Code. For financial statement purposes, a valuation allowance has been provided to offset the net deferred tax assets due to the cumulative operating losses incurred during recent years. Such allowance

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(10) INCOME TAXES (CONTINUED)
increased by approximately $631,000 during the year ended February 28, 1999 and $2,388,000 during the eleven-month period ended January 30, 2000.

    The valuation allowance will be reduced when and if, in the opinion of management, significant positive evidence exists which indicates that it is more likely than not that the Company will be able to realize its deferred tax assets.

(11) RETIREMENT PLAN

    The Company has a defined contribution retirement plan that covers some of its employees who meet certain eligibility requirements. Contributions are made by the Company annually and are based on up to 1.5% of each employee's compensation depending on the employee's contribution. Pension expense for the year ended February 28, 1999 and the eleven-month period ended January 30, 2000 was $9,998 and $37,249, respectively.

(12) RELATED PARTY TRANSACTIONS

    Receivable from related parties and payable to related parties consist of various transactions with individuals affiliated with the Company or entities controlled by such individuals. Payable to related parties includes $158,505 of accrued interest expense on notes payable to affiliates at February 28, 1999.

    The Company incurred interest expense on notes payable to related parties of $1,757,174 for the year ended February 28, 1999 and $1,962,690 for the eleven-month period ended January 30, 2000. In August 1999, the controlling owner forgave $2,251,310 of liability which Brands had to such owner arising from interest expense on notes payable to the controlling owner (see note 6). The liability forgiven has been accounted for as a capital contribution.

    Purchases from related parties amounted to $98,927 for the year ended February 28, 1999 and $203,880 for the eleven-month period ended January 30, 2000. Such purchases include primarily inventory, consulting and reimbursements for employee benefits. See note 9 for disclosure of related party rent expense.

    Included in general and administrative expenses are management fees of $36,525 for the year ended February 28, 1999 and $714,863 for the eleven-month period ended January 30, 2000 paid to an entity controlled by certain former minority stockholders of Atlanta and Cafes. Such management fees were based on a percentage of sales of Atlanta and Cafes pursuant to an arrangement which was effective for the calendar year ended December 31, 1999 and were to compensate such entity for management services provided to Atlanta and Cafes. Prior and subsequent to the year ended December 1999, Atlanta and Cafes reimbursed such entity for actual costs.

(13) BUSINESS OPERATIONS AND SEGMENT INFORMATION

    The Company's business activities include operation of specialty markets and cafes (the "Retail" segment) and product sales via a web-site, catalogue operations and on a business-to-business basis (the "Internet/Direct" segment). Management has identified the segments based upon its internal financial reporting process and management organization structure.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(13) BUSINESS OPERATIONS AND SEGMENT INFORMATION (CONTINUED)
    SEGMENT INFORMATION

                                                                    ELEVEN-MONTH
                                                      YEAR ENDED    PERIOD ENDED
                                                     FEBRUARY 28,   JANUARY 30,
                                                         1999           2000
                                                     ------------   ------------
Net revenues:
  Retail...........................................  $45,285,297    $50,845,441
  Internet/Direct..................................    4,805,697      9,514,762
                                                     -----------    -----------
                                                     $50,090,994    $60,360,203
                                                     ===========    ===========
Depreciation and amortization:
  Retail...........................................  $ 1,569,955    $ 1,562,574
  Internet/Direct..................................       36,010        489,159
                                                     -----------    -----------
                                                     $ 1,605,965    $ 2,051,733
                                                     ===========    ===========
Income (loss) from operations:
  Retail...........................................  $ 1,208,398    $ 2,064,761
  Internet/Direct..................................   (1,751,744)    (9,138,827)
                                                     -----------    -----------
                                                     $  (543,346)   $(7,074,066)
                                                     ===========    ===========
Capital expenditures:
  Retail...........................................  $ 1,464,444    $ 2,848,981
  Internet/Direct..................................       88,692      2,091,167
                                                     -----------    -----------
                                                     $ 1,553,136    $ 4,940,148
                                                     ===========    ===========
Identifiable assets:
  Retail...........................................  $12,598,835    $14,216,350
  Internet/Direct..................................    1,343,673      3,944,945
                                                     -----------    -----------
                                                     $13,942,508    $18,161,295
                                                     ===========    ===========

    Income from operations as reflected in the above segment information has been determined differently than income from operations in the accompanying consolidated statements of operations as follows:

    INTERCOMPANY SALES

    Intercompany sales between segments have not been eliminated in the segment information. Intercompany sales within segments have been eliminated in the segment information.

    INTERCOMPANY EXPENSE ALLOCATIONS

    General and administrative expenses incurred at the corporate level have not been allocated to the segments for purposes of determining segment income (loss) from operations.

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                     FEBRUARY 28, 1999 AND JANUARY 30, 2000

(13) BUSINESS OPERATIONS AND SEGMENT INFORMATION (CONTINUED)
    Identifiable assets as reflected in the above segment information include trade receivables, inventory, and property and equipment.

    A reconciliation of the segment information to the amounts reported in the consolidated financial statements is presented below:

                                                                             ELEVEN-MONTH
                                                               YEAR ENDED    PERIOD ENDED
                                                              FEBRUARY 28,   JANUARY 30,
                                                                  1999           2000
                                                              ------------   ------------
Net revenues per above segment information..................  $50,090,994    $ 60,360,203
Intercompany elimination....................................     (788,463)       (743,792)
                                                              -----------    ------------
      Net revenues per consolidated statements of
        operations..........................................  $49,302,531    $ 59,616,411
                                                              ===========    ============
Depreciation and amortization per above segment
  information...............................................  $ 1,605,965    $  2,051,733
Corporate depreciation and amortization.....................    1,700,345         485,806
                                                              -----------    ------------
      Depreciation and amortization per consolidated
        statements of cash flows............................  $ 3,306,310    $  2,537,539
                                                              ===========    ============
Loss from operations per above segment information..........  $  (543,346)   $ (7,074,066)
  Corporate general and administrative expenses.............   (2,045,154)     (2,645,344)
  Corporate depreciation and amortization...................   (1,700,345)       (485,806)
  Elimination of profit on intercompany sales...............           --         (93,297)
                                                              -----------    ------------
      Loss from operations per consolidated statements of
        operations..........................................  $(4,288,845)   $(10,298,513)
                                                              ===========    ============
Capital expenditures per above segment information..........  $ 1,553,136    $  4,940,148
Corporate capital expenditures..............................      175,716         355,568
                                                              -----------    ------------
      Capital expenditures per consolidated statements of
        cash flows..........................................  $ 1,728,852    $  5,295,716
                                                              ===========    ============
Identifiable assets per above segment information...........  $13,942,508    $ 18,161,295
Corporate assets............................................    2,518,448      25,251,869
                                                              -----------    ------------
      Assets per consolidated balance sheets................  $16,460,956    $ 43,413,164
                                                              ===========    ============

                          INDEPENDENT AUDITORS' REPORT

To The Stockholders and the Board of Directors of
Dean & DeLuca Brands, Inc. and Affiliates
New York, New York

    We have audited the accompanying combined balance sheet of Dean & DeLuca Brands, Inc. and Affiliates as of March 1, 1998, and the related combined statements of operations, stockholders' deficit, and cash flows for the year then ended. The combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the combined financial statements based on our audit.

    We did not audit the financial statements of Dean & DeLuca Markets, LLC (Markets) and Dean & DeLuca Atlanta, LLC (Atlanta), entities under common control, which statements reflect total assets of $8,876,834 at March 1, 1998, and total revenues of $5,405,605 for the year then ended. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Markets and Atlanta, is based solely on the reports of the other auditors.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Dean & DeLuca Brands, Inc. and Affiliates as of March 1, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/Grassi & Co.
----------------------------

GRASSI & CO., CPAs, P.C.

Lake Success, New York
July 1, 1999
(except for Note 3, which is
dated November 30, 1999)

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                             COMBINED BALANCE SHEET

                                 MARCH 1, 1998

                                 ASSETS

Current assets:
  Cash and cash equivalents (note 2(c)).....................  $   834,401
  Accounts receivable, less allowance for doubtful accounts
    of $24,036..............................................      995,574
  Receivables from related parties (note 12)................       29,689
  Inventories...............................................    2,231,392
  Prepaid expenses and other current assets (note 2(k)).....      219,195
                                                              -----------
      Total current assets..................................    4,310,251
Property and equipment, net (notes 4 and 5).................   10,611,920
Intangible assets, net of accumulated amortization of
  $7,168,560 (note 2(g))....................................    2,635,842
Other assets................................................      123,730
                                                              -----------
                                                              $17,681,743
                                                              ===========

                  LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Current portion of capital lease obligations (note 5).....  $    45,208
  Accounts payable..........................................    2,627,281
  Current portion of notes payable to related parties (note
    6)......................................................    2,494,107
  Accrued expenses..........................................    1,122,425
  Notes payable to bank (note 7)............................      887,500
  Payables to related parties (note 12).....................      192,419
                                                              -----------
      Total current liabilities.............................    7,368,940

Capital lease obligations, less current portion (note 5)....      327,637
Notes payable to related parties, less current portion (note
  6)........................................................   19,378,333
Accrued expenses............................................      626,404
Deferred lease incentive (note 2(i))........................      201,656
Deferred rent (note 9)......................................    1,885,454
                                                              -----------
      Total liabilities.....................................   29,788,424
                                                              -----------
Stockholders' deficit (notes 3 and 8):
  Common stock, $.01 par value--2,000,000 shares authorized;
    1,199,274 shares issued and outstanding.................       11,993
  Additional paid-in capital................................   12,645,324
  Accumulated deficit.......................................  (20,745,530)
  Members' deficit..........................................   (4,018,468)
                                                              -----------
      Total stockholders' deficit...........................  (12,106,681)
                                                              -----------
                                                              $17,681,743
                                                              ===========

            See accompanying notes to combined financial statements.

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        COMBINED STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED MARCH 1, 1998

Net revenues................................................  $34,408,194
Cost of sales...............................................   20,270,567
                                                              -----------
      Gross profit..........................................   14,137,627
Operating expenses:
  Advertising (note 2(k))...................................      689,459
  Sales and other operating (note 2(l)).....................   13,916,683
  General and administrative................................    4,583,288
  Amortization of intangible assets.........................    2,848,741
                                                              -----------
      Total operating expenses..............................   22,038,171
                                                              -----------
      Loss from operations..................................   (7,900,544)
Interest expense............................................    1,448,564
                                                              -----------
      Loss before income taxes..............................   (9,349,108)
Income tax expense (benefit)................................            0
                                                              -----------
      Net loss..............................................  $(9,349,108)
                                                              ===========
Basic and diluted net loss per share--pro forma to reflect
  income taxes (note 2(o))..................................  $     (2.42)
                                                              ===========
Shares used in computing basic and diluted net loss per
  share--pro forma to reflect income taxes (note 2(o))......    3,862,287
                                                              ===========

            See accompanying notes to combined financial statements.

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                  COMBINED STATEMENT OF STOCKHOLDERS' DEFICIT

                        FOR THE YEAR ENDED MARCH 1, 1998

                                                                                            TOTAL
                                             ADDITIONAL                    MEMBERS'     STOCKHOLDERS'
                                   COMMON      PAID-IN     ACCUMULATED      EQUITY         EQUITY
                                   STOCK       CAPITAL       DEFICIT       (DEFICIT)      (DEFICIT)
                                  --------   -----------   ------------   -----------   -------------
Balance at March 2, 1997........  $11,993    $12,645,324   $(14,950,011)  $  (524,879)  $ (2,817,573)
Net loss........................       --             --     (5,795,519)   (3,553,589)    (9,349,108)
Capital contributions...........       --             --             --        60,000         60,000
                                  -------    -----------   ------------   -----------   ------------
Balance at March 1, 1998........  $11,993    $12,645,324   $(20,745,530)  $(4,018,468)  $(12,106,681)
                                  =======    ===========   ============   ===========   ============

            See accompanying notes to combined financial statements.

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        COMBINED STATEMENT OF CASH FLOWS

                        FOR THE YEAR ENDED MARCH 1, 1998

Cash flows from operating activities:
  Net loss..................................................  $(9,349,108)
  Adjustments to reconcile net loss to net cash used in
    operating activities:

  Depreciation and amortization.............................    3,880,180

  Changes in:
    Accounts receivable.....................................     (843,212)
    Receivables from related parties........................      (29,689)
    Inventories.............................................     (517,868)
    Prepaid expenses and other current assets...............      (60,214)
    Other assets............................................      (46,367)
    Accounts payable........................................    1,120,190
    Accrued expenses........................................      137,868
    Payables to related parties.............................   (1,728,987)
    Deferred lease incentive................................      (13,962)
    Deferred rent...........................................       76,572
                                                              -----------
      Net cash used in operating activities.................   (7,374,597)
                                                              -----------
Cash flows from investing activities:
  Purchase of property and equipment........................   (6,710,176)
                                                              -----------
Cash flows from financing activities:
  Proceeds from notes payable to related parties............   10,876,532
  Proceeds from notes payable to bank.......................      887,500
  Capital contributions.....................................       60,000
  Repayment of capital lease obligations....................      (29,719)
                                                              -----------
      Net cash provided by financing activities.............   11,794,313
                                                              -----------
      Net decrease in cash and cash equivalents.............   (2,290,460)

      Cash and cash equivalents, beginning of year..........    3,124,861
                                                              -----------
      Cash and cash equivalents, end of year................  $   834,401
                                                              ===========

            See accompanying notes to combined financial statements.

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        FOR THE YEAR ENDED MARCH 1, 1998

(1) DESCRIPTION OF BUSINESS

    Dean & DeLuca Brands, Inc. (Brands) and its subsidiaries are engaged in the development and operations of specialty food retail stores and espresso cafes. At March 1, 1998, they operated two specialty food retail stores and eight cafes, located on the East Coast, and a catalogue operation located in the Midwest.

    Dean & DeLuca Markets, LLC (Markets) is a Limited Liability Company formed on January 10, 1997 under the California Limited Liability Company Act. The parties to the Limited Liability Company agreement are designated as members. Markets operates a retail store and a wine room in St. Helena, California which sell gourmet groceries, wine, kitchenware and prepared foods to the general public. The store opened on October 23, 1997. Under the terms of Markets' Limited Liability Company agreement, it will cease to exist no later than December 31, 2046.

    Dean & DeLuca Atlanta, LLC (Atlanta) is a Limited Liability Company formed on October 21, 1996 under the Delaware Limited Liability Company Act. The parties to the Limited Liability Company agreement are designated as members. Atlanta operates retail stores in Charlotte, North Carolina and Leawood, Kansas, which sell gourmet groceries, kitchenware and prepared foods to the general public. The Charlotte, North Carolina store opened on June 25, 1997 and the Leawood, Kansas store opened on December 10, 1997. Under the terms of Atlanta's Limited Liability Company agreement, it will cease to exist no later than December 31, 2026.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF FINANCIAL STATEMENTS

    The combined financial statements include the accounts of Dean & DeLuca Brands, Inc. and its affiliates, Dean & DeLuca Markets, LLC, and Dean & DeLuca Atlanta, LLC, (collectively referred to as "The Company"). Brands consists of a parent company and its subsidiaries, all of which are wholly-owned. The financial statements have been presented on a combined basis because, as of March 1, 1998, an individual owns a controlling interest in each entity (the controlling owner). The portion of each entity not owned by the controlling owner (amounting to 18.5% for Brands, 20% for Markets, and 49.7% for Atlanta, at March 1, 1998) is considered as minority interest in the accompanying combined financial statements. In those periods when losses applicable to the minority interest of Brands, Markets and Atlanta exceed the minority interest in the equity capital of the respective entity, such excess (the "excess losses") is charged against the respective controlling interest. The controlling interest is credited to the extent of such "excess losses" previously absorbed when the respective entity subsequently reports earnings or receives equity capital contributions.

    All material intercompany balances and transactions have been eliminated in consolidation and combination.

    (B) FISCAL YEAR

    The Company's fiscal year ends on the Sunday nearest to February 28.

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        FOR THE YEAR ENDED MARCH 1, 1998

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (C) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of less than 90 days at the date of purchase. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet in excess of amounts that are insured by the FDIC. As of March 1, 1998, cash equivalents consisted principally of a money market account and commercial paper.

    (D) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    The carrying value of the Company's cash and cash equivalents, accounts receivable and accounts payable approximates fair value. Financial instruments that subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable.

    The Company's receivables arise from sales to a number of customers and credit risk is not significant for any specific customer.

    The carrying value of notes payable to bank approximates fair value due to the floating interest rate of such instruments.

    (E) INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Occupancy expenses are included in cost of sales and amounted to $3,092,618 for the year ended March 1, 1998.

    (F) PROPERTY AND EQUIPMENT

    Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the remaining lease term, including options which management intends to exercise, or the estimated useful life of the asset. The range of estimated useful lives are as follows:

Equipment and fixtures......................................  1 to 10 years
Computer software...........................................  1 to 3 years
Leasehold improvements......................................  5 to 30 years
Vehicles....................................................  3 to 5 years

    (G) INTANGIBLE ASSETS

    Intangible assets includes goodwill arising from the controlling owner's acquisition of ownership interests in Brands, which is being amortized over three years from the respective dates of acquisition (see note 3). Intangible assets also includes tradenames, trademarks and customer mailing lists, which are amortized on the straight-line method over a period of 40 years.

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        FOR THE YEAR ENDED MARCH 1, 1998

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (H) IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

    (I) DEFERRED LEASE INCENTIVE

    Lease incentives received from lessors are amortized on a straight-line basis over the lease term.

    (J) REVENUE RECOGNITION

    Revenue from internet and catalogue sales is recognized at the time the merchandise is shipped to the customer. An allowance is recorded for returns based upon historical experience. Included in cost of sales are costs incurred for shipping amounting to $218,317, net of amounts charged customers for shipping amounting to $294,815 for the year ended March 1, 1998.

    Revenue from retail segment sales is recorded in the period of the sale. Sale returns, which are not material, are recorded in the period of return as a reduction of sales.

    (K) CATALOGUE PRODUCTION AND MAILING COSTS

    Catalogue production and mailing costs are deferred as prepaid expenses when incurred and amortized over a period not exceeding six months. The amortization per catalogue is based upon the relative percentage of estimated monthly catalogue sales to the total estimated catalogue sales during the period.

    Catalogue production and mailing costs amounting to $68,161 at March 1, 1998 were capitalized as prepaid expenses. Other advertising costs are expensed in the period when the advertising is presented in the applicable media for the first time.

    (L) PRE-OPENING COSTS

    Pre-opening costs incurred in connection with the opening of new retail locations are expensed in the period incurred. Such costs relate primarily to rent, hiring and training of personnel and business promotion and are included in sales and other operating expenses. Such costs amounted to $1,648,948 for the year ended March 1, 1998.

    (M) STOCK-BASED COMPENSATION

    The Company uses the intrinsic-value method to account for its stock-based compensation plans. As such, compensation expense would be recorded over the vesting period only if the current market price of the underlying stock exceeded the exercise price on the date of grant.

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        FOR THE YEAR ENDED MARCH 1, 1998

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (N) INCOME TAXES

    Brands is taxed under Subchapter C of the Internal Revenue Code. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded for deferred tax assets when it is more likely than not that the benefit of such deferred tax assets will not be realized. Markets and Atlanta are limited liability companies and, as such, the results of operations are included in the member's individual income tax returns. Accordingly, no provision for or benefit from income taxes has been recorded for these entities in the accompanying combined financial statements.

    (O) NET LOSS PER SHARE--PRO FORMA TO REFLECT INCOME TAXES

    Prior to the Reorganization (see note 3), income tax expense or benefit arising from the results of operations of Atlanta and Markets, both limited liability companies, was not recorded in the accompanying combined financial statements. Subsequent to the Reorganization, such results of operations will be subject to corporate income taxation.

    Net loss per share information is presented on a pro forma basis as if the results of operations of Atlanta and Markets had been subject to corporate income taxation for the period presented. There is no income tax expense or benefit on a pro forma basis for the year ended March 1, 1998 due to losses having been incurred and management's determination that valuation allowances are appropriate for the full amount of net deferred tax assets at March 1, 1998.

    Basic net loss per share--pro forma to reflect income taxes is computed using the weighted-average number of outstanding shares of common stock, determined as follows:

Shares issued to controlling owner of entities involved in
  reorganization accounted for similar to a pooling of
  interests (note 3) considered outstanding for entire
  period (exclusive of shares issued upon conversion of
  convertible debt).........................................  3,862,287
                                                              =========

    Diluted net loss per share--pro forma to reflect income taxes is computed using the weighted-average number of outstanding shares of common stock, and, when dilutive, potential common shares issuable from options to purchase common stock, using the treasury stock method, and from convertible securities, using the if-converted method. The following potential common shares issuable have been excluded from the computation of diluted loss per share for the year ended March 1, 1998 because the effect would have been anti-dilutive.

Shares issuable under stock options.........................  455,465
                                                              =======

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        FOR THE YEAR ENDED MARCH 1, 1998

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (P) COMBINED STATEMENT OF CASH FLOWS

    Noncash investing and financing activities during the year ended March 1, 1998 were as follows:

Interest expense reflected as notes payable to related
  parties...............................................  $1,209,466
Note issued for reimbursement of pre-opening costs
  incurred by a member on behalf of the Company.........     495,000
Property and equipment acquired pursuant to capital
  lease.................................................      27,220

    Cash paid for interest was $215,278.

    (Q) USE OF ESTIMATES

    Preparation of the Company's combined financial statements required management to make certain estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results may differ from those estimates.

(3) THE REORGANIZATION

    On November 30, 1999, all the equity owners of Brands, Atlanta, Markets and D & D Cafes of NC, LLC (Cafes) entered into an exchange agreement (the Exchange Agreement) whereby such equity owners agreed to transfer all the ownership interests held by such owners in the aforementioned entities (the Entities) to Dean & DeLuca, Inc. (a holding company with no prior operations which was formed to acquire ownership of the Entities) in exchange for common stock of Dean & DeLuca, Inc. (the Reorganization). The Exchange Agreement also provided that all indebtedness of any of the Entities to an equity owner must be converted to equity prior to the exchange of ownership interests. An individual owned a controlling interest in Brands, Atlanta and Markets prior to the Reorganization and, subsequent to the Reorganization, owns a controlling interest in Dean & DeLuca, Inc. No equity owner held a controlling interest in Cafes. Consequently, all equity owners, including the individual who is the controlling owner of the other entities and who owns a 48.2% ownership interest in Cafes, are considered as minority interests with respect to Cafes. To effect the Reorganization, Dean & DeLuca, Inc. issued shares of common stock as follows:

                                                                ISSUED TO
                                                         -----------------------
                                                         CONTROLLING   MINORITY
ISSUED TO EQUITY OWNERS OF:                                 OWNER      INTERESTS
---------------------------                              -----------   ---------
Brands.................................................   7,825,570      724,017
Atlanta................................................     735,647      727,296
Markets................................................     736,225      184,056
Cafes..................................................          --      174,220
                                                          ---------    ---------
                                                          9,297,442    1,809,589
                                                          =========    =========

    The exchange of ownership interests in Brands, Atlanta and Markets by the controlling owner has been accounted for at historical costs to the controlling owner in a manner similar to a pooling of interests. Accordingly, the accompanying combined financial statements reflect the excess of costs to

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        FOR THE YEAR ENDED MARCH 1, 1998

(3) THE REORGANIZATION (CONTINUED)
the controlling owner over the proportionate underlying net deficit acquired amounting to approximately $8.4 million arising from the controlling owner's acquisition of an 81.5% ownership of the outstanding common stock of Brands during the year ended March 3, 1996 for cash of approximately $7.1 million.

(4) PROPERTY AND EQUIPMENT

    A summary of property and equipment and accumulated depreciation and amortization as of March 1, 1998 is as follows:

Equipment and fixtures......................................  $ 6,939,803
Computer software...........................................       10,225
Leasehold improvements......................................    7,183,091
Vehicles....................................................       68,684
                                                              -----------
                                                               14,201,803
Less accumulated depreciation and amortization..............    3,589,883
                                                              -----------
      Net property and equipment............................  $10,611,920
                                                              ===========

    The above amounts include capitalized leased assets amounting to $561,575 and accumulated amortization applicable to such assets amounting to $279,685 as of March 1, 1998.

(5) CAPITAL LEASE OBLIGATIONS

    The Company has recorded the cost of certain leased equipment as capitalized lease obligations. Future minimum capital lease payments as of March 1, 1998, are as follows:

Year ending March 1,
  1999......................................................  $ 63,950
  2000......................................................    63,950
  2001......................................................    55,545
  2002......................................................    46,682
  2003......................................................    46,682
  Thereafter................................................   241,188
                                                              --------
  Total minimum payments....................................   517,997
  Less amount representing interest.........................   145,152
                                                              --------
  Present value of minimum lease payments...................   372,845
  Less current portion......................................    45,208
                                                              --------
                                                              $327,637
                                                              ========

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        FOR THE YEAR ENDED MARCH 1, 1998

(6) NOTES PAYABLE TO RELATED PARTIES

    Notes payable to related parties consist of the following:

Convertible notes payable to controlling owner, due November
  2, 2000 with interest at a rate of 7% per annum,
  convertible into shares of common stock of Brands at a
  rate of $7.50 per share...................................  $11,294,405
Unsecured notes payable to members of Atlanta, due in
  monthly installments beginning January 2001 with final
  payment due December 2001, with interest at prime rate
  plus 2%...................................................    7,683,928
Unsecured non-interest bearing notes payable to members of
  Markets due on certain dates through December 26, 1999....      400,000
Notes payable to members of Markets secured by assets of
  Markets, due December 31, 1998 with interest at a rate of
  9%........................................................    2,494,107
                                                              -----------
                                                               21,872,440
Less current portion........................................    2,494,107
                                                              -----------
                                                              $19,378,333
                                                              ===========

(7) NOTES PAYABLE TO BANK

    Notes payable to bank consist of the following:

        Revolving line of credit at Libor plus 2% pursuant to a
          construction financing agreement. All principal and unpaid interest was paid March 29, 1998..........................  $637,500
        Prime rate (7.75% at March 1, 1998) line of credit payable to bank which is payable on demand and, if not demanded
          sooner, is due December 1, 1999, guaranteed by a member,
          collateralized by inventory, accounts receivable and
          certain equipment.........................................   250,000
                                                                      --------
                                                                      $887,500
                                                                      ========

(8) STOCKHOLDERS' DEFICIT

    During 1997, Brands adopted the 1997 Nonqualified Stock Option Plan (the
Plan) which authorized the grant of options to officers, directors and key employees for up to 350,000 shares of Brands' common stock. During 1997, the Company granted 107,142 shares of common stock under the Plan to a member of management with an exercise price of $7 per share. This option expires seven years from the date of grant. The option vests ratably over a four-year period from date of grant. At March 1, 1998, the option to acquire 26,785 shares of common stock was exercisable.

    A summary of the status of the option under the 1997 Nonqualified Stock Option Plan of the Company is as follows:

                                                                                                OPTION EXERCISABLE
                                                                                         ---------------------------------
   EXERCISE PRICE       NUMBER OF SHARES   REMAINING CONTRACTUAL LIFE   EXERCISE PRICE   NUMBER OF SHARES   EXERCISE PRICE
---------------------   ----------------   --------------------------   --------------   ----------------   --------------
        $7.00               107,142                   6.00                   $7.00            26,785             $7.00

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        FOR THE YEAR ENDED MARCH 1, 1998

(8) STOCKHOLDERS' DEFICIT (CONTINUED)
    Effective July 31, 1991, Brands entered into a Stock Option Agreement with certain officers of the Company that entitled the optionee to purchase an equivalent number of shares of the Company's common stock with an exercise price of $1.50 per share. Of the options originally granted, 83,901 were outstanding and currently exercisable at March 1, 1998. The options vested at date of grant and expire on June 30, 2001.

    Had compensation costs been determined in accordance with SFAS No. 123 for the aforementioned stock options, net loss and basic and diluted net loss per share--pro forma to reflect income taxes would have been as follows:

Net loss:
  As reported...............................................  $(9,349,108)
  Pro forma.................................................  $(9,490,290)
Basic and diluted net loss per share--pro forma to reflect
  income taxes:
  As reported...............................................  $     (2.42)
  Pro forma.................................................  $     (2.46)

COMMON STOCK

    At March 1, 1998, the authorized and outstanding shares of common stock as reflected in the accompanying combined financial statements relates to the common stock of Brands (see note 2(a)).

MEMBERS' DEFICIT

    Members' deficit consists of the controlling owner's capital contributions to Atlanta and Markets less operating losses allocated to the controlling owner. Such entities are Limited Liability Companies formed under various state Limited Liability Company Acts. The parties to the respective Limited Liability Company agreements are designated as members.

(9) LEASES

    The Company occupies retail, warehouse and office space under noncancelable operating leases with terms of three to twenty years. These leases generally contain renewal options for periods ranging from five to twenty years. Rent expense for operating leases aggregated $2,351,253 for the year ended March 1, 1998.

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        FOR THE YEAR ENDED MARCH 1, 1998

(9) LEASES (CONTINUED)
    Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year as of March 1, 1998 are:

1999........................................................  $ 2,703,449
2000........................................................    2,736,426
2001........................................................    2,758,857
2002........................................................    2,595,792
2003........................................................    2,610,422
Thereafter..................................................   14,209,020
                                                              -----------
Total minimum lease payments................................  $27,613,966
                                                              ===========

    Certain of the leases provide for escalations based on increases in property taxes and/or operating costs, and certain of the leases provide for contingent rentals based on sales volume over specified levels.

    The aggregate of the future minimum lease payments for certain leases are being recognized on a straight-line basis over the terms of the related lease. The difference between rent expense calculated on a straight-line accrual basis and rent paid is recorded as deferred rent.

    The Company is party to certain operating leases with a company controlled by the Company's majority stockholder. Rent paid pursuant to these lease agreements was $157,642 for the year ended March 1, 1998.

(10) INCOME TAXES

    Brands files a consolidated Federal income tax return with its subsidiaries.

    Significant components of the Company's deferred tax asset/(liability) as of March 1, 1998 are approximately as follows:

DEFERRED TAX ASSETS:
  Allowance for doubtful accounts...........................  $    8,000
  Inventories...............................................     170,000
  Deferred rent.............................................     660,000
  Deferred lease incentive..................................      71,000
  Related party interest expense............................     284,000
  Net operating loss carryforwards..........................   3,675,000
                                                              ----------
      Total gross deferred tax assets.......................   4,868,000
  Less valuation allowance..................................  (4,673,000)
                                                              ----------
      Net deferred tax assets...............................     195,000
                                                              ----------
DEFERRED TAX LIABILITIES:
  Property and equipment, principally due to differences in
    depreciation............................................    (195,000)
                                                              ----------
      Net deferred tax assets...............................  $        0
                                                              ==========

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        FOR THE YEAR ENDED MARCH 1, 1998

(10) INCOME TAXES (CONTINUED)
    Actual income tax expense (benefit) differs from the "expected" tax expense computed by applying the U.S. federal corporate tax rate of 35% to loss before income taxes as follows:

Computed expected tax benefit...............................  $(3,272,000)
Limited liability company loss allocated to owners..........    1,244,000
Change in valuation allowance...............................    1,068,000
Nondeductible goodwill amortization.........................      985,000
Other.......................................................      (25,000)
                                                              -----------
                                                              $         0
                                                              ===========

    At March 1, 1998, the Company has net operating loss carryforwards of approximately $10,500,000 that expire through February, 2013. Approximately $3,000,000 of the operating loss carryforwards may be subject to significant annual limitations in accordance with Section 382 of the Internal Revenue Code. For financial statement purposes, a valuation allowance has been provided to offset the net deferred tax assets due to the cumulative operating losses incurred during recent years. Such allowance increased by $1,068,000 during the year ended March 1, 1998.

    The valuation allowance will be adjusted when and if, in the opinion of management, significant positive evidence exists which indicates that it is more likely than not that the Company will be able to realize its deferred tax assets.

(11) RETIREMENT PLAN

    The Company has a defined contribution retirement plan that covers some of its employees who meet certain eligibility requirements. Contributions are made by the Company annually and are based on up to 1.5% of each employee's compensation depending on the employee's contribution. Pension expense for the year ended March 1, 1998 was $16,085.

(12) RELATED PARTY TRANSACTIONS

    The Company, as part of the normal course of business, purchases goods and services from related companies, which include companies owned by various members and shareholders. These transactions include terms which are comparable to those available with unrelated parties.

    Receivables from related parties consists of various expenses incurred by the Company on behalf of affiliates. The amounts receivable from related parties are unsecured and do not bear interest.

    Included in accrued expenses (long-term) are approximately $404,000 payable to a company controlled by the Company's majority stockholder. These amounts are for payroll expense of the Company which was paid by the related party.

    Payables to related parties represent advances made to the Company by members, stockholders and entities controlled by members and stockholders. These amounts are unsecured and do not bear interest. See Note 6 for information regarding notes payable to related parties, and Note 9 for related party leases.

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        FOR THE YEAR ENDED MARCH 1, 1998

(12) RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company incurred interest expense on notes payable to related parties of $1,209,466 for the year ended March 1, 1998.

(13) BUSINESS OPERATIONS AND SEGMENT INFORMATION

    The Company's business activities include operation of specialty markets and cafes (the "Retail" segment) and product sales via a web-site, catalogue operations and on a business-to-business basis (the "Internet/Direct" segment). Management has identified the segments based upon its internal financial reporting process and management organization structure.

    SEGMENT INFORMATION

Net revenues:
  Retail....................................................  $32,337,907
  Internet/Direct...........................................    2,383,323
                                                              -----------
                                                              $34,721,230
                                                              ===========
Depreciation and amortization:
  Retail....................................................  $   974,216
  Internet/Direct...........................................       19,959
                                                              -----------
                                                              $   994,175
                                                              ===========
Loss from operations:
  Retail....................................................  $   518,906
  Internet/Direct...........................................      752,705
                                                              -----------
                                                              $ 1,271,611
                                                              ===========
Capital expenditures:
  Retail....................................................  $ 6,680,052
  Internet/Direct...........................................            0
                                                              -----------
                                                              $ 6,680,052
                                                              ===========
Identifiable assets:
  Retail....................................................  $11,518,323
  Internet/Direct...........................................    1,017,011
                                                              -----------
                                                              $12,535,334
                                                              ===========

    Loss from operations as reflected in the above segment information has been determined differently than loss from operations in the accompanying combined statement of operations as follows:

    INTERCOMPANY SALES

        Intercompany sales between segments have not been eliminated in the segment information. Intercompany sales within segments have been eliminated in the segment information.

                   DEAN & DELUCA BRANDS, INC. AND AFFILIATES

                        FOR THE YEAR ENDED MARCH 1, 1998

(13) BUSINESS OPERATIONS AND SEGMENT INFORMATION (CONTINUED)
    INTERCOMPANY EXPENSE ALLOCATIONS

        General and administrative expenses incurred at the corporate level have not been allocated to the segments for purposes of determining segment loss from operations.

        A reconciliation of the segment information to the amounts reported in the combined financial statements is presented below:

Net revenues per above segment information..................  $34,721,230
Intercompany elimination....................................     (313,036)
                                                              -----------
  Net revenues per combined statement of operations.........  $34,408,194
                                                              ===========
Depreciation and amortization per above segment
  information...............................................  $   994,175
Corporate depreciation and amortization.....................    2,886,005
                                                              -----------
  Depreciation and amortization per combined statement of
    cash flows..............................................  $ 3,880,180
                                                              ===========
Loss from operations per above segment information..........  $ 1,271,611
Corporate general and administrative expenses...............    3,681,126
Corporate depreciation and amortization.....................    2,886,005
Intercompany elimination....................................       61,802
                                                              -----------
  Loss from operations per combined statement of
    operations..............................................  $ 7,900,544
                                                              ===========
Capital expenditures per above segment information..........  $ 6,680,052
Corporate capital expenditures..............................       30,124
                                                              -----------
  Capital expenditures per combined statement of cash
    flows...................................................  $ 6,710,176
                                                              ===========
Identifiable assets per above segment information...........  $12,535,334
Corporate assets............................................    5,146,409
                                                              -----------
  Assets per combined balance sheet.........................  $17,681,743
                                                              ===========

                      DEAN & DELUCA, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

               FOR THE ELEVEN-MONTH PERIOD ENDED JANUARY 30, 2000

    The following pro forma consolidated statement of operations presents the results of operations of the Company as if the acquisition of minority interests in Brands, Atlanta, Markets and Cafes and conversion of indebtedness to equity owners of such entities to equity in connection with the Reorganization had occurred as of March 1, 1999. The acquisition of such minority interests has been accounted for by the purchase method of accounting. The pro forma financial information should be read in conjunction with the related historical financial information of the Company included elsewhere herein. The unaudited pro forma consolidated statement of operations does not purport to represent what the Company's results of operations would actually have been had the transactions in fact occurred on the aforementioned date, or to project the Company's results of operations for any future periods. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. These adjustments are directly attributable to the transactions and are expected to have a continuing impact on the results of operations of the Company.

                                                  HISTORICAL          ADJUSTMENTS          PRO FORMA
                                                  -----------       ---------------       ------------
Net revenues...............................       $59,616,411       $            --       $ 59,616,411
Cost of sales..............................        34,153,092                    --         34,153,092
                                                  -----------       ---------------       ------------
    Gross margin...........................        25,463,319                    --         25,463,319
                                                  -----------                             ------------
Operating expenses:
  Advertising..............................         7,181,301                    --          7,181,301
  Sales and other operating................        22,529,882                    --         22,529,882
  General and administrative expenses......         5,661,242                    --          5,661,242
  Amortization of intangible assets........           389,407          (1)1,471,788          1,861,195
                                                  -----------       ---------------       ------------
    Total operating expenses...............        35,761,832             1,471,788         37,233,620
                                                  -----------       ---------------       ------------
    Loss from operations...................       (10,298,513)           (1,471,788)       (11,770,301)
Interest expense...........................         2,118,966         (2)(1,962,690)           156,276
Other expense (income).....................          (172,068)                   --           (172,068)
                                                  -----------       ---------------       ------------
    Loss before minority interest and
      income taxes.........................       (12,245,411)              490,902        (11,754,509)
Minority interest..........................         3,252,778         (3)(3,252,778)                --
                                                  -----------       ---------------       ------------
    Loss before income taxes...............        (8,992,633)           (2,761,876)       (11,754,509)
Income tax expense (benefit)...............                --                    --                 --
                                                  -----------       ---------------       ------------
    Net loss...............................       $(8,992,633)      $    (2,761,876)      $(11,754,509)
                                                  ===========       ===============       ============
Pro forma basic and diluted net loss per
  share....................................       $     (1.73)                            $      (1.11)
                                                  ===========                             ============
Pro forma weighted-average common shares
  outstanding..............................         5,195,147                               10,624,627
                                                  ===========                             ============

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

NOTE A

    The acquisition of the minority interests in Brands, Atlanta, Markets and Cafes and conversion to equity of indebtedness to equity owners of such entities arising from the Reorganization was consummated on November 30, 1999.

    Pro forma adjustments are as follows:

    1. To reflect the amortization of goodwill over three years using the straight-line method.

    2. To eliminate interest expense applicable to indebtedness to equity owners of such entities which was converted to equity in connection with the Reorganization.

    3. To eliminate losses allocable to minority interests acquired in connection with the Reorganization.

NOTE B

    Pro forma weighted-average common shares outstanding are based on the assumption that shares issued in the Reorganization have been outstanding for the eleven-month period except those shares issued as a result of conversion of the convertible notes payable to the controlling owner for notes issued during the eleven-month period ended January 30, 2000 which were assumed to have been converted to common stock as of the respective dates of issuance of such convertible notes payable.

--------------------------------------------------------------------------------
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                                     [LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following are the estimated expenses, other than underwriting discounts and commissions, to be borne by the registrant in connection with the issuance and distribution of the Common Stock being offered.

ITEM                                                           AMOUNT
----                                                          --------
Securities and Exchange Commission registration fee.........  $18,216
NASDAQ National Market listing fee*.........................
NASD filing fee*............................................    7,400
Blue sky fees and expense*..................................
Printing and engraving expenses*............................
Legal fees and expenses*....................................
Accounting fees and expenses*...............................
Transfer agent and registrar fee*...........................
Miscellaneous*..............................................
                                                              -------
    Total*..................................................
                                                              =======

------------------------

*   To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

    As permitted by the General Corporation Law, the second restated certificate of incorporation of the registrant includes a provision that eliminates the personal liability of its directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

    As permitted by the General Corporation Law, the bylaws of the registrant provide that (i) the registrant must indemnify its directors and officers to the fullest extent permitted by the General Corporation Law, subject to limited exceptions, (ii) the registrant may indemnify its other employees and agents as set forth in the General Corporation Law, (iii) the registrant must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law, subject to limited exceptions, and (iv) the rights conferred in the bylaws are not exclusive. The indemnification provisions inn the certificate of incorporation and bylaws of the registrant may be sufficiently broad to permit indemnification of the directors and executive officers of the registrant for liabilities arising under the Securities Act of 1933.

    There is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

    Reference is also made to section   of the form of underwriting agreement,
which provides for the indemnification of officers, directors and controlling persons of the registrant against certain liabilities.

    With the approval of its board of directors, the registrant expects to obtain director and officer liability insurance.

    Reference is made to exhibits 3.2 and 3.4 to this registration statement regarding relevant indemnification provisions described above and elsewhere herein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since the registrant's inception in July 1999, the registrant has issued and sold the following unregistered securities:

    1. On November 30, 1999, pursuant to an exchange agreement, all of the stockholders of Dean & DeLuca Brands, Inc. and all of the members of Dean & DeLuca Atlanta, LLC, D & D Cafes of NC, LLC and Dean & DeLuca Markets, LLC exchanged all of their securities of those entities for shares of the registrant's common stock, or options or warrants to purchase shares of common stock. In connection with the reorganization, the registrant issued the following unregistered securities in reliance on Section 4(2) of the Securities Act of 1933:

       a. COMMON STOCK. The registrant issued an aggregate of 11,107,031 shares of its common stock to Leslie G. Rudd, Dane J. Neller, Giorgio
           G. DeLuca, Joel B. Dean, Patrick A. Roney, Matthew P. Wogan, Dennis
           L. Thompson, Sharon K. Thompson, Wade S. McClure, Thomas W. Shannon, Timothy Cushman and Ramey G. Millett.

       b. OPTIONS. The registrant issued options to purchase an aggregate of 200,028 shares of its common stock to Giorgio G. DeLuca and Joel B. Dean. The aggregate exercise price for the shares subject to the option is $125,849.62.

       c. NON-QUALIFIED OPTION. The registrant issued a non-qualified option under the registrant's 1999 stock option plan to purchase 127,718 shares of its common stock to Dane J. Neller. The aggregate purchase price for the shares subject to the option is $374,995.37.

       d. WARRANTS. The registrant issued warrants to purchase an aggregate of 1,377,223 shares of its common stock to Leslie G. Rudd, the Samantha Lauren Rudd Gift Trust and Dane J. Neller. The aggregate purchase price of the shares subject to the warrants is $4,043,692.

    2. On November 30, 1999 and December 31, 1999, pursuant to a stock purchase agreement, the registrant issued an aggregate of 3,669,760 shares of its series A convertible preferred stock to Hummer Winblad Venture Partners IV, L.P. for an aggregate purchase price of $19,999,825.02. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder.

    3. On March 1, 2000, the registrant issued to Mr. Neller 63,859 shares of its common stock for an aggregate exercise price of $187,497.69 in connection with the partial exercise by Mr. Neller of the vested portion of his option. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder.

    4. From December 1999 to May 2000, the registrant granted and issued options to purchase an aggregate of 896,000 shares of its common stock pursuant to the registrant's 1999 stock option plan. The recipients were Messrs. Richards, Mileusnic, Gray, De Silva, Grosso, Duncan, Bodell and Bartlett and Mr. Matthew Pfannenstiel. The aggregate exercise price for the shares subject to the options is $3,745,280. The issuances to Messrs. Richards, Mileusnic and Gray were made in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933, and the issuances to Messrs. De Silva,

Grosso, Duncan, Bodell, Bartlett and Pfannenstiel were made in reliance on Rule 701 under the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
         1.1            Form of Underwriting Agreement*

         3.1            Restated Certificate of Incorporation of the registrant

         3.2 Second Restated Certificate of Incorporation of the registrant*

         3.3            By-laws of the registrant

         3.4            Restated By-laws of the registrant*

         4.1            Specimen Common Stock certificate*

         4.2            See exhibit 3.2 for the provisions of the Second Restated
                        Certificate of Incorporation that governs the rights of holders of the securities being registered

         5.1            Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP*

        10.1 Employment Agreement dated as of December 30, 1999 by and between the registrant and John B. Richards

        10.2 Employment Letter dated as of June 8, 1998 by and between the registrant and Duminda M. De Silva

        10.3 Employment Letter dated as of December 30, 1998 by and between the registrant and Emil Grosso

        10.4            Employment Letter dated as of April 20, 1999 by and between the registrant and Brian E. Bodell

        10.5 Employment Letter dated as of September 23, 1999 by and between the registrant and James E. Bartlett

        10.6 Employment Letter dated as of February 23, 2000 by and between the registrant and Curtis L. Gray

        10.7            Employment Letter dated as of March 14, 2000 by and between the registrant and George E. Mileusnic

        10.8            Right of First Refusal and Co-Sale Agreement dated as of
                        November 30, 1999 by and among the registrant, Hummer
                        Winblad Partners IV, L.P. and certain of the registrant stockholders

        10.9            Investors' Rights Agreement dated as of November 30, 1999 by and between the registrant and Hummer Winblad Partners IV,
                        L.P.

        10.10           Warrant dated November 30, 1999 issued to Leslie G. Rudd

        10.11           Warrant dated November 30, 1999 issued to Dane J. Neller

        10.12           Warrant dated November 30, 1999 issued to the Samantha
                        Lauren Rudd Gift Trust

        10.13           1999 Stock Option Plan of the registrant

        10.14 2000 Non-Employee Directors' Stock Option Plan of the registrant*

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        10.15           Lease Agreement dated as of January 29, 1988 by and between
                        560 Associates and Dean & DeLuca Incorporated*

        10.16 Amendment of Lease dated as of November 2, 1992 by and between 560 Associates and Dean & DeLuca New York, Inc.*

        10.17           Second Amendment of Lease dated as of April 24, 1998 by and between 560 Associates and Dean & DeLuca New York, Inc.*

        10.18           Lease Agreement dated as of September 1, 1997 by and between
                        Leslie G. Rudd and Dean & DeLuca Brands, Inc.

        10.19           Retail Lease dated as of March 18, 1999 by and between R & R
                        Land, LLC and Dean & DeLuca Markets, LLC

        10.20 Office Lease Agreement dated as of July 1, 1999 by and between R & R Land, LLC and Dean & DeLuca Brands, Inc.

        10.21           Warehouse Lease dated as of July 1, 1999 by and between R &
                        R Land, LLC and Dean & DeLuca Markets, LLC

        10.22           Equipment Lease Agreement No. 100 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        10.23           Equipment Lease Agreement No. 101 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        10.24           Equipment Lease Agreement No. 102 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        10.25           Equipment Lease Agreement No. 103 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        10.26           Equipment Lease Agreement No. 104 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        10.27           Equipment Lease Agreement No. 105 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        10.28           Equipment Lease Agreement No. 106 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        16.1            Letter consent dated May 9, 2000 from Grassi & Co. regarding change in certifying accountants

        21.1            List of subsidiaries of the registrant

        23.1            Consent and Report on Schedule of KPMG LLP, Independent
                        Auditors

        23.2            Consent of Grassi & Co., Independent Auditors

        23.3            Consent of Lionel W. Greer, Director Nominee

        23.4            Consent of John L. Sharpe, Director Nominee

        23.5            Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP
                        (included in Exhibit 5.1)*

        27.1            Financial Data Schedule*

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS.

    The registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then registrant will (unless in the opinion of its counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon rule 430A under the Securities Act of 1933 and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), 424(b)(4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New
York on May   , 2000.

                                                       DEAN & DELUCA, INC.

                                                       BY:              /S/ DANE J. NELLER
                                                            -----------------------------------------
                                                                          Dane J. Neller
                                                                     CHIEF EXECUTIVE OFFICER

    KNOWN TO ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Dane J. Neller and/or John B. Richards and any of them his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                      NAME                         TITLE                  DATE
----------------------------------  -------------------   ---------------------------------  --------
                                                                                             May 8,
        /s/ LESLIE G. RUDD          Leslie G. Rudd        Chairman and Director                2000

                                                          Chief Executive Officer and
                                                            Director                         May 9,
        /s/ DANE J. NELLER          Dane J. Neller        (principal executive officer)        2000

                                                                                             May 8,
       /s/ JOHN B. RICHARDS         John B. Richards      President and Director               2000

                                                          Executive Vice President and
                                                            Chief                            May 9,
                                                          Financial Officer (principal         2000
     /s/ GEORGE E. MILEUSNIC        George E. Mileusnic   financial and accounting officer)

                                                          Senior Vice President--Marketing   May 9,
       /s/ PATRICK A. RONEY         Patrick A. Roney        and Director                       2000

                                    Ann L. Winblad        Director                            , 2000

                                                                                             May 9,
         /s/ JOEL B. DEAN           Joel B. Dean          Director                             2000

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
          1.1           Form of Underwriting Agreement*

          3.1           Restated Certificate of Incorporation of the registrant

          3.2 Second Restated Certificate of Incorporation of the registrant*

          3.3           By-laws of the registrant

          3.4           Restated By-laws of the registrant*

          4.1           Specimen Common Stock certificate*

          4.2           See exhibit 3.2 for the provisions of the Second Restated
                        Certificate of Incorporation that governs the rights of holders of the securities being registered

          5.1           Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP*

         10.1 Employment Agreement dated as of December 30, 1999 by and between the registrant and John B. Richards

         10.2 Employment Letter dated as of June 8, 1998 by and between the registrant and Duminda M. De Silva

         10.3 Employment Letter dated as of December 30, 1998 by and between the registrant and Emil Grosso

         10.4           Employment Letter dated as of April 20, 1999 by and between the registrant and Brian E. Bodell

         10.5 Employment Letter dated as of September 23, 1999 by and between the registrant and James E. Bartlett

         10.6 Employment Letter dated as of February 23, 2000 by and between the registrant and Curtis L. Gray

         10.7           Employment Letter dated as of March 14, 2000 by and between the registrant and George E. Mileusnic

         10.8           Right of First Refusal and Co-Sale Agreement dated as of
                        November 30, 1999 by and among the registrant, Hummer
                        Winblad Partners IV, L.P. and certain of the registrant stockholders

         10.9           Investors' Rights Agreement dated as of November 30, 1999 by and between the registrant and Hummer Winblad Partners IV,
                        L.P.

        10.10           Warrant dated November 30, 1999 issued to Leslie G. Rudd

        10.11           Warrant dated November 30, 1999 issued to Dane J. Neller

        10.12           Warrant dated November 30, 1999 issued to the Samantha
                        Lauren Rudd Gift Trust

        10.13           1999 Stock Option Plan of the registrant

        10.14 2000 Non-Employee Directors' Stock Option Plan of the registrant*

        10.15           Lease Agreement dated as of January 29, 1988 by and between
                        560 Associates and Dean & DeLuca Incorporated*

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        10.16           Amendment of Lease dated as of November 2, 1992 by and
                        between 560 Associates and Dean & DeLuca New York, Inc.*

        10.17           Second Amendment of Lease dated as of April 24, 1998 by and between 560 Associates and Dean & DeLuca New York, Inc.*

        10.18           Lease Agreement dated as of September 1, 1997 by and between
                        Leslie G. Rudd and Dean & DeLuca Brands, Inc.

        10.19           Retail Lease dated as of March 18, 1999 by and between R & R
                        Land, LLC and Dean & DeLuca Markets, LLC

        10.20 Office Lease Agreement dated as of July 1, 1999 by and between R & R Land, LLC and Dean & DeLuca Brands, Inc.

        10.21           Warehouse Lease dated as of July 1, 1999 by and between R &
                        R Land, LLC and Dean & DeLuca Markets, LLC

        10.22           Equipment Lease Agreement No. 100 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        10.23           Equipment Lease Agreement No. 101 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        10.24           Equipment Lease Agreement No. 102 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        10.25           Equipment Lease Agreement No. 103 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        10.26           Equipment Lease Agreement No. 104 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        10.27           Equipment Lease Agreement No. 105 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

        10.28           Equipment Lease Agreement No. 106 dated as of September 1,
                        1997 by and between Leslie G. Rudd and Dean & DeLuca Brands,
                        Inc.

         16.1           Letter consent dated May 9, 2000 from Grassi & Co. regarding change in certifying accountants

         21.1           List of subsidiaries of the registrant

         23.1           Consent and Report of Schedules of KPMG LLP, Independent
                        Auditors

         23.2           Consent of Grassi & Co., Independent Auditors

         23.3           Consent of Lionel W. Greer, Director Nominee

         23.4           Consent of John L. Sharpe, Director Nominee

         23.5           Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP
                        (included in Exhibit 5.1)*

         27.1           Financial Data Schedule*

------------------------

*   To be filed by amendment.